Exhibit 99.1

KNIGHT CAPITAL GROUP, INC.

FORM 10-K SELECTED FINANCIAL INFORMATION

For the Year Ended December 31, 2012

EXPLANATORY NOTE

Knight Capital Group, Inc. (the “Company”) is filing selected financial information to recast the presentation of its Consolidated Financial Statements that were initially filed with the Securities and Exchange Commission (“SEC”) on March 1, 2013 in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) to reflect the following:

■	The announcement by the Company, during the first quarter of 2013, that it was discontinuing its correspondent clearing business. As a result, this business was classified as discontinued operations and the results of its operations have been classified as discontinued operations on the Consolidated Statements of Operations for all the periods presented included in our Form 10-Q for the quarter ended March 31, 2013 as filed on May 9, 2013, as subsequently amended in our Form 10-Q/A as filed on May 10, 2013 (the “First Quarter 10-Q”).

■	During the first quarter of 2013, the Company agreed to sell its institutional fixed income sales and trading business, which operates in the United States and in the United Kingdom, to Stifel, Nicolaus & Company, Inc. As a result, this business is considered to be held for sale and its results of operations, cash flows and disclosures have been reported as discontinued operations for all periods presented included in the First Quarter 10-Q.

In addition, the recasting of the Form 10-K reflects:

■	Effective January 1, 2013, the Company changed its operating segments. To better reflect the Company’s client offering, changes in senior management, the combination of the institutional equities sales teams and how the businesses are managed, the Company changed its operating segments from (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services, and (iv) Corporate and Other to (i) Market Making, (ii) Global Execution Services and (iii) Corporate and Other.

The SEC requires a registrant to include or incorporate by reference in a registration statement filed with the SEC under the Securities Act of 1933 (the “Securities Act”), recasted information for previously issued financial statements whenever a component of the registrant is reflected as discontinued operations or changes in operating segments are reflected in the financial statements for subsequent periods. Accordingly, we are revising and including in this Form 8-K the following portions of the Form 10-K: Business (Item 1), Selected Financial Data (Item 6), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), Quantitative and Qualitative Disclosures About Market Risk (Item 7A), Financial Statements and Supplementary Data (Item 8) and Exhibits and Financial Statement Schedules (Item 15) in order to allow us to incorporate the updated information by reference in future registration statements or post-effective amendments to existing registration statements.

In order to preserve the nature and character of the disclosures set forth in the Form 10-K, the items included in this Form 8-K have been updated solely for matters relating specifically to the reclassification of the correspondent clearing and institutional fixed income sales and trading business as discontinued operations and the change in operating segments as described above. No attempt has been made in this Form 8-K, and it should not be read, to modify or update other disclosures as presented in the Form 10-K to reflect events or occurrences after the date of the filing of the Form 10-K, on March 1, 2013. Therefore, this Form 8-K should be read in conjunction with the Form 10-K, and the Company’s filings made with the SEC subsequent to the filing of the Form 10-K, including the First Quarter 10-Q. References in the attached exhibits to the Form 10-K or parts thereof refer to the Form 10-K for the year ended December 31, 2012, except to the extent portions of such Form 10-K have been recast in this Form 8-K, in which case, they refer to the applicable recast portion in this Form 8-K.

FORWARD LOOKING STATEMENTS

Certain statements contained in this Annual Report on Form 10-K, including without limitation, those under “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 (“MD&A”), and “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A, the documents incorporated by reference herein and statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar meaning, may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about Knight Capital Group, Inc.’s (the “Company” or “Knight”) industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the pending strategic business combination of Knight and GETCO Holding Company, LLC (“GETCO”) (the “Merger”); (ii) the August 1, 2012 technology issue that resulted in the Company’s broker-dealer subsidiary, Knight Capital Americas LLC, sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to the Company’s capital structure and business as well as actions taken in response thereto and consequences thereof; (iii) the sale of the Company’s institutional fixed income sales and trading business; (iv) the Company’s ability to recover all or a portion of the damages that are attributable to the manner in which NASDAQ OMX handled the Facebook IPO; (v) changes in market structure, legislative, regulatory or financial reporting rules; (vi) past or future changes to its organizational structure and management; and (vii) the costs, integration, performance and operation of businesses previously acquired or developed organically, or that may be acquired or developed organically in the future. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (“SEC”), including those detailed under “Certain Factors Affecting Results of Operations” in MD&A and in “Risk Factors” in Part I, Item 1A herein, and in other reports or documents the Company or the new Knight/GETCO holding company (KCG Holdings, Inc.) files with, or furnishes to, the SEC from time to time. This information should be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in this Form 10-K, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

In addition to factors previously disclosed in the Company’s reports filed with the SEC and those identified elsewhere in this Annual Report on Form 10-K, the following factors related to the Merger, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Knight and GETCO stockholders, on the expected terms and schedule; delay in closing the Merger; difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and revenue opportunities; business disruption following the Merger; the inability to sustain revenue and earnings growth; and customer and client actions.

PART I

Item 1.	Business

Overview

Knight Capital Group, Inc., a Delaware corporation (collectively with its subsidiaries, “Knight” or the “Company”), is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including buy- and sell-side firms and corporations.

The Company was organized in January 2000 as the successor to the business of Knight/Trimark Group, Inc. (the “Predecessor”). The Predecessor was organized in April 1998 as the successor to the business of Roundtable Partners, LLC, which was formed in March 1995. In May 2000, the Company changed its name from Knight/Trimark Group, Inc. to Knight Trading Group, Inc., and in May 2005 the Company further changed its name to Knight Capital Group, Inc. Our corporate headquarters are located at 545 Washington Boulevard, Jersey City, New Jersey 07310. Our telephone number is (201) 222-9400.

Financial information concerning our business segments for each of 2012, 2011 and 2010, respectively, is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 (“MD&A”) and in the Consolidated Financial Statements and Notes thereto located in Part II, Item 8 entitled “Financial Statements and Supplementary Data.”

Available Information

Our Internet address is www.knight.com. We make available free of charge, on or through the “Investor Relations” section of our corporate website under “SEC Filings”, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 filed on behalf of directors and executive officers, and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, and proxy statements as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Also posted on our corporate website is our Code of Business Conduct and Ethics (the “Code”) governing our directors, officers and employees. Within the time period required by the SEC, we will post on our corporate website any amendments and waivers to such Code applicable to our executive officers and directors, as defined in the Code.

Our Board of Directors (the “Board”) has standing Finance and Audit, Risk, Compensation and Nominating and Corporate Governance committees. Each of these Board committees has a written charter approved by the Board. Our Board has also adopted a set of Corporate Governance Guidelines. Each committee charter, along with the Corporate Governance Guidelines, is posted on the Company’s website. None of the information on our corporate website is incorporated by reference into this report.

All of the above materials are also available in print, without charge, to any person who requests them by writing or telephoning:

Knight Capital Group, Inc.

Communications, Marketing and Investor Relations

545 Washington Boulevard, 3rd Floor

Jersey City, NJ 07310

(201) 222-9400

Unless otherwise indicated, references to the “Company,” “Knight,” “We,” “Us,” or “Our” shall mean Knight Capital Group, Inc. and its subsidiaries.

Operating Segments

In the first quarter of 2013, Knight changed its operating segments from (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other to (i) Market Making, (ii) Global Execution Services and (iii) Corporate and Other. This change was made to better reflect the Company’s client offering, changes in senior management, the combination of the institutional equities sales teams and how the businesses are managed. Our operating segments comprise the following:

■	Market Making—Our Market Making segment principally consists of market making in global equities and listed domestic options. As a market maker, we commit capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. Our Market Making segment primarily includes client, and to a lesser extent, non-client electronic market making activities in which we operate as a market maker in equity securities quoted and traded on the Nasdaq Stock Market, the over-the-counter (“OTC”) market for New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”), NYSE Arca listed securities, and several European exchanges. As a complement to electronic market making, our cash trading business handles specialized orders and also transacts on the OTC Bulletin Board, marketplaces operated by the OTC Markets Group Inc. and the Alternative Investment Market (“AIM”) of the London Stock Exchange. We provide trade executions as an equities Designated Market Maker (“DMM”) on the NYSE and NYSE Amex. Market Making also includes our option market making business which trades on substantially all domestic electronic exchanges.

■	Global Execution Services—The Global Execution Services segment offers access via its electronic agency-based platforms to markets and self-directed trading in equities, options, fixed income, foreign exchange and futures. In contrast to the Market Making segment, the Global Execution Services segment generally does not act as a principal to transactions that are executed within this segment, however it will commit capital on behalf of its clients as needed, and generally earns commissions for acting as agent between the principals to the trade. Global Execution Services includes equity (including exchange traded funds (“ETFs”)) sales and trading, reverse mortgage origination and securitization and asset management. This segment also facilitates client orders through program, block, and riskless principal trades and provides capital markets services, including equity offerings as well as private placements. The Global Execution Services segment also includes the futures commission merchant (“FCM”) business, which comprises certain assets and liabilities that the Company acquired or assumed from the futures division of Penson Financial Services, Inc. on June 1, 2012. This business primarily provides futures execution and clearing services to facilitate transactions among brokers, institutions and non-clearing FCMs on major U.S. and European futures and options exchanges for clients.

■	Corporate and Other—The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support the Company’s other segments such as self-clearing services, including securities lending activities.

The following table sets forth: (i) Revenues, (ii) Expenses and (iii) Pre-tax earnings (loss) from continuing operations of our segments on a consolidated basis (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Market Making
Revenues	$60,940	$704,471	$549,128
Expenses	429,417	448,391	339,260

Pre-tax (loss) earnings	(368,477)	256,080	209,868

Global Execution Services
Revenues	495,331	524,617	413,525
Expenses	465,851	491,743	369,241

Pre-tax earnings	29,480	32,874	44,284

Corporate and Other
Revenues	33,980	19,079	2,728
Expenses	107,873	93,207	80,167

Pre-tax loss	(73,893)	(74,128)	(77,439)

Consolidated
Revenues	590,251	1,248,167	965,381
Expenses	1,003,141	1,033,341	788,668

Pre-tax (loss) earnings	$(412,890)	$214,826	$176,713

Totals	may not add due to rounding.

Market Making Segment

Business Segment Overview

We make markets primarily in global equities and listed domestic options. As a market maker, we commit capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. Our Market Making segment primarily includes client, and to a lesser extent, non-client electronic market making activities in which we operate as a market maker in equity securities quoted and traded on the Nasdaq Stock Market, OTC market for NYSE NYSE Amex, NYSE Arca listed securities and several European exchanges. We are connected to a large number of external market centers including exchanges, electronic communication networks (“ECN”), alternative trading systems (“ATS”), dark liquidity pools, alternative display facilities (“ADF”), multilateral trading facilities (“MTF”) and other broker-dealers.

The majority of our revenue from this segment is derived from electronic market making in global equities and listed domestic options. Generally, market makers display the prices at which they are willing to bid, meaning buy, or offer, meaning sell, securities and adjust their bid and offer prices in response to the forces of supply and demand for each security. As a complement to electronic market making, our cash trading business handles specialized orders and also transacts on the OTC Bulletin Board, marketplaces operated by the OTC Markets Group Inc., and the AIM of the London Stock Exchange. We also provide trade executions as an equities DMM on the NYSE and NYSE Amex. Market Making includes our option market making business which trades on substantially all domestic electronic exchanges.

We conduct the vast majority of our market making activity as principal through the use of automated quantitative models. When acting as principal, we commit our own capital and derive revenues from the difference between the amount paid when securities are bought and the amount received when the securities are sold. Another component of our trading strategy employs the use of non-client principal trading models which interact with street flow. These non-client principal models leverage our sophisticated trading technology and infrastructure to buy and sell equities and other financial instruments at a high rate of speed and for very short holding periods and are generally designed to benefit from pricing and arbitrage opportunities within the marketplace.

We have developed an electronic options market-maker and currently operate on eleven electronic exchanges and make markets in more than 1,000 options names.

Clients and Products

Clients

Within Market Making, we offer products and services via electronic and voice access points primarily to global, national, regional and on-line broker-dealers, and traditional investment banks in North America and Europe. We provide these clients with deep liquidity, high fulfillment rates and high-quality trade executions according to client-defined and regulatory measures.

In 2012, our Market Making segment did not have any client that accounted for more than 10% of our U.S. equity dollar value traded.

Products and Services

Market Making primarily includes client, and to a lesser extent, non-client electronic market making and cash trading activities in which we operate as a market maker in equity securities quoted and traded on the Nasdaq Stock Market, OTC market for NYSE, NYSE Amex and NYSE Arca listed securities, and several European exchanges. Our trading strategies also include ETFs, options, futures, fixed income and foreign exchange. Our objective is to differentiate ourselves from competitors by providing high quality and competitive trade execution services combined with superior client service. Over the past several years we have worked to expand our products and services. We continually modify and enhance our quantitative models so that we remain competitive.

We seek to provide sell-side clients with high quality and competitive trade executions that enable them to satisfy their fiduciary obligations to their customers to seek to obtain the best execution reasonably available in the marketplace. Most of our equity order flow is executed as principal and handled electronically using sophisticated algorithms to optimize the execution of client order flow.

Global Execution Services Segment

Business Segment Overview

Global Execution Services includes our agency-based execution services model, which includes both high-touch and low-touch offerings as well as access to our agency-based liquidity providers of foreign currency and fixed income products. The segment includes global equity and ETF sales and trading; reverse mortgage origination and securitization; capital markets; asset management activities and our FCM business which provides futures execution and clearing services to facilitate transactions among brokers, institutions and non-clearing FCMs on major U.S. and European futures and options exchanges.

In contrast to Market Making, we generally do not act as a principal in the transactions that are executed within this segment; however, we will commit capital on behalf of clients, when needed, and generally earn commissions for acting as agent between the parties to the trade. The Global Execution Services segment includes both our electronic agency-based platforms and our full-service execution business where we execute and facilitate equity and ETF transactions as agent on behalf of institutional clients and facilitate client orders through program, block, and riskless principal trades. As a result of our combined offering of traditional sales and trading with our electronic agency-based platform, we are able to attract a significant base of clients with diverse investment styles and strategies.

Our approach to sales and trading combines deep liquidity and capital facilitation, when needed, to deliver high quality trade executions consistent with client-defined measures. We feature traditional sales and trading which allows buy-side clients to interact with the market based on their specific needs and preferences.

Through our Knight Direct® platform, we provide a comprehensive, customizable execution management system that provides clients with the ability to execute trades across asset classes through a wide array of global destinations. The business offers direct market access trading through the use of EdgeTrade algorithms or via internal crossing through our Knight Match® product.

Through our Knight Hotspot FX platform, we provide electronic foreign exchange trading solutions to buy-side and sell-side firms through a foreign exchange ECN that provides clients with access to live, executable prices for 60 currency pairs as well as spot gold and silver streamed by market maker banks and other clients. The Knight Hotspot FX platform offers clients several access options including direct high-speed connectivity and a front-end application.

Through our Knight BondPoint® platform, we provide electronic fixed income trading solutions to sell-side firms. Knight BondPoint operates a fixed income ECN that serves as an electronic inter-dealer system and allows clients to access live and executable offerings for retail-sized orders. Knight BondPoint also provides a front-end application for brokers and advisors as well as a trading application for traders.

Through Knight Futures we provide execution and clearing services on major U.S. and European futures and options exchanges for clients.

Through Urban Financial Group, Inc. (“Urban”), we act as an originator of home equity conversion mortgages (“HECMs”), commonly referred to as reverse mortgages, insured by the Federal Housing Administration (“FHA”). Urban also securitizes these loans into HECM Mortgage Backed Securities (“HMBS”), which are sold through to third parties.

The majority of our revenues from this segment are commissions derived from full service execution transactions with institutional clients on an agency basis, commission-equivalents on riskless principal transactions and commissions from our electronic agency-based platforms. Over the past several years we have built up this segment primarily through the focus of our client service and expansion of our client offerings.

Clients and Products

Clients

Within our Global Execution Services segment, we serve a broad range of buy-side and sell-side firms across several asset classes.

Within our global equities business, we offer products and provide services via various access points primarily to our buy-side clients including mutual funds, pension plans, plan sponsors, hedge funds, trusts and endowments across North America and Europe. We provide buy-side clients with deep liquidity, actionable market insights, anonymity and trade executions with minimal market impact.

Knight Direct’s execution management system offers buy- and sell-side clients in the U.S. and Europe direct market access via a broker-neutral trading platform to multiple liquidity destinations and asset classes.

Knight Hotspot FX’s buy-side clients include mutual funds, pension funds, hedge funds, banks and commodity trade advisors across North America, Europe and the Asia-Pacific region. Knight Hotspot FX provides buy-side clients with access to liquidity and fast anonymous trade executions.

Knight BondPoint’s sell-side clients include domestic broker-dealers, financial advisors and private wealth managers. Knight BondPoint provides sell-side clients with centralized liquidity, connectivity, price discovery and trading efficiencies.

Knight Future’s clients include hedge funds, professional and high frequency traders, individual investors and introducing brokers.

In 2012, our Global Execution Services segment did not have any client that accounted for more than 10% of our commissions earned.

Products and Services

We offer clients a broad range of products and services and voice access to the global markets including sales and trading for equities, ETFs and options and we also provide soft dollar and commission recapture programs as well as asset management activities. We provide buy-side clients with deep liquidity, actionable market insights, anonymity and trade executions with minimal market impact. We also publish research reports across several sectors in the Americas, United Kingdom and emerging markets evaluating corporate risk, interest rate risk and individual issuers. For our buy-side clients, we offer comprehensive trade execution services covering the depth and breadth of the market. We handle large complex trades, accessing liquidity from our order flow, as well as other sources. When liquidity is not naturally present in the equities market, we may offer capital facilitation to complete our clients’ trades.

The Knight Direct platform provides direct market access to U.S. and international equities, options, futures, foreign exchange and commodities, whether self-directed, through the use of EdgeTrade algorithms or via internal crossing through our Knight Match product.

Knight Hotspot FX provides electronic foreign exchange trading solutions to buy-side firms through a foreign exchange ECN that provides clients with access to live, executable prices for 60 currency pairs as well as spot gold and silver streamed by market maker banks and other clients. Knight Hotspot FX offers clients several access options including direct high-speed connectivity and a traditional front-end application.

Knight BondPoint provides electronic fixed income trading solutions to sell-side firms. Knight BondPoint operates a fixed income ECN that serves as an electronic inter-dealer system and allows clients to access live and executable retail-sized offerings in corporate bonds, municipals, government agency, treasuries and certificates of deposits. Knight BondPoint also provides a front-end application for brokers and advisors as well as a trading application for traders.

Our FCM comprises certain assets and liabilities which we acquired or assumed from the futures division of Penson Financial Services, Inc. on June 1, 2012. This business primarily provides clients in the U.S. and Europe with futures execution and clearing services to facilitate transactions among brokers, institutions and non-clearing FCMs on major U.S. and European futures and options exchanges.

Through Urban, we originate direct and brokered HECMs, commonly referred to as reverse mortgages, insured by the FHA. Each HECM loan is originated in accordance with the guidelines set forth by the FHA, as described in the FHA Handbook 4235.1 Rev-1, Home Equity Conversion Mortgages, as amended or modified by mortgagee letters issued from time to time by the FHA. In February 2011, Urban received Government National Mortgage Association (“GNMA”) issuance authority for the securitization of HECMs and began issuing HMBS in March 2011.

Through Astor Asset Management LLC, we provide asset management services primarily to retail investors employing a portfolio management approach to investing involving modeling economic data and utilizing low cost ETFs to capitalize on cyclical changes.

Corporate and Other Segment

Our Corporate and Other segment invests in strategic financial service-oriented opportunities; allocates, deploys and monitors all capital; and maintains all corporate overhead expenses and all other income and expenses that are not attributable to our other segments. The Corporate and Other segment houses functions that support our other segments, such as self-clearing services, including stock lending activities. We self-clear substantially all of our domestic and international equity, ETF and equity option order flow.

The Corporate and Other segment’s revenues include returns from strategic investments, interest income from treasury investments and stock borrow activity and other income. Operating expenses primarily consist of compensation for certain senior executives and other employees of the corporate holding company, stock loan interest related to the financing of our securities inventory, interest expense on our long-term debt, legal and other professional expenses related to corporate matters, directors’ fees, investor and public relations expenses and directors’ and officers’ insurance.

Competition

Our client offerings, including our trade execution services, compete primarily with similar products offered by domestic and international broker-dealers, exchanges, ATSs, crossing networks, ECNs and dark liquidity pools. We also compete with various market participants who utilize highly automated, electronic trading models. Another source of competition is broker-dealers who execute portions of their client flow through internal market-making desks rather than sending the client flow to third party execution destinations, such as Knight.

We compete primarily on the basis of our execution standards (including price, liquidity, speed and other client-defined measures), client relationships, client service, payments for order flow and technology. Over the past several years, regulatory changes, competition and the continued focus by regulators and investors on execution quality and overall transaction costs have resulted in a market environment characterized by narrowed spreads and reduced revenue capture. Consequently, maintaining profitability has become extremely difficult for many firms. In general, improvements in execution quality, such as faster execution speed and greater price improvement, have negatively impacted the ability to derive profitability from executing client order flow. For example, we have made, and continue to make, changes to our execution protocols and quantitative models, which have had, or could have, a significant impact on our profitability. To remain profitable, some competitors have limited or ceased activity in illiquid or marginally profitable securities or, conversely, have sought to execute a greater volume of trades at a lower cost by increasing the automation and efficiency of their operations.

Competition for order flow in the U.S. equity markets continues to be intense and is evolving rapidly as reflected in publicly disclosed execution metrics, i.e., SEC Rules 605 and 606. These rules, applicable to broker-dealers, add greater disclosure to execution quality and order-routing practices. Rule 605 requires market centers that trade national market system securities to make available to the public monthly electronic reports that include uniform statistical measures of execution quality on a security-by-security basis. Rule 606 requires broker-dealers that route equity and option orders on behalf of their customers to make publicly available quarterly reports that describe their order routing practices and disclose the venues to which customer orders are routed for execution. These statistics on execution quality vary by order sender based on their mix of business. This rule also requires the disclosure of payment for order flow arrangements and internalization practices. The intent of this rule is to encourage routing of order flow to destinations based primarily on the demonstrable quality of executions at those destinations, supported by the order entry firms’ fiduciary obligations to seek to obtain best execution for their customers’ orders.

Our Global Execution Services trading offering, including sales, trading, capital markets and independent research, competes with traditional investment banks and boutique firms. The independent research that we offer competes with large investment banks as well as independent research firms. Our research offering is intended to help our clients make informed decisions. Our Global Execution Services businesses also compete with other electronic trading platforms for orders from institutional firms and, to a lesser extent, with sales and trading teams at larger firms.

Urban’s competition includes mortgage origination and securitization units within large financial institutions, as well as independent mortgage originators. Over the last several years, the securitization market for reverse mortgages experienced increased price competition in the wholesale market as a result of strong demand.

We believe the trend toward increased competition and the growth of alternative trading venues will continue. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain greater market share by reducing prices. Competition for business with institutional clients is based on a variety of factors, including execution quality, research, soft dollar, commission sharing and recapture services, technology, market access (including direct market access and execution algorithms), client relationships, client service, cost, capital facilitation and reputation.

Discontinued Operations

During the first quarter of 2013, we announced that we were discontinuing our correspondent clearing business. As a result, this business has been classified as a discontinued operation and the results of its operations have been included in discontinued operations on the Consolidated Statements of Operations for all periods presented.

During the first quarter of 2013, we agreed to sell our fixed income sales and trading business including debt capital markets, which operates in the U.S. and in the U.K., to Stifel, Nicolaus & Company, Inc (“Stifel”). We expect to complete the transaction during the second quarter of 2013. As a result of our decision to sell this business, this business has been classified as held for sale and the results of its operations have been included in discontinued operations within the Consolidated Statements of Operations for all periods presented. The assets and liabilities associated with this business are recorded as Assets of business held for sale and Liabilities of business held for sale, respectively on the Consolidated Statements of Financial Condition.

Deephaven Capital Management LLC and its subsidiaries (collectively, “Deephaven”) was formerly the registered investment adviser to, and sponsor of, the Deephaven investment funds (the “Deephaven Funds”). During the first quarter of 2009, Deephaven completed the sale of substantially all of its assets to Stark & Roth, Inc. (together with its affiliates, “Stark”) with Stark agreeing to assume certain limited liabilities of Deephaven. At that time, Deephaven was replaced by Stark as the investment manager, managing member and general partner for the Deephaven Funds and the Company exited the Deephaven business. As a result of this sale, Deephaven was classified as a discontinued operation.

2012 Events

In the second quarter of 2012, we recorded pre-tax trading losses of $35.4 million related to the Facebook IPO. On August 1, 2012 Nasdaq’s proposed voluntary accommodation program (the “Accommodation Program”) was published in the Federal Register by the SEC. The Accommodation Program creates a fund for voluntary accommodations for qualifying Nasdaq members disadvantaged by problems that arose during the Facebook IPO. Under the Accommodation Program as proposed by Nasdaq, we could recover a portion of our pre-tax trading losses. The Accommodation Program, however, remains subject to SEC approval, and there can be no assurance that it will be approved by the SEC or that the terms will not change from those proposed. As previously disclosed, there are no assurances that we will be able to recover all or a portion of our pre-tax trading losses relating to the Facebook IPO.

On August 1, 2012, we experienced a technology issue at the opening of trading at the NYSE. This issue was related to the installation of trading software and resulted in our broker dealer subsidiary, Knight Capital Americas LLC (“KCA”), sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market. Although this software was subsequently removed from our systems, it resulted in trading losses and subsequent related legal and professional costs of $468.1 million (the “August 1, 2012 Loss”). These events were deemed a triggering event requiring us to assess the carrying amount and recoverability of our goodwill and intangible assets. As a result of this assessment, we recorded a non-cash impairment charge of $143.0 million, representing $126.4 million of goodwill related to our Libertas and Astor reporting units and $16.7 million of intangible assets primarily related to our Astor and Kellogg asset groups.

On August 6, 2012 we raised $400.0 million in equity financing through a convertible preferred stock offering with certain investors. We incurred approximately $40.5 million in fees and costs related to the offering, resulting in net proceeds of $359.5 million.

On December 19, 2012, Knight, GETCO Holding Company, LLC (“GETCO”) and an affiliate of GETCO entered into an agreement and plan of merger (the “Merger Agreement”) for a strategic business combination. As a result of the proposed strategic business combination (the “Merger”), Knight and GETCO will each become a wholly owned subsidiary of Knight Holdco, Inc., a newly-formed Delaware corporation (“KCG”). The business of KCG will be the combined business of Knight and GETCO. The Merger is expected to be completed in the second quarter of 2013, subject to approval by the Company’s stockholders and GETCO’s voting unitholders, customary regulatory approvals and satisfaction of customary closing conditions.

Infrastructure

We continue to invest significant resources to expand our execution capacity, upgrade our trading systems and infrastructure, and we plan to make additional investments in technology and infrastructure in the future. Our ability to identify and deploy emerging technologies that facilitate the execution of trades, including developing and enhancing our quantitative client market making models, is key to the successful execution of our business model. Technology has enhanced our capacity and ability to handle order flow faster and also has been an important component of our strategy to comply with government and industry regulations, achieve competitive execution standards, increase trading automation and provide superior client service. We continually enhance our use of technology and quantitative models to further refine our execution services and continue to develop and enhance our non-client principal trading models. Following the events of August 1, 2012, we took several remedial measures designed to strengthen and enhance our controls, and we will continue this endeavor.

We use our proprietary technology and technology licensed from third parties to execute trades, monitor the performance of our traders, assess our inventory positions, manage risk and provide ongoing information to our clients. We are electronically linked to institutions and broker-dealers to provide immediate access to our trading operations and to facilitate the handling of client orders. Our business-to-business portal, and our Knight Link®, Knight Match, Knight BondPoint, Knight Hotspot FX and Knight Direct platforms and EdgeTrade algorithms, provide our clients with an array of tools to interact with our trading systems, multiple marketplaces throughout the globe, and most U.S. equity, ETF, options, fixed income and futures market centers.

We have developed a proprietary clearing platform in connection with our self-clearing activities and have deployed a dedicated team of technology, operations, finance, legal and compliance professionals to support these efforts. We self-clear substantially all of our domestic and international equity, ETF and equity option order flow.

Alternative trading and data center facilities are in place for our primary domestic operations. These facilities have been designed to allow us to continue a substantial portion of our operations if we are prevented from accessing or utilizing our primary office locations for an extended period of time. While we employ significant steps to develop, implement and maintain reasonable business continuity plans, we cannot guarantee that our alternative systems and facilities will provide full continuity of operations should a significant business disruption occur.

Intellectual Property and Other Proprietary Rights

Our success and ability to compete are dependent to a significant degree on our intellectual property, which includes our execution technology, quantitative client market making and non-client principal trading models and client base. A large portion of our technology was developed internally and we rely primarily on trade secret, trademark, copyright, domain name, patent and contract law to protect our intellectual property. It is our policy to enter into confidentiality, intellectual property invention assignment and/or non-competition and non-solicitation agreements or restrictions with our employees, independent contractors and business partners, and to control access to and distribution of our intellectual property.

Government Regulation and Market Structure

Most aspects of our business are subject to extensive oversight and regulation under federal, state and applicable foreign laws, rules and regulations, as well as the rules of self-regulatory organizations (“SRO”). Regulators in the U.S. and abroad, including, but not limited to, the SEC, Commodity Futures Trading Commission (“CFTC”), FSA, SFC, FINRA, NYSE, MSRB, Consumer Financial Protection Bureau (“CFPB”), National Futures Association (“NFA”), FHA, the Department of Housing and Urban Development (“HUD”), other SROs, and other regulatory bodies, such as state regulators and foreign regulators, promulgate numerous rules and regulations that may impact our business. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the financial markets and with protecting the interests of investors in those markets. Regulated entities are subject to regulations concerning all aspects of their business, including trade practices, best execution practices, capital adequacy, record-keeping, anti-money laundering, fair and requisite disclosure and the conduct of their officers, supervisors and their employees. Our operations and profitability may be directly affected by, among other things, additional legislation or regulation, changes in rules promulgated by domestic or foreign governments or regulators and changes in the interpretation or enforcement of existing laws, regulations or rules. Failure to comply with any of these laws, rules or regulations could result in, among other things, administrative or court proceedings, censure, fines, the issuance of cease-and-desist orders or injunctions, loss of membership, or the suspension or disqualification of the market participant or broker-dealer, and/or their officers, supervisors or employees. We, and certain of our past and present officers, directors and employees, have been subject to claims alleging the violation of such laws, rules and regulations. We are currently subject to such matters as further described in Part I, Item 3 “Legal Proceedings” herein. Certain aspects of the Company’s public disclosure, corporate governance, internal control environment and the roles of auditors and counsel are subject to the Sarbanes-Oxley Act of 2002 and related regulations and rules of the SEC, NYSE, and NYSE Euronext (Paris).

Rule-making by these and other regulators, both foreign and domestic, and market structure changes, have had an impact on our regulated subsidiaries by directly affecting our method of operation and, at times, our profitability. Legislation can impose, and has imposed, significant obligations on our subsidiaries. These increased obligations require the implementation and maintenance of internal practices, procedures and controls which have increased our costs and may subject us to regulatory inquiries, claims or penalties.

The regulatory environment in which we operate is subject to constant change. Our business, financial condition and operating results may be adversely affected as a result of new or revised legislation or regulations imposed in the U.S. and abroad by regulatory authorities, applicable state agencies and administrative departments and other regulatory bodies. Additional regulations or changes in interpretations or enforcement of existing laws and rules often directly affect the method of operation and profitability of our subsidiaries. We cannot predict what effect, if any, any such changes might have to our subsidiaries. However, there have been, and could be, significant technological, operational and compliance costs associated with the obligations which derive from compliance with such laws, rules and regulations.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) was enacted in the United States. Implementation of the Dodd-Frank Act continues to be accomplished through extensive rulemaking by the SEC and other governmental agencies. At this time, it is difficult to assess the full impact that the rulemaking associated with the Dodd-Frank Act will have on our businesses and on the financial services industry.

The financial services industry in many foreign countries is heavily regulated, much like the U.S. The varying compliance requirements of these different regulatory jurisdictions and other factors may limit our ability to conduct business or expand internationally. For example, the Markets in Financial Instruments Directive and the Markets in Financial Instruments Regulation continue to be debated in Europe. These and other proposals aim to make financial markets more efficient, resilient and transparent, and to strengthen the protection of investors. The new framework will also increase the supervisory powers of regulators and provide clear operating rules for all trading activities. These and other proposals cover many areas affecting Knight, and include increased transparency and oversight of financial firms, with a focus on high frequency trading, broker dark pools, crossing networks and multilateral trading facilities. There could be significant technological and compliance costs associated with the obligations which derived from compliance with these and other proposals. In addition, debate in Europe continues regarding high-frequency trading which has led policymakers to consider or adopt laws or regulations. For example, financial transaction taxes have been adopted in France and Italy, and proposed German legislation could, among other things, place limits on order-to-execution ratios and require all high-frequency traders on German exchanges to be authorized to trade in Germany.

Net Capital Requirements

Certain of our subsidiaries are subject to the SEC’s Uniform Net Capital Rule or capital adequacy requirements by foreign regulators. These rules, which specify minimum net capital requirements for registered broker-dealers, are designed to measure the general financial integrity and liquidity of a broker-dealer and require that at least a minimum part of their assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these are deductions of non-allowable assets and adjustments, commonly called haircuts, which reflect the possibility of a decline in the market value of an asset before disposition.

Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC or FSA and suspension or expulsion by FINRA and other regulatory bodies, and ultimately could require the relevant entity’s liquidation. The Uniform Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if such payment would reduce the firm’s net capital below required levels.

A change in the Uniform Net Capital Rule, the imposition of new rules or any unusually large charges against net capital could limit those operations that require the intensive use of capital and also could restrict our ability to withdraw capital from our broker-dealer subsidiaries. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.

Urban must maintain minimum net worth and capitalization levels in accordance with various investor and insurer standards. Failure to maintain the required net capital may result in suspension or revocation of approval by these organizations, and could severely reduce Urban’s ability to produce marketable loans.

For additional discussion related to net capital, see Footnote 23 “Net Capital Requirements” included in Part II, Item 8 “Financial Statements and Supplementary Data” of this document.

Employees

At December 31, 2012, our headcount was 1,356 full-time employees, compared to 1,262 full-time employees at December 31, 2011. The increase in headcount is primarily due to the acquisition of our futures business as well as the expansion of market making and reverse mortgage origination businesses. Of our 1,356 full-time employees at December 31, 2012, 1,239 were employed in the U.S. and 117 outside the U.S., primarily in London. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Item 6.	Selected Financial Data

The following should be read in conjunction with the Consolidated Financial Statements and the discussion under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this document. The Consolidated Statements of Operations Data for 2012, 2011 and 2010 and the Consolidated Statements of Financial Condition Data at December 31, 2012 and 2011 have been derived from our audited Consolidated Financial Statements included elsewhere in this document. The Consolidated Statements of Operations Data for 2009 and 2008 and the Consolidated Statements of Financial Condition Data at December 31, 2010, 2009 and 2008 are derived from our unaudited Consolidated Financial Statements for those years (which are unaudited as they have been revised from previously issued audited financial statements to reflect a change in operating segments and recasting for discontinued operations as further described in Note 1 “Organization and Description of the Business” contained within the Consolidated Financial Statements), which were prepared in accordance with U.S. GAAP and are not included in this document.

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010	2009	2008
	(In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenues
Commissions and fees	$524,665	$608,473	$480,494	$444,368	$432,625
Net trading revenue	38,841	625,252	486,130	485,718	446,767
Interest, net	18,591	(3,810)	1,761	(1,115)	7,710
Investment income (loss) and other, net	8,154	18,252	(3,004)	7,044	6,381

Total revenues	590,251	1,248,167	965,381	936,015	893,483

Expenses
Employee compensation and benefits	407,326	441,207	381,266	359,246	299,300
Execution and clearance fees	195,372	226,222	173,795	168,186	107,138
Payments for order flow	90,608	85,269	37,700	71,629	43,639
Communications and data processing	88,966	78,639	61,802	55,776	44,151
Interest	51,044	40,405	25,889	4,777	5,052
Depreciation and amortization	43,148	47,072	37,377	29,576	24,417
Professional fees	29,746	18,460	14,685	11,084	14,342
Occupancy and equipment rentals	22,180	21,627	20,648	21,426	19,251
Business development	17,486	19,691	15,443	15,858	16,800
Writedown of assets and lease loss accrual (benefit), net	28,732	1,645	707	(9,703)	1,236
Restructuring	—	24,175	3,812	—	—
Other	28,533	28,929	15,544	12,850	8,870

Total expenses	1,003,141	1,033,341	788,668	740,705	584,196

Other Income
Non-operating gain from subsidiary stock issuance	—	—	—	—	15,947

(Loss) income from continuing operations before income taxes	(412,890)	214,826	176,713	195,310	325,234
Income tax (benefit) expense	(146,293)	82,410	68,450	67,056	136,626

(Loss) income from continuing operations, net of tax	(266,597)	132,416	108,263	128,254	188,608
Loss from discontinued operations, net of tax	(80,470)	(17,179)	(16,625)	(11,152)	(10,697)

Net (loss) income	(347,067)	115,237	91,638	117,102	177,911
Dividend on convertible preferred shares	(2,268)	—	—	—	—
Deemed dividend related to beneficial conversion feature of convertible preferred shares	(373,364)	—	—	—	—

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010	2009	2008
	(In thousands, except per share amounts)
Net (loss) income attributable to common stockholders	$(722,699)	$115,237	$91,638	$117,102	$177,911

Basic earnings per share from continuing operations	$(5.38)	$1.45	$1.20	$1.44	$2.13

Diluted earnings per share from continuing operations	$(5.38)	$1.39	$1.15	$1.36	$2.06

Basic loss per share from discontinued operations	$(0.67)	$(0.19)	$(0.18)	$(0.13)	$(0.12)

Diluted loss per share from discontinued operations	$(0.67)	$(0.18)	$(0.18)	$(0.12)	$(0.12)

Basic earnings per share	$(6.05)	$1.26	$1.02	$1.31	$2.01

Diluted earnings per share	$(6.05)	$1.21	$0.97	$1.24	$1.94

Shares used in computation of basic earnings per share	119,376	91,490	90,167	89,095	88,407

Shares used in computation of diluted earnings per share	119,376	95,013	94,447	94,504	91,760

	DECEMBER 31,
	2012	2011	2010	2009	2008
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$413,926	$467,633	$354,129	$412,209	$405,117
Financial instruments owned, at fair value
Securitized HECM loan inventory	4,054,905	1,722,631	—	—	—
Other	1,969,113	2,024,888	1,520,414	926,569	476,104
Total assets	9,778,447	7,152,951	4,670,211	3,014,024	2,025,426
Financial instruments sold, not yet purchased, at fair value	1,445,437	1,703,640	1,307,515	639,259	385,003
Liability to GNMA trusts, at fair value	4,002,704	1,710,627	—	—	—
Short-term debt	50,000	—	—	—	—
Long-term debt	388,753	424,338	311,060	—	—
Credit facility	—	—	—	140,000	140,000
Convertible preferred stock	229,857	—	—	—	—
Total Knight Capital Group, Inc. stockholders’ equity	1,252,683	1,462,025	1,360,237	1,213,502	1,027,358

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Executive Overview

We are a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including broker-dealers, institutions and corporations. We seek to continually apply our expertise and innovation to the market making and trading process to build lasting client relationships through consistent performance and superior client service.

In the first quarter of 2013, Knight changed its operating segments from (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other to (i) Market Making, (ii) Global Execution Services and (iii) Corporate and Other. This change was made to better reflect the Company’s client offering, changes in senior management, the combination of the institutional equities sales teams and how the businesses are managed. We have recast the segments for the periods presented to reflect this change. Our operating segments comprise the following:

■	Market Making—Our Market Making segment principally consists of market making in global equities and listed domestic options. As a market maker, we commit capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. Our Market Making segment primarily includes client, and to a lesser extent, non-client electronic market making activities in which we operate as a market maker in equity securities quoted and traded on the Nasdaq Stock Market, the over-the-counter (“OTC”) market for New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”), NYSE Arca listed securities and several European exchanges. As a complement to electronic market making, our cash trading business handles specialized orders and also transacts on the OTC Bulletin Board, the OTC Pink Markets, and the Alternative Investment Market (“AIM”) of the London Stock Exchange. We also provide trade executions as an equities Designated Market Maker (“DMM”) on the NYSE and NYSE Amex. Market Making also includes our option market making business which trades on substantially all domestic electronic exchanges.

■	Global Execution Services—Knight’s Global Execution Services segment offers access via its electronic agency-based platforms to markets and self-directed trading in equities, options, fixed income foreign exchange and futures. In contrast to the Market Making segment, the Global Execution Services segment generally does not act as a principal to transactions that are executed within this segment; however it will commit capital on behalf of clients when needed, and generally earns commissions for acting as agent between the principals to the trade. Global Execution Services includes equity (including exchange traded funds (“ETFs”) sales and trading, reverse mortgage origination and securitization and asset management. This segment also facilitates client orders through program, block, and riskless principal trades and provides capital markets services, including equity offerings as well as private placements. The Global Execution Services segment also includes the futures commission merchant (“FCM”) business, which comprises certain assets and liabilities that the Company acquired or assumed from the futures division of Penson Financial Services, Inc. on June 1, 2012. This business primarily provides futures execution and clearing services to facilitate transactions among brokers, institutions and non-clearing FCMs on major U.S. and European futures and options exchanges for clients.

■	Corporate and Other—Knight’s Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support the Company’s other segments such as self-clearing services, including securities lending activities.

The following table sets forth: (i) Revenues, (ii) Expenses and (iii) Pre-tax (loss) earnings from continuing operations of our segments and on a consolidated basis (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Market Making
Revenues (1) (3)	$60,940	$704,471	$549,128
Expenses (2) (5) (6)	429,417	448,391	339,260

Pre-tax (loss) earnings	(368,477)	256,080	209,868

Global Execution Services
Revenues (3)	495,331	524,617	413,525
Expenses (2) (5) (6)	465,851	491,743	369,241

Pre-tax earnings	29,480	32,874	44,284

Corporate and Other
Revenues (4)	33,980	19,079	2,728
Expenses (2) (5) (6)	107,873	93,207	80,167

Pre-tax loss	(73,893)	(74,128)	(77,439)

Consolidated
Revenues	590,251	1,248,167	965,381
Expenses	1,003,141	1,033,341	788,668

Pre-tax (loss) earnings	$(412,890)	$214,826	$176,713

*		Totals may not add due to rounding.
(1)	-	Included in revenues for the year ended December 31, 2012 is a trading loss of $457.6 million related to the August 1st technology issue.
(2)	-	Included in expenses for the year ended December 31, 2012 is a writedown of assets of $28.7 million which includes $11.9 million for Market Making and $16.8 million for Global Execution Services.
Additionally for the year ended December 31, 2012, the Corporate and Other segment includes $11.2 million in professional fees related to the announced merger and the August 1st technology issue.
(3)	-	Included in revenues for the year ended December 31, 2012 is a Facebook IPO trading loss of $35.4 million which includes $26.0 million for Market Making and $9.4 million for Global Execution Services.
(4)	-	Included in revenues for the year ended December 31, 2012 is an $11.4 million writedown of a strategic investment and a gain on another strategic investment of $10.0 million.
(5)	-	Included in expenses for the year ended December 31, 2011 is a Restructuring charge of $24.2 million which includes $0.5 million for Market Making, $19.9 million for Global Execution Services and $3.8 million for Corporate and Other.
(6)	-	Included in expenses for the year ended December 31, 2010 is a Restructuring charge of $3.8 million which includes $1.6 million for Market Making, $1.5 million for Global Execution Services and $0.7 million for Corporate and Other.

Consolidated revenues in 2012 decreased $657.9 million, or 52.7%, from 2011, while consolidated expenses decreased $30.2 million or 2.9%, from 2011. Consolidated Pre-tax results from continuing operations in 2012 decreased $627.7 million from 2011.

Results for 2012 were significantly affected by several material events including the Facebook IPO, the August 1, 2012 Loss and its related events, and a preferred stock issuance.

In the second quarter of 2012, we recorded pre-tax trading losses of $35.4 million related to the Facebook IPO. On August 1, 2012 Nasdaq’s proposed voluntary accommodation program (the “Accommodation Program”) was published in the Federal Register by the SEC. The Accommodation Program creates a fund for voluntary accommodations for qualifying Nasdaq members disadvantaged by problems that arose during the Facebook IPO. Under the Accommodation Program as proposed by Nasdaq, we would recover a portion of our pre-tax trading losses. The Accommodation Program, however, remains subject to SEC approval, and there can be no assurance that it will be approved by the SEC or that the terms will not change from those proposed. As previously disclosed, there are no assurances that we will be able to recover all or a portion of our pre-tax trading losses relating to the Facebook IPO.

On August 1, 2012, we experienced a technology issue at the opening of trading at the NYSE. This issue was related to the installation of trading software and resulted in our broker dealer subsidiary, KCA, sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market. Although this software was subsequently removed from our systems, it resulted in trading losses and subsequent related legal and professional costs of $468.1 million (the “August 1, 2012 Loss”). These events were deemed a triggering event requiring us to assess the carrying amount and recoverability of our goodwill and intangible assets. As a result of this assessment, we recorded a non-cash impairment charge of $143.0 million, representing $126.4 million of goodwill related to our Libertas and Astor reporting units and $16.7 million of intangible assets primarily related to our Astor and Kellogg asset groups.

On August 6, 2012 we raised $400.0 million in equity financing through a convertible preferred stock offering with certain investors. We incurred approximately $40.5 million in fees and costs related to the offering, resulting in net proceeds of $359.5 million.

On December 19, 2012, Knight, GETCO and an affiliate of GETCO entered into the Merger Agreement for a strategic business combination. As a result of the proposed Merger, Knight and GETCO will each become a wholly owned subsidiary of KCG Holdings, Inc. (formerly known as Knight Holdco, Inc.) a newly-formed Delaware corporation (“KCG”). The business of KCG will be the combined business of Knight and GETCO. The Merger is expected to be completed in the second quarter of 2013, subject to approval by the Company’s stockholders and GETCO’s voting unitholders, customary regulatory approvals and satisfaction of customary closing conditions.

The changes in our Pre-tax (loss) earnings from continuing operations by segment from 2011 to 2012 are summarized as follows:

■	Market Making—Our pre-tax loss from Market Making in 2012 was $368.5 million, compared to pre-tax earnings of $256.1 million in 2011. Significant discrete components of the decrease in performance in 2012 include the August 1, 2012 Loss, which resulted in trading losses of $457.6 million, the subsequent review of our intangible assets that resulted in an $11.9 million writedown to intangible assets, and a $26.0 million trading loss related to the Facebook IPO. Excluding these items, our pre-tax results from Market Making for 2012 decreased $129.1 million, to pre-tax earnings of $127.0 million, primarily due to a decrease in volumes of our client business, which were adversely impacted by the August 1, 2012 Loss, as well as lower overall market volumes and volatility. The lower volumes and volatility had a negative impact on both our client and non-client quantitative trading models. While our client business rebounded rather quickly, our results were further impacted by increases in payments for order flow, compensation due to heightened competition, recruiting fees, communications and data processing as we expand our strategies.

■	Global Execution Services—Our pre-tax earnings from Global Execution Services decreased in 2012 by $3.4 million, or 10.3%, from 2011. 2012 pre-tax earnings includes the effects of the asset impairment assessment that resulted in a writedown of $16.8 million related to goodwill and intangible assets primarily within our asset management business and as well as the $9.4 million trading loss related to the Facebook IPO. The decrease is primarily due to lower customer volumes as a result of the effects of the August 1, 2012 Loss as well as lower overall market volumes. By the end of the third quarter of 2012, volumes were substantially back to pre-August 1 levels. The decrease in 2012 earnings was offset, in part, by $19.8 million in restructuring charges in 2011 as well as an improvement in the results from Urban.

■	Corporate and Other—Our pre-tax loss from our Corporate and Other segment of $73.9 million in 2012 decreased by $0.2 million from 2011, primarily due to a $10.0 million gain related to a change in the tax status of a strategic investment accounted for under the equity method of accounting and a $5.3 million grant received in 2012 from the State of New Jersey related to the Business Employment Incentive Program (“BEIP”) offset, in part, by a $11.4 million writedown of a strategic investment, higher professional fees incurred due to the August 1, 2012 Loss and the proposed Merger, and higher interest expense related to our long-term debt and securities lending activity.

Certain Factors Affecting Results of Operations

We may experience significant variation in our future results of operations. These fluctuations in our future performance may result from numerous factors, including, among other things, market conditions and the resulting volatility, credit and counterparty risks that may result; introductions of, or enhancements to, trade execution services by us or our competitors; the value of our securities positions and other financial instruments and our ability to manage the risks attendant thereto; the volume of our market making and trade execution activities; the dollar value of securities and other instruments traded; the composition and profile of our order flow; our market share with institutional and broker-dealer clients; the performance and size of, and volatility in, our client market making portfolios; the performance and size of, and volatility in, our non-client principal trading activities; movements of credit spreads; HECMs origination and HMBS securitization volumes and spreads; the overall size of our balance sheet and capital usage; further impairment of goodwill and/or intangible assets; the performance of our global operations, trading technology and technology infrastructure; costs associated with overall business growth; the effectiveness of our self-clearing and futures platforms and our ability to manage risk related thereto; the availability of credit and liquidity in the marketplace; our ability to prevent erroneous trade orders from being submitted due to of technology or other issues (such as occurred on August 1, 2012) and avoiding the consequences thereof; the performance, operation and connectivity to various market centers; our ability to manage personnel, compensation, overhead and other expenses, including our occupancy expenses under our office leases and expenses and charges relating to legal and regulatory proceedings; the strength of our client relationships; changes in payments for order flow; changes to execution quality and changes in clearing, execution and regulatory transaction costs; interest rate movements; the addition or loss of executive management, sales, trading and technology professionals; legislative, legal, regulatory and financial reporting changes; legal, regulatory matters or proceedings; geopolitical risk; the pending strategic business combination of the Company and GETCO and the costs and integration associated therewith; the amount, timing and cost of capital expenditures, acquisitions and divestitures; the integration, performance and operation of acquired businesses; the incurrence of costs associated with acquisitions and dispositions; investor sentiment; technological changes and events; seasonality; competition; and other economic conditions.

Such factors may also have an impact on our ability to achieve our strategic objectives, including, without limitation, increases in market share, growth and profitability in our four operating segments. If demand for our services declines or our performance deteriorates significantly due to any of the above factors, and we are unable to adjust our cost structure on a timely basis, our operating results could be materially and adversely affected. As a result of the foregoing factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful and such comparisons cannot be relied upon as indicators of future performance. There also can be no assurance that we will be able to continue the level of revenues that we have experienced in the past or that we will be able to improve our operating results.

Trends

Global Economic Trends

Our businesses are affected by many factors in the global financial markets and worldwide economic conditions. These factors include the growth level of gross domestic product in the U.S., Europe and Asia, and the existence of transparent, efficient and liquid equity and debt markets and the level of trading volumes and volatility in such markets.

During the year ended December 31, 2012, trade volume and volatility levels across equity markets decreased as compared to the previous year. Secondary trading volumes in the equity and fixed income markets were down significantly from prior years. Overall, there are still concerns about global stability and growth, inflation and declining asset values.

Trends Affecting Our Company

We believe that our businesses are affected by the aforementioned global economic trends as well as more specific trends. Some of the specific trends that impact our operations, financial condition and results of operations are:

■	Clients continue to focus on statistics measuring the quality of equity executions (including speed of execution and price improvement). In an effort to improve the quality of their executions as well as increase efficiencies, market makers continue to increase the level of sophistication and automation within their operations and the extent of price improvement. The continued focus on execution quality has resulted in greater competition in the marketplace, which, along with market structure changes and market conditions, has negatively impacted the revenue capture and margin metrics of the Company and other market making firms.

■	Market Making and Global Execution Services transaction volumes executed by clients have fluctuated over the past few years due to retail and institutional investor sentiment, market conditions and a variety of other factors. Market Making and Global Execution Services transaction volumes may not be sustainable and are not predictable.

■	Over the past several years exchanges have become far more competitive, and market participants have created alternative trading systems (“ATS”), ECN and other execution venues which compete within the OTC and listed trading venues. For example, on July 3, 2012, the SEC approved proposed rules submitted by the NYSE and NYSE Amex to establish a Retail Liquidity Program (“RLP”) on a pilot basis for one year. The RLP seeks to attract retail flow to the NYSE and NYSE Amex. This new program (as well as any similar program established by other national stock exchanges) could draw market share away from the Company, and thus negatively impact our business. In addition, there are many new entrants into the market, including ATS, Multilateral Trading Facilities, systematic internalizers, dark liquidity pools, high frequency trading firms, and market making firms competing for retail and institutional order flow. Further, many broker-dealers offer their own internal crossing networks. These factors continue to create further fragmentation and competition in the marketplace.

■	Market structure changes, competition, market conditions and a steady increase in electronic trading have resulted in a reduction in institutional commission rates and volumes which may continue in the future. Additionally, many institutional clients allocate commissions to broker-dealers based not only on the quality of executions, but also in exchange for research, or participation in soft dollar and commission recapture programs.

■	There continues to be growth in electronic trading, as evidenced by increased volumes in direct market access platforms, algorithmic and program trading, high frequency trading and ECNs and dark liquidity pools. In addition, electronic trading continues to expand to other asset classes, including options, currencies and fixed income. The expansion of electronic trading may result in the growth of innovative electronic products and competition for order flow and may further reduce demand for traditional institutional voice services.

■	Market structure changes, competition and technology advancements have also led to a dramatic increase in electronic message traffic. These increases in message traffic place heavy strains on the technology resources, bandwidth and capacities of market participants.

■	There has been continued scrutiny of the capital markets industry by the regulatory and legislative authorities, both in the U.S. and abroad. New legislation or new or modified regulations and rules could occur in the future. Members of the U.S. Congress continue to ask the SEC and other regulators to closely review the capital markets regulatory structure and make the changes necessary to insure the rule framework governing the U.S. financial markets is comprehensive and complete. The SEC and other regulators have adopted and will continue to propose and adopt rules where necessary, on a variety of marketplace issues—including, but not limited to: high frequency trading, indications of interest, off-exchange trading, dark liquidity pools, internalization, post-trade attribution, colocation, market access, short sales, consolidated audit trails and market volatility rules (including, circuit breakers and limit-up, limit-down rules).

■	We expect increases, possibly substantial, in Section 31 fees and fees imposed by other regulators. In addition, DTCC and NSCC are considering proposals which could require substantial increases in clearing margin and collateral requirements.

■	The Dodd-Frank Act affects nearly all financial institutions that operate in the U.S. While the weight of the Dodd-Frank Act falls more heavily on large, complex financial institutions, smaller institutions will continue to face a more complicated and expensive regulatory framework.

■	Reverse mortgages can be a cost-effective way to help seniors (age 62 and older) meet their financial needs in retirement, by enabling them to tap the equity in their home. Reverse mortgages have been popular with seniors who have equity in their homes and want to supplement their income and enhance their liquidity. This popularity may continue as the Baby Boomer generation enters retirement age. However, there is no guarantee that current volumes or the referenced popularity will continue.

■	In 2011, two of the largest reverse mortgage originators exited the reverse mortgage business. Declining home values and the inability to assess borrowers’ financial health were cited as factors contributing to their respective decisions. In 2012, the largest reverse mortgage lender also exited the reverse mortgage business citing its focus on other business lines.

■	The U.S. Department of Housing and Urban Development (“HUD”) has stated that foreclosure is and must remain a method of last resort for the resolution of unpaid property charges. It has also been reported that HUD is developing procedures that would allow lenders to assess a prospective borrower’s income and expenses, and possibly require homeowners to set aside money to pay for taxes and homeowners insurance. However, no formal guidelines have yet been published.

Income Statement Items

The following section briefly describes the key components of, and drivers to, our significant revenues and expenses.

Revenues

Our revenues consist principally of Commissions and fees and Net trading revenue from all of our business segments.

Revenues on transactions for which we charge explicit commissions or commission equivalents, which include the majority of our institutional client orders, commissions on futures transactions, as well as the mark-to-market of securitized and unsecuritized HECM loan inventory, are included within Commissions and fees. Commissions and fees are primarily affected by changes in our equity, futures and foreign exchange transaction volumes with institutional clients, changes in commission rates, level of volume based fees from providing liquidity to other trading venues, loan origination and securitization volume and spreads, assets under management and the level of our soft dollar and commission recapture activity.

Trading profits and losses on principal transactions primarily relate to our global market making activities and are included within Net trading revenue. These revenues are primarily affected by changes in the amount and mix of equity trade and share volumes, our revenue capture, dollar value of equities traded, our ability to derive trading gains by taking proprietary positions, changes in our execution standards, development of, and enhancement to, our market making models, performance of our non-client trading models, volatility in the marketplace, our mix of broker-dealer and institutional clients, regulatory changes and evolving industry customs and practices.

Interest, net is earned from our cash held at banks, cash held in trading accounts at third party clearing brokers and from collateralized financing arrangements, such as securities borrowing, carry interest on loans and bonds held, and interest income net of interest expense on securitized and unsecuritized HECM loan inventory. The Company’s third party clearing agreements call for payment or receipt of interest income, net of transaction-related interest charged by clearing brokers for facilitating the settlement and financing of securities transactions. Net interest is primarily affected by interest rates, the level of cash balances held at banks and third party clearing brokers including those held for customers, the level of our securities borrowing activity, our level of securities positions in which we are long compared to our securities positions in which we are short, the extent of our collateralized financing arrangements and the level of securitized and unsecuritized HECM loan inventory.

Investment income (loss) and other, net primarily represents returns on our strategic and deferred compensation investments. Such income or loss is primarily affected by the performance and activity of our strategic investments and changes in value of certain deferred compensation investments.

Expenses

Employee compensation and benefits expense, our largest expense, primarily consists of salaries and wages paid to all employees, profitability-based compensation, which includes compensation paid to sales personnel and incentive compensation paid to all other employees based on our profitability, employee benefits, and changes in value of certain deferred compensation liabilities. Employee compensation and benefits expense fluctuates, for the most part, based on changes in our revenues and business mix, profitability and the number of employees. Compensation for employees engaged in sales activities is determined primarily based on a percentage of their gross revenues net of certain transaction-based expenses.

Execution and clearance fees primarily represent fees paid to third party clearing brokers for clearing equities, options and fixed income transactions; transaction fees paid to Nasdaq and other exchanges, clearing organizations and regulatory bodies; execution fees paid to third parties, primarily for executing trades on the NYSE, other exchanges and ECNs; and loan processing fees. Execution and clearance fees primarily fluctuate based on changes in trade and share volume, execution strategies, rate of clearance fees charged by clearing brokers and rate of fees paid to ECNs, exchanges and certain regulatory bodies and reverse mortgage loan origination volume.

Communications and data processing expense primarily consists of costs for obtaining market data, connectivity, telecommunications services and systems maintenance.

Payments for order flow primarily represent payments to broker-dealer clients, in the normal course of business, for directing to us their order flow in U.S. equities and options. Payments for order flow also include fees paid to third party brokers with respect to reverse mortgage wholesale loan production. Payments for order flow will fluctuate as we modify our rates and as our percentage of clients whose policy is not to accept payments for order flow varies. Payments for order flow also fluctuate based on U.S. equity share and option volumes, reverse mortgage loan production and channel mix, our profitability and the mix of market orders, limit orders, and customer mix.

Interest expense consists primarily of costs associated with our long-term debt and for collateralized financing arrangements such as securities lending and sale of financial instruments under our agreements to repurchase.

Depreciation and amortization expense results from the depreciation of fixed assets, which consist of computer hardware, furniture and fixtures, and the amortization of purchased software, capitalized software development costs, acquired intangible assets and leasehold improvements. We depreciate our fixed assets and amortize our purchased software, capitalized software development costs and acquired intangible assets on a straight-line basis over their expected useful lives. We amortize leasehold improvements on a straight-line basis over the lesser of the life of the improvement or the remaining term of the lease.

Professional fees consist primarily of legal, accounting and consulting fees.

Occupancy and equipment rentals consist primarily of rent and utilities related to leased premises and office equipment.

Business development consists primarily of costs related to sales and marketing, advertising, conferences and relationship management.

Writedown of assets and lease loss accrual consist primarily of costs associated with the writedown of assets which management has determined to be impaired, primarily goodwill and intangible assets, and lease losses related to excess office space.

Restructuring charges consist of employee severance and other benefit costs, writedown of assets, inclusive of capitalized software, intangible assets and goodwill, and lease and contract terminations in connection with restructuring plans set in place in order to lower operating expenses.

Other expenses include regulatory fees, corporate insurance, employment fees, partial month interest reserves associated with our Government National Mortgage Association (“GNMA”) issuances, and general office expense.

Results of Operations

The following table sets forth the consolidated statements of operations data as a percentage of total revenues:

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Revenues
Commissions and fees	88.9%	48.7%	49.8%
Net trading revenue	6.6%	50.1%	50.4%
Interest, net	3.1%	-0.3%	0.2%
Investment income (loss) and other, net	1.4%	1.5%	-0.3%

Total revenues	100.0%	100.0%	100.0%

Expenses
Employee compensation and benefits	69.0%	35.3%	39.5%
Execution and clearance fees	33.1%	18.1%	18.0%
Communications and data processing	15.1%	6.3%	6.4%
Payments for order flow	15.4%	6.8%	3.9%
Interest	8.6%	3.2%	2.7%
Depreciation and amortization	7.3%	3.8%	3.9%
Professional fees	5.0%	1.5%	1.5%
Occupancy and equipment rentals	3.8%	1.7%	2.1%
Business development	3.0%	1.6%	1.6%
Writedown of assets and lease loss accrual	4.9%	0.1%	0.1%
Restructuring	0.0%	1.9%	0.4%
Other	4.8%	2.3%	1.6%

Total expenses	170.0%	82.8%	81.7%

(Loss) income from continuing operations before income taxes	-70.0%	17.2%	18.3%
Income tax (benefit) expense	-24.8%	6.6%	7.1%

(Loss) income from continuing operations, net of tax	-45.2%	10.6%	11.2%
Loss from discontinued operations, net of tax	-13.6%	-1.4%	-1.7%

Net (loss) income	-58.8%	9.2%	9.5%

Dividend on convertible preferred shares	-0.4%	0.0%	0.0%
Deemed dividend related to beneficial conversion feature of convertible preferred shares	-63.3%	0.0%	0.0%

Net (loss) income attributable to common stockholders	-122.4%	9.2%	9.5%

Percentages may not add due to rounding.

Years Ended December 31, 2012 and 2011

Revenues

Market Making

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	CHANGE	% OF CHANGE
Commissions and fees (millions)	$74.3	$132.6	$(58.3)	-44.0%
Net trading revenue (millions)	(8.2)	564.2	(572.4)	N/M
Interest, net (millions)	(5.2)	7.6	(12.8)	N/M

Total Revenues from Market Making (millions)	$60.9	$704.5	$(643.5)	-91.3%

U.S. equity Market Making statistics:
Average daily dollar value traded ($ billions) *	20.1	25.3	(5.3)	-20.8%
Average daily trades (thousands) *	2,978.9	3,620.6	(641.7)	-17.7%
Nasdaq and Listed shares traded (billions) *	172.1	216.5	(44.4)	-20.5%
FINRA OTC Bulletin Board and Other shares traded (billions) *	621.3	876.7	(255.4)	-29.1%
Average revenue capture per U.S. equity dollar value traded (bps) *	0.06	1.06	(1.00)	-94.5%
Average revenue capture per U.S. equity dollar value traded, excluding impact of Facebook IPO and August 1st technology issue (bps) **	1.03	1.06	(0.03)	-2.8%

*	Represents new presentation for U.S. equity Market Making for all periods presented as described more fully below.

**	Statistic for 2012 excludes $26.0 million in trading losses related to the Facebook IPO and $456.6 million in trading losses related to the August 1, 2012 technology issue.

Totals may not add due to rounding.

N/M - Not meaningful

Total revenues from the Market Making segment, which primarily comprises Commissions and fees and Net trading revenue from our domestic businesses, decreased to $60.9 million in 2012, from $704.5 million in 2011. Revenues for 2012 were dramatically impacted by the August 1, 2012 Loss which resulted in trading losses of $457.6 million, and the effects that it had on client volumes immediately after the event; $26.0 million of trading losses related to the Facebook IPO; as well as a decrease in overall market volumes and volatility which drove down our average daily dollar volumes.

In the first quarter of 2012, we modified our quarterly revenue capture and monthly equity volume statistics in order to provide data specific to the U.S. equity market making activity within the Market Making segment. Our revenue capture and volume statistics previously also included U.S. institutional sales activity. Average revenue capture per U.S. equity dollar value traded was 0.06 basis points (“bps”) in 2012, down significantly from 1.06 bps in 2011. Excluding the impact of the August 1, 2012 Loss and impact of the Facebook IPO, average revenue capture per U.S. equity dollar value traded was 1.03 bps for 2012, down 2.8% from 2011 which was primarily due to the overall decrease in US market volumes and volatility offset, in part, by enhancements to our trading models and infrastructure. Average revenue capture per U.S. equity market making dollar value traded is calculated as the total of net domestic market making trading revenues plus volume based fees from providing liquidity to other trading venues (included in Commissions and fees), less certain transaction-related regulatory fees (included in Execution and clearance fees) (collectively “Domestic U.S. Equity Market Making Revenues”), divided by the total dollar value of the related equity transactions. Domestic U.S. Equity Market Making Revenues were $29.0 million in 2012, or $511.5 million excluding the impact of the August 1, 2012 Loss and the Facebook IPO in 2012, as compared to $672.0 million in 2011.

Global Execution Services

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	CHANGE	% OF CHANGE
Commissions and fees (millions)	$450.3	$478.5	$(28.2)	-5.9%
Net trading revenue (millions)	47.3	57.6	(10.2)	-17.8%
Interest, net (millions)	(3.6)	(26.3)	22.7	-86.2%
Investment (loss) income and other, net (millions)	1.3	14.9	(13.5)	N/M

Total Revenues from Global Execution Services (millions)	$495.3	$524.6	$(29.3)	-5.6%

Average daily Knight Direct equity shares (millions)	207.1	183.7	23.4	12.7%
Average daily Knight Hotspot FX notional dollar value traded ($ billions)*	25.4	29.6	(4.2)	-14.2%

*	In the second quarter of 2012, Knight modified the reporting of Knight Hotspot FX notional dollar value traded volume to count one side of the transaction. The company previously counted total client volume to include both sides of the transaction. The company posts Knight Hotspot FX volume statistics each month to its web site, which has been updated to show one-sided volume statistics.

Totals may not add due to rounding.

N/M - Not meaningful

Total revenues from the Global Execution Services segment, which primarily comprises Commissions and fees from institutional equities, ETFs, reverse mortgage originations and securitizations and agency execution activity, decreased 5.6% to $495.3 million in 2012, from $524.6 million in 2011. Revenues were significantly impacted by $9.4 million of trading losses related to the Facebook IPO and lower revenues from our equity sales and trading businesses, exacerbated by a slowdown in client activity as a result of the August 1, 2012 Loss as well as a decrease in general market volumes from institutional clients, offset in part, by increased revenues from our reverse mortgage business and revenues from our futures business which we acquired in June 2012. By the end of the third quarter, however, volumes from our agency-based electronic platforms were substantially back to pre-August 1, 2012 levels.

Corporate and Other

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	CHANGE	% OF CHANGE
Total Revenues from Corporate and Other (millions)	$34.0	$19.1	$14.9	78.1%

N/M-Not meaningful

Total revenues from the Corporate and Other segment, which primarily represent interest income from our stock borrow activity, gains or losses on strategic investments, and deferred compensation investments related to certain employees and directors increased to $34.0 million in 2012, from $19.1 million in 2011. The primary drivers for the increase in revenues were a $10.0 million gain from a strategic investment that we account for under the equity method of accounting, the $5.3 million BEIP grant received in 2012 offset, in part, by an $11.4 million writedown of a strategic investment. The $10.0 million investment gain represents our share of the investee’s net income which we recorded under the equity method of accounting which was due to an income tax benefit recognized by the investee that arose from a change in its tax status during 2010, and reported and disclosed to us in the second quarter of 2012.

Expenses

Employee compensation and benefits expense decreased to $407.3 million in 2012 from $441.2 million in 2011. As a percentage of total revenue, excluding the August 1, 2012 Loss and the Facebook IPO trading loss (the “2012 Events”), Employee compensation and benefits increased to 37.6% in 2012, from 35.3% in 2011. The decrease on a dollar basis was primarily due to an overall decrease in revenues and profitability and change in the mix of our revenues across businesses, offset by an increase in number of employees.

The number of full time employees increased to 1,356 at December 31, 2012, from 1,262 at December 31, 2011, primarily due to the acquisition of our futures business as well as the expansion of our market making and reverse mortgage origination businesses. The number of full time employees for each respective period excludes employees affected by the announced sale of our institutional fixed income business. Employee compensation and benefits expense fluctuates, for the most part, based on changes in our business mix, revenues, profitability and the number of employees.

Execution and clearance fees decreased 13.6% to $195.4 million in 2012, from $226.2 million in 2011. Excluding the 2012 Events, Execution and clearance fees as a percentage of revenues decreased remained flat at to 18.0% in 2012, compared to 18.1% in 2011. Execution and clearance fees decreased on a dollar basis due to a decrease in equity volumes, offset in part, by an increase in reverse mortgage loan origination processing fees. Execution and clearance fees fluctuate based on changes in transaction volumes, shift in business mix, regulatory fees and operational efficiencies and scale.

Payments for order flow increased 6.3% to $90.6 million in 2012, from $85.3 million in 2011. Excluding the 2012 Events, Payments for order flow as a percentage of total revenue increased to 8.4% in 2012, from 6.8% in 2011. The increase is due to a lower revenue base, additional costs as we begin to regain market share, and adjustments to payment rates as well as an increase in fees paid to third party brokers on increased wholesale reverse mortgage loan production. Payments for order flow fluctuate as a percentage of revenue due to changes in volume, reverse mortgage loan production, client and product mix, profitability, and competition.

Professional fees increased 61.1% to $29.7 million in 2012, from $18.5 million in 2011 due to higher consulting expenses and legal costs related to the August 1, 2012 Loss and the announced Merger.

Writedown of assets and lease loss accrual was $28.7 million in 2012 which primarily relate to the impairment of goodwill and intangibles triggered by the August 1, 2012 Loss. Writedown of assets and lease loss accrual was $1.6 million in 2011 due to excess real estate space.

There was no restructuring charge for 2012. The restructuring charge of $24.2 million in 2011 is related to employee severance and other employee benefits, writedown of assets and lease and contract termination costs in connection with our plan to discontinue certain initiatives and decrease operating expenses.

All other expenses increased by 6.3%, or $15.0 million, to $251.4 million in 2012 from $236.4 million in 2011. Communications and data processing expense increased primarily due to higher market data and connectivity expenses as a result of our overall growth. Interest expense increased primarily due to our increased securities lending activity and long-term debt. Business development expense decreased due to fewer client-related events and lower advertising costs.

Our effective tax rate for 2012 from continuing operations of 35.4% differed slightly from the federal statutory rate of 35% primarily due to the effect of non-deductible expenses, offset by the benefit of a dividend received deduction. State and local taxes had little effect on our 2012 effective tax rate because there is only a limited state and local tax benefit available for our 2012 pre-tax losses.

Years Ended December 31, 2011 and 2010

Revenues

Market Making

	FOR THE YEAR ENDED DECEMBER 31,
	2011	2010	CHANGE	% OF CHANGE
Commissions and fees (millions)	$132.6	$105.2	$27.4	26.1%
Net trading revenue (millions)	564.2	449.4	114.8	25.5%
Interest, net (millions)	7.6	(5.6)	13.2	N/M
Investment income and other, net (millions)	0.0	0.1	(0.1)	N/M

Total Revenues from Market Making (millions)	$704.5	$549.1	$155.3	28.3%

U.S. equity Market Making statistics:
Average daily dollar value traded ($ billions) *	25.3	23.3	2.0	8.6%
Average daily trades (thousands) *	3,620.6	3,332.0	288.6	8.7%
Nasdaq and Listed shares traded (billions) *	216.5	244.6	(28.1)	-11.5%
FINRA OTC Bulletin Board and Other shares traded (billions) *	876.7	1,977.8	(1,101.1)	-55.7%
Average revenue capture per U.S. equity dollar value traded (bps) *	1.06	0.85	0.20	24.0%

*	Represents new presentation for U.S. equity Market Making for all periods presented as described more fully in text below.

Totals may not add due to rounding.

N/M - Not meaningful

Total revenues from the Market Making segment, which primarily comprises Net trading revenue from our domestic businesses, and fees earned for providing liquidity to third party trading venues, increased 28.3% to $704.5 million in 2011, from $549.1 million in 2010. Revenues in 2011 were positively impacted by improved performance of both our client and non-client quantitative trading models, as seen by an increase in our average revenue capture per U.S. equity dollar value traded, as well as higher volumes, increased market volatility and our expansion into the option market making business.

Average revenue capture per U.S. equity dollar value traded was 1.06 bps in 2011, up 24.0% from 0.85 bps in 2010. The primary drivers for the increase in revenue capture were improved performance of both our client and non-client quantitative trading models, the change in mix of our order flow and increase in the price of stocks traded. U.S. Equity Market Making Revenues were $672.0 million and $499.1 million in 2011 and 2010, respectively.

Global Execution Services

	FOR THE YEAR ENDED DECEMBER 31,
	2011	2010	CHANGE	% OF CHANGE
Commissions and fees (millions)	$478.5	$378.2	$100.3	26.5%
Net trading revenue (millions)	57.6	36.9	20.7	56.0%
Interest, net (millions)	(26.3)	(2.6)	(23.8)	N/M
Investment income and other, net (millions)	14.9	1.0	13.9	N/M

Total Revenues from Global Execution Services (millions)	$524.6	$413.5	$111.1	26.9%

Average daily Knight Direct equity shares (millions)	183.7	148.8	34.9	23.5%
Average daily Knight Hotspot FX notional dollar value traded ($ billions)*	29.6	18.4	11.1	60.5%

*	In the second quarter of 2012, Knight modified the reporting of Knight Hotspot FX notional dollar value traded volume to count one side of the transaction. The company previously counted total client volume to include both sides of the transaction. The company posts Knight Hotspot FX volume statistics each month to its web site, which has been updated to show one-sided volume statistics.

Totals may not add due to rounding.

N/M - Not meaningful

Total revenues from the Global Execution Services segment, which primarily comprises Commissions and fees from institutional equities and agency execution activity, increased 26.9% to $524.6 million in 2011, from $413.5 million in 2010. Revenues were positively impacted by increased production at Urban, higher equity volumes and listed derivatives activities as well as expanded product offerings from our agency-based electronic platforms,

Corporate and Other

	FOR THE YEAR ENDED DECEMBER 31,
	2011	2010	CHANGE	% OF CHANGE
Total Revenues from Corporate and Other (millions)	$19.1	$2.7	$16.4	N/M

Totals may not add due to roundings.

N/M - Not meaningful

Total revenues from the Corporate and Other segment, which primarily represent interest income from our stock borrow activity, gains or losses on strategic investments, and deferred compensation investments related to certain employees and directors increased to $19.1 million in 2011, from $2.7 million in 2010. The primary drivers for the increase in revenues were lower losses from our strategic investments and higher interest income from our stock borrow activity offset, in part, by losses from our deferred compensation investments related to certain employees and directors.

Expenses

Employee compensation and benefits expense increased to $441.2 million in 2011 from $381.3 million in 2010. As a percentage of total revenue, Employee compensation and benefits decreased to 35.3% in 2011, from 39.5% in 2010. The increase on a dollar basis was primarily due to increased headcount and higher profitability-based compensation from our Market Making and Global Execution Services segments and costs associated with management changes within our Global Execution Services segment. As a percentage of total revenues, employee compensation and benefits was down due the increase in revenues across all of our segments.

The number of full time employees increased to 1,262 at December 31, 2011, from 1,150 at December 31, 2010, primarily due to staff additions relating to our move to self-clearing, the growth in our reverse mortgage loan origination business and expanded domestic product offerings, offset, in part, by a headcount reduction related to our restructuring plan in the third quarter of 2011. The number of full time employees for each respective period excludes employees affected by the announced sale of our institutional fixed income business Employee compensation and benefits expense fluctuates, for the most part, based on changes in our business mix, revenues, profitability and the number of employees.

Execution and clearance fees increased 30.2% to $226.2 million in 2011, from $173.8 million in 2010, primarily due to increased exchange fees, higher volume in options and non-equity products, higher foreign trading costs and higher regulatory fees offset, in part, by the benefit of self-clearing U.S. equities. As a percentage of total revenue, Execution and clearance fees remained flat at 18.1% in 2011, compared to 18.0% in 2010. Execution and clearance fees fluctuate based on changes in transaction volumes, regulatory fees and operational efficiencies and scale.

Payments for order flow increased to $85.3 million in 2011, from $37.7 million in 2010. As a percentage of total revenue, Payments for order flow increased to 6.8% in 2011, from 3.9% in 2010. This expense increased primarily due to the growth of our options market making business and increased fees paid to third party brokers with respect to wholesale loan production at Urban, which was acquired in July 2010. Payments for order flow fluctuate as a percentage of revenue due to changes in volume, Urban loan production, client and product mix, profitability, and competition

Writedown of assets and lease loss accrual was $1.6 million in 2011 due to excess real estate capacity. Writedown of assets and lease loss accrual was $0.7 million in 2010 relating to excess real estate capacity.

The restructuring charge of $24.2 million in 2011 is related to employee severance and other employee benefits, writedown of assets and lease and contract termination costs in connection with our plan to discontinue certain initiatives and decrease operating expenses. The restructuring charge of $3.8 million in 2010 is related to severance and related costs in connection with a reduction in headcount in order to rationalize expenses.

All other expenses increased by $63.4 million to $254.8 million in 2011 from $191.4 million 2010. Interest expense increased from $25.9 million to $40.4 million primarily due to increases in our Long-term debt and our increased stock lending activity. Communications and data processing expense increased primarily due to higher market data and connectivity expenses related to our overall growth. Depreciation and amortization expense increased primarily due to fixed asset purchases and greater capitalized software development costs and acquired intangible assets. Professional fees increased due to higher consulting, research and contract labor expenses. Other expenses increased due to higher recruiting, regulatory, administrative expenses and higher partial month interest reserves associated with our GNMA issuances.

Our effective tax rate for 2011 from continuing operations of 38.4% differed from the federal statutory rate of 35% primarily due to state and local income taxes and non-deductible charges.

Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax Earnings

We believe that certain non-GAAP financial presentations, when taken into consideration with the corresponding GAAP financial presentations, are important in understanding our operating results. Selected financial information is included in our non-GAAP financial presentations for the year ended December 31, 2012. This information includes the effects of the August 1, 2012 Loss, the writedown of goodwill and intangible assets, trading losses related to the Facebook IPO, professional fees related to our announced merger with GETCO, a gain resulting from a change in the tax status of a strategic investment, and the writedown of a strategic investment. We believe these presentations provide meaningful information to shareholders and investors as they provide comparability for our results of operations for the year ended December 31, 2012 with the results for the year ended December 31, 2011. The following table provides a full reconciliation of GAAP to non-GAAP pre- tax results for the year ended December 31, 2012 (in thousands):

YEAR ENDED DECEMBER 31, 2012	MARKET MAKING	GLOBAL EXECUTION SERVICES	CORPORATE AND OTHER	CONSOLIDATED
Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax:
GAAP (Loss) Income from continuing operations before income taxes	$(368,477)	$29,481	$(73,893)	$(412,889)
August 1st trading loss, related costs and professional fees related to merger	457,570	—	11,222	468,792
Writedown of goodwill and intangible assets	11,917	16,816	—	28,733
Facebook IPO trading losses	25,975	9,463	—	35,438
Investment gain	—	—	(9,992)	(9,992)
Writedown of strategic investment	—	—	11,384	11,384

Non-GAAP Income (Loss) from continuing operations before income taxes	$126,985	$55,760	$(61,279)	$121,466

*	Totals may not add due to rounding

Financial Condition, Liquidity and Capital Resources

Financial Condition

We have historically maintained a highly liquid balance sheet, with a substantial portion of our total assets consisting of cash, highly liquid marketable securities and short term receivables. As of December 31, 2012 and 2011, we had total assets of $9.78 billion and $7.15 billion, respectively, a portion of which consisted of cash or assets readily convertible into cash as follows (in millions):

	DECEMBER 31, 2012	DECEMBER 31, 2011
Cash and cash equivalents	$413.9	$467.6
Financial instruments owned, at fair value:
Equities	1,463.9	1,416.1
U.S. government and Non-U.S. government obligations	34.3	44.3
Corporate debt	76.8	73.1
Listed equity options	202.1	280.4
Collateralized agreements:
Securities borrowed	1,008.7	1,494.6
Receivables from brokers, dealers and clearing organizations	868.8	547.9
Assets of business held for sale	310.9	76.8

Total cash and assets readily convertible to cash	$4,379.5	$4,400.5

Totals may not add due to rounding.

Substantially all of the amounts disclosed in the table above can be liquidated into cash within five business days under normal market conditions, however, the liquidated values may be subjected to haircuts during distressed market conditions as we saw following the August 1, 2012 Loss.

Financial instruments owned principally consist of equities and listed equity options that trade on the NYSE, NYSE Amex and NYSE Arca markets, Nasdaq and on the OTC Bulletin Board as well as securitized HECM loan inventories.

Securities borrowed represent the value of cash or other collateral deposited with securities lenders to facilitate our trade settlement process.

Receivables from brokers, dealers and clearing organizations include interest bearing cash balances held with third party clearing brokers, including, or net of, amounts related to securities transactions that have not yet reached their contracted settlement date, which is generally within three business days of the trade date.

As of December 31, 2012 and 2011, $1.08 billion and $798.2 million, respectively, of equities have been pledged as collateral to third-parties under financing arrangements.

Other assets primarily represent deposits, net deferred tax assets and other miscellaneous receivables.

Total assets increased $2.63 billion, or 36.7%, from $7.15 billion at December 31, 2011 to $9.78 billion at December 31, 2012. The majority of the increase in assets relates to the growth of our financial instruments owned. Financial instruments owned increased by $2.28 billion, or 60.7%, from $3.75 billion at December 31, 2011, to $6.02 billion at December 31, 2012, primarily due to the $2.33 billion increase in securitized HECM loan inventory, which represents HECM loans that have been securitized into GNMA securities which have been sold to third parties but where the securitization is not accounted for as a sale under current accounting standards. Our securities inventory fluctuates based on trading volumes, market conditions, trading strategies utilized and our pre-determined risk limits. Receivable from brokers, dealers and clearing organizations increased by $320.9 million, from $547.9 million at December 31, 2011 to $868.8 million at December 31, 2012, due to increased deposits at third party clearing organizations including customer balances related to our futures business as well as timing relating to trade date versus settlement date differences. Securities borrowed decreased by $485.9 million, from $1.49 billion at December 31, 2011 to $1.01 billion at December 31, 2012. This decrease is related to the changes in our trading inventory, offset in part, by the increase in our balance at clearing brokers included within Receivable from brokers, dealers and clearing organizations that also assist in funding our inventory. Income taxes receivable increased $142.8 million from $9.8 million at December 31, 2011 to $152.6 million at December 31, 2012, primarily due to income tax benefits associated with the August 1, 2012 Loss. Cash and securities segregated under federal and other regulations increased $156.0 million from $11.0 million at December 31, 2011 to $167.0 million at December 31, 2012, primarily due to the acquisition of our futures business. Assets of business held for sale increased by $135.7 million from $313.8 million at December 31, 2011 to $449.5 million at December 31, 2012, primarily due to increases in fixed income securities positions and receivable from brokers, dealers and clearing organizations.

Total liabilities increased $2.60 billion, or 45.8%, from $5.69 billion at December 31, 2011 to $8.30 billion at December 31, 2012. The majority of the increase in liabilities relates to increases in Collateralized financings and Payable to customers. Collateralized financings increased by $2.18 billion, or 77.1%, from $2.83 billion at December 31, 2011, to $5.01 billion at December 31, 2012 primarily due to the increased Liability to GNMA trusts, at fair value associated with the securitization of HECM loans into GNMA securities, where such securitization is not accounted for as a sale. This increase was offset in part by a decrease in lending activity to facilitate transaction settlements relating to self-clearing. Financial instruments sold, not yet purchased decreased by $258.2 million, or 15.2%, from $1.70 billion at December 31, 2011, to $1.45 billion at December 31, 2012, primarily due to a decrease in the size of the securities inventory utilized in our equity and option market making activities. Our securities inventory fluctuates based on trading volumes, market conditions, trading strategies utilized and our pre-determined risk limits and the decrease in Financial instruments sold, not yet purchased is consistent with the decrease in our long securities position within our market making business. Payable to customers increased by $365.0 million, from $23.7 million at December 31, 2011 to $388.8 million at December 31, 2012, primarily due to the acquisition of our futures business. Accrued compensation expense decreased from $166.1 million at

December 31, 2011 to $141.8 million at December 31, 2012 primarily as a result of a decrease in accrued year-end discretionary compensation due to the decrease in our results. Liabilities of business held for sale increased by $246.6 million from $111.0 million at December 31, 2011 to $357.7 million at December 31, 2012, primarily due to increases in fixed income securities positions.

Stockholders’ equity, decreased by $209.3 million, from $1.46 billion at December 31, 2011 to $1.25 billion at December 31, 2012. The decrease in stockholders’ equity from December 31, 2011 was primarily a result of the August 1, 2012 Loss, offset in part by an increase of $129.6 million as a result of the conversion of a portion of our convertible preferred stock into Class A common stock.

Liquidity and Capital Resources

Historically we have financed our business primarily through cash generated by operations, our long-term debt and other borrowings. On August 6, 2012 we raised $400.0 million in equity financing through the issuance of Series A convertible preferred stock to certain investors (the “August 2012 Recapitalization”). We incurred approximately $40.5 million of fees and costs related to the offering, resulting in net proceeds of $359.5 million.

Our Series A convertible preferred stock (“Series A Preferred Stock”) balance at December 31, 2012 was $229.9 million. The initial net balance of $359.9 million was reduced by $129.6 million as a result of the conversion of a portion of the Series A Preferred Stock into Class A common stock. Since the Series A Preferred Stock can become redeemable at the option of the holder upon the occurrence of certain merger or acquisition transactions or fundamental changes, which may not be solely within the control of the Company, the Series A Preferred Stock are classified as temporary equity on the Company’s Consolidated Statements of Financial Condition. On February 28, 2013, 239,844 shares of Series A Preferred Stock were mandatorily converted into 159,896,077 shares of Class A common stock as a result of the Company’s Class A common stock having traded above 200% of the $1.50 per share conversion price for 60 consecutive trading days.

At December 31, 2012, we had net current assets, which consist of net assets readily convertible into cash less current liabilities, of approximately $1.18 billion.

We have acquired several businesses over the last few years. In July 2010, we completed the acquisition of Urban Financial Group, Inc. (“Urban”) for $28.4 million, comprising $19.4 million in cash, approximately 350,000 shares of unregistered Knight Class A common stock valued at $5.0 million and a potential earn-out based on future performance valued at $4.7 million. Urban achieved its first and second year performance targets as of July 31, 2011 and 2012, respectively. Therefore, the seller received $1.3 million split evenly between cash and unregistered shares of Knight common stock in each of those years. In June 2012, we completed the acquisition of certain assets and assumption of certain liabilities of Penson Futures, the futures division of Penson Financial Services, Inc. for $5.0 million in cash and a potential earn-out based on future performance with an estimated fair value of $3.5 million. We expect to fund the purchase price of any future acquisitions with our current cash position or, in some cases, through the issuance of our stock or debt.

We had net loss from continuing operations of $266.6 million during 2012 and net income from continuing operations of $132.4 million and $108.3 million during 2011 and 2010, respectively. Included in these amounts were certain non-cash expenses such as stock-based compensation, depreciation, amortization and certain non-cash writedowns. Stock-based compensation was $42.4 million, $39.2 million and $46.9 million during 2012, 2011 and 2010, respectively. Depreciation and amortization expense was $43.1 million, $47.1 million and $37.4 million during 2012, 2011 and 2010, respectively. Non-cash writedown of assets were $28.7 million in 2012 which related to the impairment of goodwill and intangible assets. Non-cash writedown of assets and lease loss accrual during 2011 was $1.6 million relating to excess real estate space. Non-cash restructuring charges during 2011 were $10.9 million comprising $2.5 million related to stock based compensation, $6.1 million in writedown of assets and $2.3 million in writedown of intangible assets and goodwill. Non-cash writedown of assets and lease loss accrual during 2010 was $0.7 million relating to excess real estate space.

Capital expenditures related to our continuing operations were $29.8 million, $26.4 million and $42.2 million during 2012, 2011 and 2010, respectively. Purchases of investments were $27.9 million, $26.6 million and $8.0 million during 2012, 2011 and 2010, respectively, and dividends and distributions received from investments were

$33.4 million, $24.4 million and $37.6 million during 2012, 2011 and 2010, respectively. Payments relating to acquisitions of businesses, trading rights and other items, net of cash received were $3.9 million, $0.6 million and $48.1 million during 2012, 2011 and 2010, respectively.

In March 2010, we issued Cash Convertible Senior Subordinated Notes (“Notes”) with a face amount of $375.0 million in a private offering. Net proceeds from the offering were $167.5 million, which included $15.0 million from the sale of warrants, less $140.5 million for the termination and required repayment of the borrowings under our previous $140.0 million credit agreement including accrued interest, $73.7 million for the purchase of call options and $8.5 million of offering expenses. The Notes bear interest at a rate of 3.50% per year, payable semi-annually in arrears, on March 15 and September 15 of each year, commencing on September 15, 2010 and will mature on March 15, 2015, subject to earlier repurchase or conversion. In 2012, 2011 and 2010, we recognized interest expense related to the Notes of $27.5 million, $26.4 million and $20.1 million, respectively.

In June 2011, we entered into a $100.0 million three-year Term Loan Credit Agreement (the “Term Credit Agreement”) with the same consortium of banks. As of December 31, 2012, the Company has borrowed all the funds under the Term Credit Agreement and the interest rate was 2.72% per annum, which is based on the one month LIBOR rate plus 2.50%. Interest is paid monthly. The Term Credit Agreement is repayable in three installments as follows: $25.0 million on June 28, 2013, $25.0 million on December 27, 2013 and $50.0 million on June 27, 2014. For the years ended December 31, 2012 and 2011, we recognized interest expense related to the Term Credit Agreement of $2.8 million and $1.4 million, respectively.

In June 2011, we also entered into a $200.0 million one-year Revolving Credit Agreement (the “Revolving Credit Agreement”) with Knight Execution & Clearing Services LLC (“KECS”) and Knight Capital Americas, L.P., as borrowers, with a consortium of banks. Borrowings under the Revolving Credit Agreement bear interest at a rate equal to the greater of the federal funds rate or the one month LIBOR rate plus a margin ranging from 1.50% – 2.00% per annum. Interest is payable quarterly. In June 2012, we renewed our Revolving Credit Agreement with substantially the same consortium of banks on substantially the same terms and conditions as the Revolving Credit Agreement. As a result of the consolidation of Knight Capital Americas, L.P. into KECS as of June 30, 2012, and the subsequent renaming of KECS to Knight Capital Americas LLC (“KCA”), KCA is now the sole borrower under the Revolving Credit Agreement. In August 2012, we drew down the full $200.0 million available under our Revolving Credit Agreement and repaid in full by the next business day. As of December 31, 2012, and December 31, 2011 there were no outstanding borrowings under the Revolving Credit Agreement. We are charged an annual commitment fee of 0.25% on the average daily amount of the unused portion of the Revolving Credit Agreement. For the year ended December 31, 2012 and 2011, we recorded $0.1 million and $0.3 million in commitment fees, respectively. The Revolving Credit Agreement was renewed with substantially the same consortium of banks on substantially the same terms and conditions as the Term Credit Agreement on June 27, 2012 and will expire on June 26, 2013.

In December 2012, Knight entered into amendments to the Term Credit Agreement and Revolving Credit Agreement. These amendments were made to clarify treatment of losses related to securities transactions and amend certain other provisions described therein.

In August 2012, we raised $400.0 million in equity financing through the August 2012 Recapitalization. Under the terms of the August 2012 Recapitalization, we sold 400,000 shares of Series A Preferred Stock. We incurred approximately $40.5 million of fees and costs related to the issuance resulting in net proceeds of $359.5 million. Dividends on the Series A Preferred Stock accrue daily and are payable on a cumulative basis, as and if declared by the Board of Directors, in cash at a rate per annum equal to 2%. Declared dividends on the Series A Preferred Stock are payable quarterly, in arrears, on each January 15, April 15, July 15 and October 15. We declared a cash dividend at the end of September 2012 for holders of our Series A Preferred Stock totaling $1.1 million, which was paid in October 2012. We declared a cash dividend $1.2 million at the end of December 2012 for holders of our Series A Preferred Stock which was paid in January 2013.

See Footnote 13 “Long-Term Debt,” and Footnote 4 “Series A Convertible Preferred Stock” included in Part II, Item 8 “Financial Statements and Supplementary Data” of this Form 10-K for further information regarding the Notes, Term Credit Agreement and Revolving Credit Agreement; and Series A Convertible Preferred Stock, respectively.

We have an authorized stock repurchase program of $1.00 billion. We repurchased 1.5 million shares for $19.6 million under the stock repurchase program during 2012. Through December 31, 2012, we had repurchased 76.7 million shares for $879.1 million under this program. We may repurchase shares from time to time in open market transactions, accelerated stock buyback programs, tender offers, privately negotiated transactions or by other means. Repurchases may also be made under Rule 10b5-1 plans. The timing and amount of repurchase transactions will be determined by our management based on its evaluation of market conditions, share price, legal requirements and other factors. The program may be suspended, modified or discontinued at any time without prior notice. We caution that there are no assurances that any further repurchases will actually occur. The terms of our Series A Preferred Stock prohibit us from repurchasing any shares if dividends on such shares are in arrears. We had 202.1 million shares of Class A common stock outstanding as of December 31, 2012.

Our U.S. registered broker-dealer is subject to regulatory requirements intended to ensure the general financial soundness and liquidity of broker-dealers and FCM and require the maintenance of minimum levels of net capital, as defined in SEC Rule 15c3-1 as well as other capital requirements from several commodity organizations including the Commodities Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”). These regulations also prohibit a broker-dealer from repaying subordinated borrowings, paying cash dividends, making loans to its parent, affiliates or employees, or otherwise entering into transactions which would result in a reduction of its total net capital to less than 120% of its required minimum capital. Moreover, broker-dealers are required to notify the SEC, CFTC and other regulators prior to repaying subordinated borrowings, paying dividends and making loans to its parent, affiliates or employees, or otherwise entering into transactions, which, if executed, would result in a reduction of 30% or more of its excess net capital (net capital less minimum requirement). The SEC and the CFTC have the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer. As of December 31, 2012, our broker-dealers were in compliance with the applicable regulatory net capital rules.

The following table sets forth the net capital levels and requirements for our regulated U.S. broker-dealer subsidiary at December 31, 2012, as reported in its respective regulatory filing (in millions):

ENTITY	NET CAPITAL	NET CAPITAL REQUIREMENT	EXCESS NET CAPITAL
Knight Capital Americas LLC	$312.0	$20.8	$291.2

Effective as of the close of business on June 30, 2012, we merged our broker-dealer subsidiary Knight Capital Americas, L.P. into KECS with KECS as the surviving entity and only U.S. broker-dealer. KECS was then immediately renamed Knight Capital Americas LLC and remains an indirect, wholly-owned subsidiary of Knight Capital Group, Inc.

Our foreign registered broker-dealers are subject to certain financial resource requirements of either Financial Services Authority (“FSA”) or the Securities and Futures Commission (“SFC”). The following table sets forth the financial resource requirement for the following significant foreign regulated broker-dealer at December 31, 2012 (in millions):

ENTITY	FINANCIAL RESOURCES	RESOURCE REQUIREMENT	EXCESS FINANCIAL RESOURCES
Knight Capital Europe Limited	$124.3	$37.6	$86.8

On December 19, 2012, Knight, GETCO and an affiliate of GETCO entered into the Merger Agreement for a strategic business combination. As a result of the proposed Merger, Knight and GETCO will each become a wholly owned subsidiary of Knight Holdco, Inc., a newly-formed Delaware corporation (“KCG”). The business of KCG will be the combined business of Knight and GETCO.

Under the Merger Agreement, existing Company common stockholders (other than GETCO and holders of Company restricted stock or other equity awards granted after December 19, 2012) will have the right to elect to receive $3.75 per share in cash or one share of common stock of KCG for each share of Company Class A common stock they own immediately prior to the completion of the transaction. The cash consideration will be subject to pro-ration if the holders of more than 66.7% of the Company’s Class A common stock eligible for election in the transaction properly elect to receive the cash consideration for their Company shares. Jefferies & Company, Inc. and its affiliates (“Jefferies”), the largest stockholders of the Company, have agreed to limit their cash election to 50.0% of their Company shares to the extent the total cash consideration would otherwise exceed $720.0 million. This is intended to enable other Company stockholders (excluding GETCO and holders of Company restricted stock or other equity awards granted after December 19, 2012) to receive up to 66.7% of their total consideration in cash, while limiting the total cash consideration to be paid by KCG to not more than $720.0 million in the aggregate.

If the transaction is completed, GETCO Class A, Class B and Class P unitholders are expected to receive, in aggregate, approximately 233 million shares of common stock of KCG and 75 million warrants to acquire shares of common stock of KCG. The warrants will be comprised of 25 million Class A warrants, having a $4.00 exercise price and exercisable for a four-year term; 25 million Class B warrants, having a $4.50 exercise price and exercisable for a five-year term; and 25 million Class C warrants, having a $5.00 exercise price and exercisable for a six-year term.

GETCO entered into a commitment letter, with affiliates of Jefferies for the financing necessary to complete the business combination, including refinancing all existing Knight and GETCO debt. Pursuant to the commitment letter, Jefferies committed to provide a first lien term loan facility in an aggregate principal amount of up to $450.0 million, a first lien revolving facility in an aggregate principal amount of $20.0 million and a second lien bridge loan facility in an aggregate principal amount of up to $550.0 million. On February 5, 2013, GETCO and Jefferies entered into a joinder agreement with Goldman Sachs Bank USA (“Goldman Sachs”). Pursuant to the joinder agreement, Goldman Sachs agreed to provide a portion of the financing agreed to in the commitment letter for the first lien term loan facility, the first lien revolving facility and the second lien bridge loan facility. In addition, Jefferies and Goldman are expected to arrange an offering of senior secured second lien notes by the new holding company yielding aggregate gross proceeds of up to $550.0 million. The proceeds of the senior secured second lien notes, if any, would reduce the funded amount of the second lien bridge loan facility or, if the second lien bridge loan facility were previously funded, be used to repay the bridge loans made thereunder. These financings will be subject to customary affirmative and negative covenants.

The Merger is expected to be completed in the second quarter of 2013, subject to approval by the Company’s stockholders and GETCO’s voting unitholders, customary regulatory approvals and satisfaction of customary closing conditions.

Contractual Obligations

In connection with our operating activities, we enter into certain contractual obligations. Our future cash payments associated with our contractual obligations pursuant to operating leases, net of sublease obligations and guaranteed employment contracts longer than one year as of December 31, 2012 are summarized below (in millions):

	PAYMENTS DUE IN:
				THEREAFTER THROUGH
	2013	2014-2015	2016-2017	AUGUST 31, 2023	TOTAL
Term Credit Agreement [1]	$50.0	$50.0	$—	$—	$100.0
Notes [1]	—	375.0	—	—	375.0
Operating lease obligations [2]	20.5	39.5	37.8	78.8	176.7
Other obligations [2]	12.5	—	—	—	12.5

Total	$83.0	$464.5	$37.8	$78.8	$664.2

1	- See Footnote 13, “Long-Term Debt” to the Consolidated Financial Statements
2	- See Footnote 22, “Commitments and Contingent Liabilities” to the Consolidated Financial Statements

Totals may not add due to rounding.

Knight Capital Group, Inc. also has provided, and may in the future provide, in the ordinary course of business, unsecured guarantees to guarantee the payment obligations of certain of its subsidiaries under trading, repurchase, financing and stock loan arrangements, as well as under certain leases.

Off-Balance Sheet Arrangements

As of December 31, 2012, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Effects of Inflation

The majority of our assets are liquid in nature and therefore are not significantly affected by inflation. However, the rate of inflation may affect our expenses, such as employee compensation, office leasing costs and communications expenses, which may not be readily recoverable in the prices of the services offered by us. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect our financial position and results of operations.

Discontinued Operations

During the first quarter of 2013, we announced that we were discontinuing our correspondent clearing business. As a result, this business has been classified as a discontinued operation and the results of its operations have been included in discontinued operations on the Consolidated Statements of Operations for all periods presented.

During the first quarter of 2013, we agreed to sell our fixed income sales and trading business including debt capital markets, which operates in the U.S. and in the U.K., to Stifel, Nicolaus & Company, Inc. We expect to complete the transaction during the second quarter of 2013. As a result of our decision to sell this business, this business has been classified as held for sale and the results of its operations have been included in discontinued operations within the Consolidated Statements of Operations for all periods presented. The assets and liabilities associated with this business are recorded as Assets of business held for sale and Liabilities of business held for sale, respectively on the Consolidated Statements of Financial Condition.

Deephaven Capital Management LLC and its subsidiaries (collectively, “Deephaven”) was formerly the registered investment adviser to, and sponsor of, the Deephaven investment funds (the “Deephaven Funds”). During the first quarter of 2009, Deephaven completed the sale of substantially all of its assets to Stark & Roth, Inc. (together with its affiliates, “Stark”) with Stark agreeing to assume certain limited liabilities of Deephaven. At that time, Deephaven was replaced by Stark as the investment manager, managing member and general partner for the Deephaven Funds and the Company exited the Deephaven business. As a result of this sale, Deephaven was classified as a discontinued operation.

Subsequent Events

Corporate restructuring

On January 30, 2013, we completed a corporate restructuring designed to lower operating expenses and improve financial performance. As part of the restructuring, we will reduce our worldwide workforce by approximately 5%. The restructuring was undertaken in an effort to combine our voice and electronic sales teams and as a result of the winding-down of our correspondent clearing initiative. Employees directly affected by the workforce reduction have received notification and will be provided with severance payments and specified benefits.

In connection with the restructuring, we expect that we will incur during the first quarter of 2013 a total estimated pre-tax charge between $9.0 million and $11.0 million (across all of our operating segments), broken down as follows:

■	Employee severance and other employee benefit costs between $8.0 million and $10.0 million;

■	Capitalized software writedown of approximately $1.0 million.

Of the above amount, it is expected that cash expenditures will be between $4.0 million and $5.0 million. Although we believe that these estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

We expect that there will be additional costs related to the winding-down of our correspondent clearing initiative but such costs cannot be determined at this time.

Critical Accounting Policies

Our Consolidated Financial Statements are based on the application of GAAP which requires us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates and any such differences may be material to our Consolidated Financial Statements. We believe that the estimates set forth below may involve a higher degree of judgment and complexity in their application than our other accounting estimates and represent the critical accounting estimates used in the preparation of our consolidated financial statements. We believe our judgments related to these accounting estimates are appropriate. However, if different assumptions or conditions were to prevail, the results could be materially different from the amounts recorded.

Financial Instruments and Fair Value—We value our financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The fair value hierarchy can be summarized as follows:

■	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

■	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

■	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Changes in fair value are recognized in earnings each period for financial instruments that are carried at fair value.

Our financial instruments owned and financial instruments sold, not yet purchased will generally be classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices or broker or dealer quotations with reasonable levels of price transparency.

The types of instruments that trade in markets that are not considered to be active, but are valued based on observable inputs such as quoted market prices or alternative pricing sources with reasonable levels of price transparency are generally classified within Level 2 of the fair value hierarchy.

As discussed in Footnote 13 “Long-Term Debt,” included in Part I, Item 1 “Financial Statements” of this Form 10-K, we entered into purchased call options and recorded an embedded conversion derivative concurrent with our issuance of the Notes. The fair value of these options and derivative are determined using an option pricing model based on observable inputs such as implied volatility of our common stock, risk-free interest rate, and other factors and, as such, are classified within Level 2 of the fair value hierarchy.

Our loan inventory, foreign currency forward contracts, investment in the Deephaven Funds, deferred compensation investments and certain mortgage-backed securities are also classified within Level 2.

Certain instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. For those instruments that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. As of December 31, 2012 and December 31, 2011, we did not hold any financial instruments that met the definition of Level 3.

There were no transfers of financial instruments between levels of the fair value hierarchy for any periods presented.

Securitization activities—We securitize HECMs under our GNMA issuance authority. Securitization and transfer of financial assets are generally accounted for as sales when an issuer has relinquished control over the transferred assets. Based upon the current structure of the GNMA securitization program, we believe that we have not met the

GAAP criteria for relinquishing control over the transferred assets and therefore our securitizations fail to meet the GAAP criteria for sale accounting. As such, we continue to recognize the HECMs in Financial instruments owned, at fair value, and we recognize a corresponding liability in Liability to GNMA trusts, at fair value on the Consolidated Statements of Financial Condition.

Goodwill and Intangible Assets—As a result of our various acquisitions, we have acquired goodwill and identifiable intangible assets. We determine the values and useful lives of intangible assets upon acquisition. Goodwill is the cost of acquired companies in excess of the fair value of net assets, including identifiable intangible assets, at the acquisition date. We test goodwill and intangible assets with an indefinite useful life for impairment at least annually or when an event occurs or circumstances change that signifies the existence of impairment.

Goodwill

Goodwill of $213.9 million at December 31, 2012 primarily relates to our Global Execution Services segment. We test the goodwill in each of our reporting units for impairment at least annually by comparing the estimated fair value of each reporting unit with its estimated net book value. We derive the fair value of each of our reporting units based on valuation techniques we believe market participants would use for each segment (observable market multiples and discounted cash flow analyses) and we derive the net book value of our reporting units by estimating the amount of shareholders’ equity required to support the activities of each reporting unit. As part of our test for impairment, we also consider the profitability of the applicable reporting unit as well as our overall market value, compared to our book value. We performed our annual test for impairment of goodwill in the second quarter of 2012 and determined that goodwill was not impaired at that time. Subsequent to that annual impairment test, we experienced a technology issue on August 1, 2012 which resulted in a substantial trading loss and required us to reassess goodwill for impairment and resulted in a writedown of goodwill totaling $126.4 million, $114.3 million of which is included within discontinued operations.

Intangible Assets

Intangible assets, less accumulated amortization, of $55.7 million at December 31, 2012 are primarily attributable to our Global Execution Services segment, while there is an additional $9.2 million of intangible assets held within Assets from business held for sale. We amortize these assets, which primarily consist of customer relationships on a straight-line basis over their useful lives, the majority of which have been determined to range from one to 17 years. We test amortizable intangibles for recoverability whenever events indicate that the carrying amounts may not be recoverable. On August 1, 2012 we had a technology issue which resulted in a substantial trading loss. Consequently we assessed our amortizable intangible assets for impairment and recorded a writedown of intangible assets totaling $16.7 million. During the third quarter of 2011, a portion of customer relationships within the Global Execution Services segment with an unamortized cost of $1.3 million was written off in connection with our restructuring charge. See Footnote 18 “Restructuring, Writedown of assets and lease loss accrual” included in Part II, Item 8 “Financial Statements” of this Form 10-K for further information.

Investments—Investments primarily comprise strategic investments and deferred compensation investments. Strategic investments include noncontrolling equity ownership interests and debt instruments held by us within our non-broker-dealer subsidiaries, primarily in financial services-related businesses. Strategic investments are accounted for under the equity method, at cost or at fair value. We use the equity method of accounting when we have significant influence, generally considered to be between 20% and 50% equity ownership or greater than 3% to 5% of a partnership interest. We hold strategic investments at cost, less impairment if any, when we are not considered to exert significant influence on operating and financial policies of the investee. We account for our deferred compensation investments, which primarily consist of mutual funds, at fair value.

We review investments on an ongoing basis to ensure that the carrying values of the investments have not been impaired. If we assess that an impairment loss on a strategic investment has occurred due to a decline in fair value or other market conditions, we write the investment down to its estimated impaired value.

We maintain a deferred compensation plan related to certain employees and directors. This plan provides a return to the participants based upon the performance of various investments. In order to hedge our liability under this plan, we generally acquire the underlying investments and hold such investments until the deferred compensation liabilities are satisfied. We record changes in value of such investments in Investment income (loss) and other, net, with a corresponding charge or credit to Employee compensation and benefits on the Consolidated Statements of Operations.

Market Making, Sales, Trading and Execution Activities—Financial instruments owned and Financial instruments sold, not yet purchased, which relate to market making and trading activities, include listed and OTC equity securities, listed equity options and fixed income securities which are recorded on a trade date basis and carried at fair value. Net trading revenue (trading gains, net of trading losses) and commissions (which includes commission equivalents earned on institutional client orders, futures transactions, and HECM loan originations and securitization activities) and related expenses are also recorded on a trade date basis. Our third party clearing agreements call for payment or receipt of interest income, net of transaction-related interest charged by clearing brokers for facilitating the settlement and financing of securities transactions. The Company also nets interest income on its securitized HECM loan inventory against interest expense on its liability to GNMA trusts.

Dividend income relating to securities owned and dividend expense relating to securities sold, not yet purchased, derived from our market making activities are included as a component of Net trading revenue on our Consolidated Statements of Operations.

Lease Loss Accrual—It is our policy to identify excess real estate capacity and where applicable, accrue for related future costs, net of estimated sublease income. In the event we are able to sublease the excess real estate after recording a lease loss, such accrual is adjusted to the extent the actual terms of sub-leased property differ from the assumptions used in the calculation of the accrual. In the event that we conclude that previously determined excess real estate is needed for our use, such lease loss accrual is adjusted accordingly. Any such adjustments to previous lease loss accruals are recorded in Writedown of assets and lease loss accrual on the Consolidated Statements of Operations

Income taxes—We record deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and measures them using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. We evaluate the recoverability of future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of temporary differences and forecasted operating earnings.

Other Estimates—The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. In addition to the estimates that we make in connection with accounting for the items noted above, the use of estimates is also important in determining provisions for potential losses that may arise from litigation, regulatory proceedings and tax audits.

When determining stock-based employee compensation expense, we make certain estimates and assumptions relating to volatility and forfeiture rates. We estimate volatility based on several factors including implied volatility of market-traded options on our common stock on the grant date and the historical volatility of our common stock. We estimate forfeiture rates based on historical rates of forfeiture of employee stock awards.

A portion of our Employee compensation and benefits expense on the Consolidated Statements of Operations represents discretionary bonuses, which are accrued for throughout the year and paid after the end of the year. Among many factors, discretionary bonus accruals are generally influenced by our overall performance and competitive industry compensation levels.

We estimate and accrue for potential losses that may arise out of litigation and regulatory proceedings to the extent that such losses are probable and can be estimated. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different. Our total liability accrued with respect to litigation and regulatory proceedings is determined on a case-by-case basis and represents an estimate of probable losses based on, among other factors, the progress of each case, our experience and industry experience with similar cases and the opinions and views of internal and external legal counsel. Given the inherent difficulty of predicting the outcome of our litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, we cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred. For more information on our legal and regulatory matters, see “Legal Proceedings” in Part I, Item 3 of this Annual Report on Form 10-K for the year ended December 31, 2012 and other reports or documents the Company files with, or furnishes, to the SEC from time to time.

Accounting Standards Updates

In December 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting arrangements. The new disclosures are required for annual reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than the change in disclosures, we have determined that the adoption of this ASU will not have an impact on our Consolidated Financial Statements.

In July 2012 the FASB issued an ASU, which allows a company to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test of an indefinite-lived intangible asset. This ASU simplifies the guidance for impairment testing of indefinite-lived intangible assets other than goodwill and gives companies the option to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Companies electing to perform a qualitative assessment are no longer required to calculate the fair value of an indefinite-lived intangible asset unless the company determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. This update is effective for annual impairment tests, or more frequently if deemed appropriate, performed in fiscal years beginning after September 15, 2012; however, early adoption is permitted. We have determined that the adoption of this ASU will not have an impact on our Consolidated Financial Statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to numerous risks in the ordinary course of our business and activities; therefore, effective risk management is critical to our financial soundness and profitability. We have a comprehensive risk management structure and processes to monitor and evaluate the principal risks we assume in conducting our business. Our risk management policies, procedures and methodologies are subject to ongoing review and modification. The principal risks we face are as follows:

Market Risk

Our market making and trading activities expose our capital to significant risks. These risks include, but are not limited to, absolute and relative price movements, price volatility, interest rates, credit spreads, and changes in liquidity, over which we have virtually no control. Securities price risks result from exposure to changes in prices and volatilities of individual equities, equity baskets and equity indices. Interest rate risks result primarily from exposure and changes in the yield curve, the volatility of interest rates and credit spreads.

For working capital purposes, we invest in money market funds and government securities or maintain interest-bearing balances at banks and in our trading accounts with clearing brokers, which are classified as Cash and cash equivalents and Receivable from brokers, dealers and clearing organizations, respectively, on the Consolidated Statements of Financial Condition. These financial instruments do not have maturity dates; the balances are short-term in nature and are subject to daily repricing, which helps to mitigate our market risks. Our cash and cash equivalents held in foreign currencies are subject to the exposure of foreign currency fluctuations. These balances are monitored daily and are not material to our overall cash position.

We employ proprietary position management and trading systems that provide real-time, on-line position management and inventory control. We monitor our risks by reviewing trading positions and their appropriate risk measures. We have established a system whereby transactions are monitored by senior management and an independent risk control function on a real-time basis as are individual and aggregate dollar and inventory position totals, capital allocations, and real-time profits and losses. Our management of trading positions is enhanced by our review of mark-to-market valuations and position summaries on a daily basis.

In the normal course of business, we maintain inventories of exchange-listed and OTC equity securities, and to a lesser extent, listed equity options and fixed income products. The fair value of these financial instruments at December 31, 2012 and 2011 was $1.94 billion and $2.02 billion, respectively, in long positions and $1.64 billion and $1.69 billion, respectively, in short positions. The potential change in fair value, using a hypothetical 10% decline in prices, is estimated to be a loss of $30.0 million and $33.0 million as of December 31, 2012 and

2011, respectively, due to the offset of gains in short positions against losses in long positions. The following table illustrates, for the period indicated, our average, highest and lowest month-end inventory at market value and includes inventory classified within Assets of business held for sale (based on both the aggregate and the net of the long and short positions of financial instruments (in millions):

	2012		2011		2010
	AGGREGATE OF LONG AND SHORT POSITIONS	NET OF LONG AND SHORT POSITIONS	AGGREGATE OF LONG AND SHORT POSITIONS	NET OF LONG AND SHORT POSITIONS	AGGREGATE OF LONG AND SHORT POSITIONS	NET OF LONG AND SHORT POSITIONS
Average month-end	$3,782.5	$511.0	$4,057.3	$356.1	$2,258.9	$143.1
Highest month-end	4,400.8	844.4	4,675.2	597.7	2,793.1	311.7
Lowest month-end	2,374.9	398.9	3,455.2	(167.5)	1,725.7	29.1

Operational Risk

Operational risk can arise from many factors ranging from routine processing errors to potentially costly incidents arising, for example, from major systems failures or human errors. For example, on August 1, 2012, at the open of trading at the NYSE, we experienced a technology issue related to the installation of trading software which resulted in our broker dealer subsidiary, KCA, sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market. As a result of this technology issue, we incurred a pre-tax loss of $461.1 million which principally relates to trading losses. Following August 1, 2012, we commenced an internal review into such event and associated controls and intend to take appropriate remedial measures based on the findings of such review.

Our businesses are highly dependent on our ability and our market centers ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in several currencies. We incur operational risk across all of our business activities, including revenue generating activities as well as support functions. Legal and compliance risk is included in the scope of operational risk and is discussed below under “Legal Risk.”

Primary responsibility for the management of operational risk lies with our operating segments and supporting functions. Our operating segments maintain controls designed to manage and mitigate operational risk for existing activities. As new products and business activities are developed, we endeavor to identify operational risks and design controls to seek to mitigate the identified risks.

Disaster recovery plans are in place for critical facilities related to our primary operations and resources and redundancies are built into the systems as deemed reasonably appropriate. We have also established policies, procedures and technologies designed to seek to protect our systems and other assets from unauthorized access. There is no assurance that such plans, policies, procedures and technologies will prevent a significant disruption to our business.

Liquidity Risk

Liquidity risk is the risk that we would be unable to meet our financial obligations as they arise in both normal and strained funding environments. To that end, we have established a comprehensive and conservative set of policies and procedures that govern the management of liquidity risk for the Company at the corporate level and at the subsidiary entity level.

We maintain a liquidity pool consisting of primarily cash and other highly liquid instruments at the corporate level to satisfy intraday and day-to-day funding needs, as well as potential cash needs in a strained funding environment. In addition, we maintain committed and uncommitted credit facilities with a number of unaffiliated financial institutions. In connection with the uncommitted credit facilities, the lender is at no time under any obligation to make any advance under the credit line, and any outstanding loans must be repaid on demand from the lender.

Our liquidity pool comprises the following (in millions):

	DECEMBER 31,
	2012	2011
Liquidity Pool Composition
Cash Held at Banks	$35.2	$33.3
Money Market and Other Highly Liquid Investments	285.8	200.6

Total Liquidity Pool	$321.0	$233.9

Cash and Other Highly Liquid Investments Held by Subsidiary Entities	$92.9	$233.7

We regularly perform liquidity risk stress testing based on a scenario that considers both market-wide stresses and a company-specific stress over a two-week period. Given the nature of the Company’s business activity and balance sheet composition, survival over the first one to three days of a severe stress environment are most critical, after which management actions could be effectively implemented to navigate through prolonged periods of financial stress. The modeled cash inflows and outflows from the stress test serve as a quantitative input to assist us in establishing the Company’s liquidity risk appetite and amount of liquid assets to be held at the corporate level. The liquidity stress test considers cash flow risks arising from, but not limited to, a dislocation of the secured funding market, additional unexpected margin requirements, and operational events.

We maintain a contingency funding plan (“CFP”) which clearly delineates the roles, responsibilities and actions that will be utilized as the Company encounters various levels of liquidity stress with the goal of fulfilling all financial obligations as they arise while maintaining business activity. We periodically update and test the operational functionality of various aspects of the CFP to ensure it remains current with changing business activity.

Capital Risk

Government regulators, both in the U.S. and globally, as well as self-regulated organizations, have supervisory responsibility over our regulated activities and require us to maintain specified minimum levels of regulatory capital in our broker-dealer and mortgage originator subsidiaries. If not properly monitored, our regulatory capital levels could fall below the required minimum amounts set by our regulators, which could expose us to various sanctions ranging from fines and censure to imposing partial or complete restrictions on our ability to conduct business.

To mitigate this risk, we continuously evaluate the levels of regulatory capital at each of our regulated subsidiaries and adjust the amounts of regulatory capital as necessary to ensure compliance with regulatory capital requirements. We also maintain excess regulatory capital to accommodate periods of unusual or unforeseen market volatility. In addition, we monitor regulatory developments regarding capital requirements and prepare for changes in the required minimum levels of regulatory capital that may occur in the future.

Legal Risk

Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and standards. Legal risk also includes contractual and commercial risk such as the risk that counterparty’s performance obligations will be unenforceable. We are generally subject to extensive regulation in the different jurisdictions in which we conduct our business (see “Government Regulation and Market Structure” in Part I, Item 1). We have established procedures based on legal and regulatory requirements that are designed to foster compliance with applicable statutory and regulatory requirements. We have also established procedures that are designed to require that our policies relating to conduct, ethics and business practices are followed.

As a result of the technology issue on August 1, 2012, we have become subject to regulatory reviews and litigations by stockholders related to the technology issue. We are also subject to several lawsuits challenging the proposed Merger. See “Legal Proceedings” in Part I, Item 3 herein.

Credit Risk

Credit risk represents the loss that we would incur if a counterparty fails to perform its contractual obligations in a timely manner. We manage credit risk with a global, independent credit risk management function that is responsible for measuring, monitoring and controlling the counterparty credit risks inherent in our business activities. To accomplish this, we have established credit policies for specific business lines.

Our credit risk function’s process for managing credit risk includes a qualitative and quantitative risk assessment of significant counterparties prior to engaging in business activity, as well as, on an ongoing basis. The review includes formal financial analysis and due diligence when appropriate.

Our credit risk function is responsible for approving counterparties and establishing credit limits to manage credit risk exposure by counterparty and business line. The assigned limits reflect the various elements of assessed credit risk and are subsequently revised to correspond with changes in the counterparties’ credit profiles. Our credit risk function communicates counterparty limits to the business areas as well as senior management, and monitors compliance with the established limits.

Where appropriate, counterparty exposure is monitored on a daily basis and the collateral, if required, is marked to market daily to accurately reflect the current exposure.

Foreign Currency Risk

Our exposure to foreign currency transaction gains and losses is the result of our foreign subsidiaries having a functional currency other than the U.S. dollar and transacting business in currencies other than the U.S. dollar, primarily the British pound and the Euro. A portion of these risks are hedged, but fluctuations in currency exchange rates could impact our results of operations, financial position and cash flows.

For a further discussion of these and other important factors that could affect our business, see Part I, Item 1A, “Risk Factors” of this Annual Report on Form 10-K.

Consolidated Quarterly Results

The following table sets forth certain unaudited consolidated quarterly statement of operations data for 2012 and 2011. In the opinion of management, this unaudited information has been prepared on substantially the same basis as the Consolidated Financial Statements appearing elsewhere in this document and includes all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the unaudited consolidated quarterly data. The unaudited consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements and notes thereto appearing elsewhere in this document. The results of any quarter are not necessarily indicative of results for any future period.

	QUARTER ENDED *
	DEC. 31, 2012	SEPT. 30, 2012	JUN. 30, 2012	MAR. 31, 2012	DEC. 31, 2011	SEPT. 30, 2011	JUN. 30, 2011	MAR. 31, 2011
	(in thousands, except per share amounts)
Revenues
Commissions and fees	$124,435	$117,777	$141,158	$141,295	$131,782	$171,901	$156,471	$148,285
Net trading revenue	136,853	(347,368)	96,222	153,134	165,442	186,240	124,359	149,211
Interest, net	4,595	4,159	4,227	5,611	(79)	(2,161)	(644)	(925)
Investment (loss) income and other, net	(10,767)	4,684	11,806	2,432	7,941	5,694	2,579	2,069

Total revenues	255,116	(220,748)	253,413	302,472	305,086	361,674	282,765	298,640

Expenses
Employee compensation and benefits	96,439	96,852	101,766	112,269	106,789	124,336	100,785	109,297
Execution and clearance fees	45,392	45,301	52,349	52,330	52,509	62,867	58,010	52,835
Payments for order flow	28,666	20,099	20,155	21,688	19,238	22,985	22,337	20,709
Communications and data processing	22,691	23,576	22,415	20,284	19,510	20,950	19,531	18,647
Interest	12,345	11,885	13,659	13,154	11,758	10,669	9,239	8,740
Depreciation and amortization	9,732	10,140	11,700	11,577	11,730	11,972	11,795	11,574
Professional fees	12,928	7,469	4,400	4,948	5,406	4,108	4,779	4,168
Occupancy and equipment rentals	5,797	5,619	5,376	5,388	5,094	5,403	5,442	5,688
Business development	3,988	4,195	5,088	4,214	5,731	5,025	6,046	2,889
Writedown of assets and lease loss accrual	—	28,733	—	—	700	—	—	945
Restructuring	—	—	—	—	—	24,175	—	—
Other	6,350	7,666	8,995	5,522	744	12,262	9,970	5,952

Total expenses	244,328	261,535	245,903	251,374	239,209	304,752	247,934	241,444

Income (loss) from continuing operations before income taxes	10,788	(482,283)	7,510	51,098	65,877	56,922	34,831	57,196
Income tax expense (benefit)	1,748	(170,737)	2,819	19,878	24,091	22,331	13,751	22,237

Income (loss) from continuing operations, net of tax	9,040	(311,546)	4,691	31,220	41,786	34,591	21,080	34,959
Loss from discontinued operations, net of tax	(2,582)	(78,375)	(1,400)	1,886	(1,548)	(7,655)	(3,509)	(4,468)

	QUARTER ENDED *
	DEC. 31, 2012	SEPT. 30, 2012	JUN. 30, 2012	MAR. 31, 2012	DEC. 31, 2011	SEPT. 30, 2011	JUN. 30, 2011	MAR. 31, 2011
	(in thousands, except per share amounts)
Net income (loss)	6,458	(389,921)	3,291	33,106	40,238	26,936	17,571	30,491

Dividend on convertible preferred shares	(1,217)	(1,051)	—	—	—	—	—	—
Deemed dividend related to beneficial conversion feature of convertible preferred shares	—	(373,364)	—	—	—	—	—	—

Net income (loss) attributable to common stock holders	$5,241	$(764,336)	$3,291	$33,106	$40,238	$26,936	$17,572	$30,491

Diluted earnings (loss) per share from continuing operations	$0.03	$(2.57)	$0.05	$0.34	$0.45	$0.37	$0.22	$0.37

Diluted earnings (loss) per share	$0.01	$(6.30)	$0.04	$0.36	$0.43	$0.29	$0.19	$0.33

*	Quarterly totals may not add to full year due to rounding.

Item 8.	Financial Statements and Supplementary Data

Knight Capital Group, Inc.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Knight Capital Group, Inc.’s (“Knight”) management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

■	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Knight;

■	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Knight; and

■	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Knight’s internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework.

Based on our assessment, Knight’s management has concluded that, as of December 31, 2012, internal control over financial reporting is effective.

The effectiveness of Knight’s internal control over financial reporting as of December 31, 2012 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of

Knight Capital Group, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Knight Capital Group, Inc. and its subsidiaries (the “Company”) at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page 47. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/S/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 28, 2013, except for the effects of assets and liabilities of the business held for sale, discontinued operations and operating business segment realignment discussed in Note 1, as to which the date is May 12, 2013.

Knight Capital Group, Inc.

Consolidated Statements of Financial Condition

	DECEMBER 31,
	2012	2011
	(In thousands)
ASSETS
Cash and cash equivalents	$413,926	$467,633
Cash and securities segregated under federal and other regulations	166,992	11,010
Financial instruments owned, at fair value, including securities pledged of $4,605,155 at December 31, 2012 and $2,121,783 at December 31, 2011:
Equities	1,463,916	1,416,090
Debt securities	111,157	117,390
Listed equity options	202,091	280,384
Loan inventory	191,712	189,541
Other financial instruments	237	21,483
Securitized HECM loan inventory	4,054,905	1,722,631

Total financial instruments owned, at fair value	6,024,018	3,747,519
Collateralized agreements:
Securities borrowed	1,008,720	1,494,647
Receivable from brokers, dealers and clearing organizations	868,805	547,945
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	94,226	96,290
Investments	78,348	83,231
Goodwill	213,900	223,542
Intangible assets, less accumulated amortization	55,654	80,039
Income taxes receivable	152,576	9,788
Assets of business held for sale	449,509	313,790
Other assets	251,773	77,517

Total assets	$9,778,447	$7,152,951

LIABILITIES, CONVERTIBLE PREFERRED STOCK & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities	$1,164,999	$1,369,750
Debt securities	118,991	61,852
Listed equity options	155,942	254,506
Other financial instruments	5,505	17,532

Total financial instruments sold, not yet purchased, at fair value	1,445,437	1,703,640
Collateralized financings:
Securities loaned	504,082	697,998
Financial instruments sold under agreements to repurchase	355,000	360,000
Other secured financings	146,330	59,405
Liability to GNMA trusts, at fair value	4,002,704	1,710,627

Total collateralized financings	5,008,116	2,828,030
Payable to brokers, dealers and clearing organizations	378,724	322,354
Payable to customers	388,676	23,664
Accrued compensation expense	141,794	166,068
Accrued expenses and other liabilities	186,746	111,801
Liabilities of business held for sale	357,661	111,031
Long-term debt	388,753	424,338

Total liabilities	8,295,907	5,690,926

Commitments and Contingent Liabilities (Note 22)
Convertible Preferred Stock
Series A convertible preferred stock
Shares issued: 400 at December 31, 2012,
Shares outstanding: 243 at December 31, 2012	229,857	—

Equity
Class A common stock
Shares authorized: 500,000 at December 31, 2012 and 2011
Shares issued: 274,821 at December 31, 2012 and 166,361 at December 31, 2011; Shares outstanding: 202,056 at December 31, 2012 and 96,645 at December 31, 2011	2,748	1,664
Additional paid-in capital	1,400,317	850,837
Retained earnings	710,621	1,433,320
Treasury stock, at cost; 72,765 at December 31, 2012 and 69,717 shares at December 31, 2011	(858,907)	(823,023)
Accumulated other comprehensive (loss)	(2,096)	(773)

Total equity	1,252,683	1,462,025

Total liabilities, convertible preferred stock and equity	$9,778,447	$7,152,951

The accompanying notes are an integral part of these consolidated financial statements.

Knight Capital Group, Inc.

Consolidated Statements of Operations

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
	(In thousands, except per share amounts)
Revenues
Commissions and fees	$524,665	$608,473	$480,494
Net trading revenue	38,841	625,252	486,130
Interest, net	18,591	(3,810)	1,761
Investment income (loss) and other, net	8,154	18,252	(3,004)

Total revenues	590,251	1,248,167	965,381

Expenses
Employee compensation and benefits	407,326	441,207	381,266
Execution and clearance fees	195,372	226,222	173,795
Payments for order flow	90,608	85,269	37,700
Communications and data processing	88,966	78,639	61,802
Interest	51,044	40,405	25,889
Depreciation and amortization	43,148	47,072	37,377
Professional fees	29,746	18,460	14,685
Occupancy and equipment rentals	22,180	21,627	20,648
Business development	17,486	19,691	15,443
Writedown of assets and lease loss accrual	28,732	1,645	707
Restructuring	—	24,175	3,812
Other	28,533	28,929	15,544

Total expenses	1,003,141	1,033,341	788,668

(Loss) Income from continuing operations before income taxes	(412,890)	214,826	176,713
Income tax (benefit) expense	(146,293)	82,410	68,450

(Loss) Income from continuing operations, net of tax	(266,597)	132,416	108,263
Loss from discontinued operations, net of tax	(80,470)	(17,179)	(16,625)

Net (loss) income	(347,067)	115,237	91,638
Dividend on convertible preferred shares	(2,268)	—	—
Deemed dividend related to beneficial conversion feature of convertible preferred shares	(373,364)	—	—

Net (loss) income attributable to common stockholders	$(722,699)	$115,237	$91,638

Basic (loss) earnings per share from continuing operations	$(5.38)	$1.45	$1.20

Diluted (loss) earnings per share from continuing operations	$(5.38)	$1.39	$1.15

Basic loss per share from discontinued operations	$(0.67)	$(0.19)	$(0.18)

Diluted loss per share from discontinued operations	$(0.67)	$(0.18)	$(0.18)

Basic (loss) earnings per share	$(6.05)	$1.26	$1.02

Diluted (loss) earnings per share	$(6.05)	$1.21	$0.97

Shares used in computation of basic earnings per share	119,376	91,490	90,167

Shares used in computation of diluted earnings per share	119,376	95,013	94,447

The accompanying notes are an integral part of these consolidated financial statements.

Knight Capital Group, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Equity

For the Year Ended December 31, 2010, 2011 and 2012

(In thousands)

	KNIGHT CAPITAL GROUP, INC. STOCKHOLDERS’ EQUITY
	(in thousands)
	SERIES A CONVERTIBLE PREFERRED STOCK			CLASS A COMMON STOCK				TREASURY STOCK
	SERIES A-1	SERIES A-2	AMOUNT	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	SHARES	AMOUNT	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL	NON- CONTROLLING INTERESTS	TOTAL EQUITY
Balance, January 1, 2010	—	—	$—	158,641	$1,586	$746,778	$1,229,112	(65,850)	$(763,974)	$—	$1,213,502	$620	$1,214,122
Net income	—	—	—	—	—	—	91,638	—	—	—	91,638	—	91,638
Net income attributable to noncontrolling interests related to discontinued operations	—	—	—	—	—	—	—	—	—	—	—	1	1
Common stock repurchased	—	—	—	—	—	—	—	(4,254)	(60,090)	—	(60,090)	—	(60,090)
Warrants issued	—	—	—	—	—	15,000	—	—	—	—	15,000	—	15,000
Reissuance of treasury shares	—	—	—	—	—	23,778	—	5,022	58,189	—	81,967	—	81,967
Stock options exercised	—	—	—	590	6	5,778	—	—	—	—	5,784	—	5,784
Stock-based compensation	—	—	—	3,587	36	18,713	—	—	—	—	18,749	—	18,749
Income tax provision – stock based compensation	—	—	—	—	—	(2,760)	—	—	—	—	(2,760)	—	(2,760)
Cumulative translation adjustment	—	—	—	—	—	—	(3,288)	—	—	(265)	(3,553)	—	(3,553)

Balance, December 31, 2010	—	—	$—	162,818	$1,628	$807,287	$1,317,462	(65,082)	$(765,875)	$(265)	$1,360,237	$621	$1,360,858

Knight Capital Group, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Equity

For the Year Ended December 31, 2010, 2011 and 2012

(In thousands)

	KNIGHT CAPITAL GROUP, INC. STOCKHOLDERS’ EQUITY
	(in thousands)
	SERIES A CONVERTIBLE PREFERRED STOCK			CLASS A COMMON STOCK				TREASURY STOCK
	SERIES A-1	SERIES A-2	AMOUNT	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	SHARES	AMOUNT	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL	NON- CONTROLLING INTERESTS	TOTAL EQUITY
Net income	—	—	—	—	—	—	115,237	—	—	—	115,237	—	115,237
Net loss attributable to noncontrolling interests related to discontinued operations	—	—	—	—	—	—	621	—	—	—	621	(621)	—
Common stock repurchased	—	—	—	—	—	—	—	(4,754)	(58,553)	—	(58,553)	—	(58,553)
Reissuance of treasury shares	—	—	—	—	—	(27)	—	119	1,405	—	1,378	—	1,378
Stock options exercised	—	—	—	91	1	999	—	—	—	—	1,000	—	1,000
Stock-based compensation	—	—	—	3,452	35	49,027	—	—	—	—	49,062	—	49,062
Income tax provision—stock based compensation	—	—	—	—	—	(6,449)	—	—	—	—	(6,449)	—	(6,449)
Cumulative translation adjustment	—	—	—	—	—	—		—	—	(508)	(508)	—	(508)

Balance, December 31, 2011	—	—	$—	166,361	$1,664	$850,837	$1,433,320	(69,717)	$(823,023)	$(773)	$1,462,025	$—	$1,462,025

Knight Capital Group, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Equity

For the Year Ended December 31, 2010, 2011 and 2012

(In thousands)

	KNIGHT CAPITAL GROUP, INC. STOCKHOLDERS’ EQUITY
	(in thousands)
	SERIES A CONVERTIBLE PREFERRED STOCK			CLASS A COMMON STOCK				TREASURY STOCK
	SERIES A-1	SERIES A-2	AMOUNT	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	SHARES	AMOUNT	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL	NON- CONTROLLING INTERESTS	TOTAL EQUITY
Net loss	—	—	—	—	—	—	(347,067)	—	—	—	(347,067)	—	(347,067)
Issuance of Series A convertible preferred stock, net of issuance costs of $40,519	80	320	359,481	—	—	—	—	—	—	—	—	—	—
Beneficial conversion feature	—	—	—	—	—	373,364	(373,364)	—	—	—	—	—	—
Series A-2 converted to Series A-1 convertible	320	(320)	—	—	—	—	—	—	—	—	—	—	—
Series A-1 convertible preferred stock converted into common stock	(157)	—	(129,624)	104,358	1,043	128,579	—	—	—	—	129,622	—	129,622
Dividend on convertible preferred shares							(2,268)			—	(2,268)		(2,268)
Reclassification of Urban earnout to liabilities	—	—	—	—	—	(2,000)	—	—	—	—	(2,000)	—	(2,000)
Common stock repurchased	—	—	—	—	—	—	—	(3,104)	(36,547)	—	(36,547)	—	(36,547)
Reissuance of treasury shares	—	—	—	—	—	(37)	—	56	663	—	626	—	626
Stock options exercised	—	—	—	130	1	1,139	—	—	—	—	1,140	—	1,140
Stock-based compensation	—	—	—	3,972	40	54,589	—	—	—	—	54,629	—	54,629
Income tax provision – stock based compensation	—	—	—	—	—	(6,154)	—	—	—	—	(6,154)	—	(6,154)
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(1,323)	(1,323)	—	(1,323)

Balance, December 31, 2012	243	—	$229,857	274,821	$2,748	$1,400,317	$710,621	(72,765)	$(858,907)	$(2,096)	$1,252,683	$—	$1,252,683

The accompanying notes are an integral part of these consolidated financial statements.

Knight Capital Group, Inc.

Consolidated Statements of Comprehensive Income (Loss)

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
	(In thousands)
Net (loss) income	$(347,067)	$115,237	$91,638
Other comprehensive loss:
Cumulative translation adjustment	(1,323)	(508)	(265)

Comprehensive (loss) income	$(348,390)	$114,729	$91,373

The accompanying notes are an integral part of these consolidated financial statements.

Knight Capital Group, Inc.

Consolidated Statements of Cash Flows

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(347,067)	$115,237	$91,638
Loss from discontinued operations, net of tax	(80,470)	(17,179)	(16,625)

(Loss) income from continuing operations, net of tax	(266,596)	132,416	108,263
Adjustments to reconcile (loss) income from continuing operations, net of tax to net cash (used in) provided by operating activities
Depreciation and amortization	43,148	47,072	37,377
Stock-based compensation	42,442	39,161	46,934
Writedown of assets and lease loss accrual	28,732	1,645	707
Debt discount accretion and other debt related expenses	17,457	15,690	11,453
Unrealized loss on investments	1,122	363	7,720
Non-cash restructuring charges	—	10,915	—
Deferred income taxes	(71,529)	(2,469)	(8,400)
Deferred rent	(503)	700	1,506
Operating activities from discontinued operations	41,966	(7,271)	(21,044)
(Increase) decrease in operating assets
Cash and securities segregated under federal and other regulations	(35,341)	(4,695)	27,033
Financial instruments owned, at fair value	(2,293,794)	(2,243,475)	(559,943)
Securities borrowed	485,926	(133,637)	(966,592)
Receivable from brokers, dealers and clearing organizations	39,633	(144,345)	4,945
Income taxes receivable	(142,788)	19,844	(27,105)
Other assets	(102,823)	(1,947)	85,800
(Decrease) increase in operating liabilities
Financial instruments sold, not yet purchased, at fair value	(240,906)	412,495	634,353
Securities loaned	(193,916)	170,053	(22,281)
Financial instruments sold under agreements to repurchase	(5,000)	(125,184)	485,184
Other secured financings	86,925	23,822	35,583
Liability to GNMA trusts, at fair value	2,292,077	1,710,627	—
Payable to brokers and dealers and clearing organizations	56,370	150,525	45,327
Payable to customers	(107,150)	—	—
Accrued compensation expense	(21,995)	10,705	(27,310)
Accrued expenses and other liabilities	7,072	38,057	7,410

Net cash (used in) provided by operating activities	(339,471)	121,067	(93,080)

Cash flows from investing activities
Distributions from investments	33,364	24,380	37,558
Purchases of investments	(27,850)	(26,601)	(7,997)
Purchases of fixed assets and leasehold improvements	(29,823)	(26,396)	(42,184)
Purchase of referral rights	—	—	(3,275)
Purchase of customer list	—	—	(1,000)
Purchase of intangible asset	(50)	—	—
Purchase of noncontrolling interest	—	—	(1,000)
Payment of contingent consideration	(625)	(625)	—
Purchases of business, net of cash acquired	(3,268)	—	(48,133)
Investing activities from discontinued operations	(2,242)	(11,649)	(6,696)

Net cash used in investing activities	(30,494)	(40,891)	(72,727)

Cash flows from financing activities
Proceeds of convertible preferred stock offering, net of issuance costs of $40,519	359,480	—	—
Proceeds from term credit agreement	—	97,838	—
Proceeds from revolving credit agreement	200,000	—	—
Repayment of revolving credit agreement	(200,000)	—	—
Proceeds from issuance of cash convertible notes	—	—	363,808
Repayment of credit facility	—	—	(140,000)
Purchase of call options	—	—	(73,750)
Proceeds from issuance of warrants	—	—	15,000
Stock options exercised	1,140	1,000	5,784
Income tax provision related to stock-based compensation	(6,154)	(6,449)	(2,760)
Cost of common stock repurchased	(35,832)	(58,553)	(60,090)
Payment of dividend related to convertible preferred shares	(1,051)	—	—

Net cash provided by financing activities	317,583	33,836	107,992

Effect of exchange rate changes on cash and cash equivalents	(1,325)	(508)	(265)

(Decrease) increase in cash and cash equivalents	(53,707)	113,504	(58,080)
Cash and cash equivalents at beginning of period	467,633	354,129	412,209

Cash and cash equivalents at end of period	$413,926	$467,633	$354,129

Supplemental disclosure of cash flow information:
Cash paid for interest	$50,407	$24,237	$22,068

Cash paid for income taxes	$44,975	$62,116	$59,384

The accompanying notes are an integral part of these consolidated financial statements.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Description of the Business

Knight Capital Group, Inc. (collectively with its subsidiaries, “Knight” or the “Company”) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including broker dealers, institutions and corporations. The Company seeks to continually apply its expertise and innovation to the market making and trading process to build lasting client relationships through consistent performance and superior client service. In the first quarter of 2013, the Company changed from four operating segments: (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other to three operating segments: (i) Market Making; (ii) Global Execution Services; and (iii) Corporate and Other. This change was made to better reflect the Company’s client offerings, changes in senior management, the combination of the institutional equities sales teams and how the businesses are managed. As of March 31, 2013, the Company’s operating segments comprised the following:

Market Making

The Market Making segment principally consists of market making in global equities and listed domestic options. As a market maker, the Company commits capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. The Market Making segment primarily includes client, and to a lesser extent, non-client market making activities in which the Company operates as a market maker in equity securities quoted and traded on the Nasdaq Stock Market; the over-the-counter (“OTC”) market for New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”), NYSE Arca listed securities; and several European exchanges. As a complement to electronic market making, the Company’s cash trading business handles specialized orders and also transacts on the OTC Bulletin Board, marketplaces operated by the OTC Markets Group Inc. and the Alternative Investment Market (“AIM”) of the London Stock Exchange. The segment also provides trade executions as an equities Designated Market Maker (“DMM”) on the NYSE and NYSE Amex. The Market Making segment also includes the Company’s option market making business which trades on substantially all domestic electronic exchanges.

Global Execution Services

The Global Execution Services segment offers access via its electronic agency-based platforms to markets and self-directed trading in equities, options, fixed income, foreign exchange and futures. In contrast to Market Making, the Global Execution Services segment generally does not act as a principal to transactions that are executed within this segment however, it will commit capital on behalf of clients, as needed, and generally earns commissions for acting as agent between the principals to the trade. Global Execution Services includes equity sales and trading (including exchange traded funds (“ETFs”)), reverse mortgage origination and securitization and asset management. This segment also facilitates client orders through program, block, and riskless principal trades and provides capital markets services, including equity offerings as well as private placements. The Global Execution Services segment also includes the futures commission merchant (“FCM”) business, which comprises certain assets and liabilities that the Company acquired or assumed from the futures division of Penson Financial Services, Inc. on June 1, 2012. This business provides futures execution and clearing services on major U.S. and European futures and options exchanges for clients.

Corporate and Other

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support the Company’s other segments such as self-clearing services, including stock lending activities.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Discontinued Operations

During the first quarter of 2013, the Company agreed to sell its institutional fixed income sales and trading business, which operates in the United States and the United Kingdom, to Stifel, Nicolaus & Company, Inc (“Stifel”). The Company expects to complete the transaction during the second quarter of 2013. As a result, this business is considered to be held for sale and its results of operations have been reported as discontinued operations. Discontinued operations also include the Company’s correspondent clearing business, which the Company announced that it was discontinuing in the first quarter of 2013 and costs associated with shutting down the Company’s former Deephaven Capital Management business which was discontinued in 2009. See Footnote 5 “Business held for sale and discontinued operations” for further discussion.

2.	Significant Accounting Policies

Basis of consolidation and form of presentation

The accompanying Consolidated Financial Statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of the Company and its subsidiaries and should be read in conjunction with the audited Consolidated Financial Statements for the year ended December 31, 2011 included in the Company’s Current Report on Form 8-K dated August 6, 2012 which was filed in relation to the Company’s raising of $400.0 million in equity financing. All significant intercompany transactions and balances have been eliminated.

Certain reclassifications have been made to the prior years’ Consolidated Financial Statements in order to conform to the current year presentation. Such reclassifications are immaterial to both current and all previously issued financial statements taken as a whole and had no effect on previously reported Net income.

The Company consolidates all of its wholly-owned subsidiaries as well as any investment in which it is considered to be the primary beneficiary of a variable interest entity (“VIE”). The Company performs a qualitative assessment to determine if a VIE should be consolidated. As described in more detail below, the primary attributes the Company assesses include the entity’s capital structure and power. The Company will consolidate a VIE if it has both i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. As of December 31, 2012 and December 31, 2011, the Company was not considered to be a primary beneficiary of any VIE.

Cash and cash equivalents

Cash and cash equivalents include money market accounts, which are payable on demand, and short-term investments with an original maturity of less than 90 days. The carrying amount of such cash equivalents approximates their fair value due to the short-term nature of these instruments.

Cash and securities segregated under federal and other regulations

The Company maintains custody of customer funds and, as a result, it is subject to various regulatory rules and regulations. As a result of these customer holdings, the Company is obligated by the U.S. Securities and Exchange Commission (“SEC”) and the Commodities Futures Trading Commission (“CFTC”) to segregate or set aside cash and/or qualified securities to satisfy these regulations, which have been promulgated to protect customer assets. The amounts recognized as Cash and securities segregated under federal and other regulations approximate fair value.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Market making, sales, trading and execution activities

Financial instruments owned and Financial instruments sold, not yet purchased, which relate to market making and trading activities, include listed and OTC equity securities, listed equity options and fixed income securities which are recorded on a trade date basis and carried at fair value. Net trading revenue (trading gains, net of trading losses) is also recorded on a trade date basis.

Commissions (which includes commission equivalents earned on institutional client orders, commissions on futures transactions and home equity conversion mortgage (“HECM”) loan origination and securitization activities) and related expenses are also recorded on a trade date basis. Commissions earned by the Company’s FCM are recorded net of any commissions paid to independent brokers and are recognized on a half-turn basis.

The Company’s third party clearing agreements call for payment or receipt of interest income, net of transaction-related interest charged by clearing brokers, for facilitating the settlement and financing of securities transactions. The Company also nets interest income on its securitized HECM loan inventory against interest expense on its liability to Government National Mortgage Association (“GNMA”) trusts. Interest income and interest expense which have been netted on the Consolidated Statements of Operations are as follows (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Interest Income	$138,489	$39,854	$14,171
Interest Expense	(119,898)	(43,663)	(12,410)

Interest, net	$18,591	$(3,809)	$1,761

Dividend income relating to securities owned and dividend expense relating to securities sold, not yet purchased, derived primarily from the Company’s market making activities are included as a component of Net trading revenue on the Consolidated Statements of Operations. Net trading revenue includes dividend income and expense as follows (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Dividend Income	$24,643	$21,768	$23,987

Dividend Expense	$(20,946)	$(23,210)	$(17,640)

Payments for order flow represent payments to broker-dealer clients, in the normal course of business, for directing their order flow in U.S. equities and options to the Company. Payments for order flow also include fees paid to third party brokers with respect to wholesale loan production at the Company’s reverse mortgage business.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Fair value of financial instruments

The Company values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The fair value hierarchy can be summarized as follows:

•	Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Changes in fair value are recognized in earnings each period for financial instruments that are carried at fair value. See Footnote 7 “Fair Value of Financial Instruments” for a description of valuation methodologies applied to the classes of financial instruments at fair value.

Securitization activities

The Company securitizes HECMs under its GNMA issuance authority. Securitization and transfer of financial assets to a third party are generally accounted for as sales when an issuer has relinquished control over the transferred assets. Based upon the current structure of the GNMA securitization program, the Company believes that it has not met the GAAP criteria for relinquishing control over the transferred assets and therefore its securitizations fail to meet the GAAP criteria for sale accounting. As such, the Company continues to recognize the HECMs in Financial instruments owned, at fair value, and the Company recognizes a corresponding liability in Liability to GNMA trusts, at fair value on the Consolidated Statements of Financial Condition. The associated change in fair value of the securitized HECM loan inventory is recorded in Commissions and fees on the Consolidated Statements of Operations.

Collateralized agreements and financings

Collateralized agreements consist of securities borrowed and collateralized financings include securities loaned, financial instruments sold under agreements to repurchase, other secured financings and liability to GNMA trusts, at fair value.

•	Securities borrowed and securities loaned transactions are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the securities settlement process and require the Company to deposit cash or other collateral with the lender. Securities loaned transactions help finance the Company’s securities inventory whereby the Company lends stock to counterparties in exchange for the receipt of cash or other collateral from the borrower. In these transactions, the Company receives or lends cash or other collateral in an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed or loaned on a daily basis, with additional collateral obtained or refunded as necessary.

•

Financial instruments sold under agreements to repurchase are used to finance inventories of securities and other financial instruments and are recorded at their contractual amount. The Company has entered into bilateral and tri-party term and overnight repurchase agreements which bear interest at negotiated rates. The Company receives cash and makes delivery of financial instruments to a custodian who monitors the market value of these instruments on a daily basis. The market value of the instruments delivered must be

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

equal to or in excess of the principal amount loaned under the repurchase agreements plus the agreed upon margin requirement. The custodian may request additional collateral, if appropriate.

•	Other secured financings represent contractual agreements used to finance financial instruments and are recorded at their contractual amount. These agreements are short-term in nature with durations of typically less than one month and bear interest at negotiated rates. The Company receives cash and pledges financial instruments to banks and other financial institutions as collateral for these secured financing arrangements. The market value of the collateral delivered must be in excess of the principal amount loaned plus the agreed upon margin requirement under the secured financings. The banks and other financial institutions may request additional collateral, if appropriate.

•	Liability to GNMA trusts, at fair value, represents the liability associated with the Company’s securitization of HECMs where the securitization does not meet the GAAP criteria for sale treatment.

The Company’s securities borrowed, securities loaned, financial instruments sold under agreements to repurchase and other secured financings are recorded at amounts that approximate fair value. These items are recorded based upon their contractual terms and are not materially sensitive to shifts in interest rates because they are short-term in nature and are fully collateralized. These items would be categorized as Level 2 in the fair value hierarchy if they were required to be recorded at fair value.

Investments

Investments primarily comprise strategic investments and deferred compensation investments. Strategic investments include noncontrolling equity ownership interests held by the Company within its non-broker-dealer subsidiaries, primarily in financial services-related businesses. Strategic investments are accounted for under the equity method or at cost. The equity method of accounting is used when the Company has significant influence, generally considered to be between 20% and 50% equity ownership or greater than 3% to 5% of a partnership interest. Strategic investments are held at cost, less impairment if any, when the Company is not considered to exert significant influence on operating and financial policies of the investee. Deferred compensation investments primarily consist of mutual funds, which are accounted for at fair value.

Strategic investments are reviewed on an ongoing basis to ensure that the carrying values of the investments have not been impaired. If the Company determines that an impairment loss on a strategic investment has occurred due to a decline in fair value or other market conditions, the investment is written down to its estimated fair value.

The Company maintains a non-qualified deferred compensation plan related to certain employees and directors. This plan provides a return to the participants based upon the performance of various investments. In order to hedge its liability under this plan, the Company generally acquires the underlying investments and holds such investments until the deferred compensation liabilities are satisfied. Changes in value of such investments are recorded in Investment income (loss) and other, net, with a corresponding charge or credit to Employee compensation and benefits on the Consolidated Statements of Operations.

Goodwill and intangible assets

The Company tests goodwill and intangible assets with an indefinite useful life for impairment annually or when an event occurs or circumstances change that signifies the existence of an impairment. The Company amortizes other intangible assets on a straight line basis over their estimated useful lives and tests for recoverability whenever events indicate that the carrying amounts may not be recoverable.

Payable to customers

Payable to customers arise primarily from futures transactions and include amounts due on cash and margin transactions. Due to their short-term nature, such amounts approximate fair value.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Treasury stock

The Company records its purchases of treasury stock at cost as a separate component of stockholders’ equity. The Company obtains treasury stock through purchases in the open market or through privately negotiated transactions. The Company may re-issue treasury stock, at average cost, for the acquisition of new businesses or, in certain instances, as inducement grants to new hires or grants to consultants.

Foreign currency translation and foreign currency forward contracts

The Company’s U.K. subsidiary utilizes the Pound Sterling as its functional currency while the Company’s Hong Kong subsidiary utilizes the Hong Kong dollar as its functional currency. For all other entities, the Company’s functional currency is the U.S. dollar.

Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the end of a period. Revenues and expenses are translated at average exchange rates during the period. Gains and losses resulting from translating foreign currency financial statements into U.S. dollars are included in Accumulated other comprehensive loss on the Consolidated Statements of Financial Condition and Cumulative translation adjustment on the Consolidated Statements of Comprehensive Income (Loss). Gains or losses resulting from foreign currency transactions are included in Investment income (loss) and other, net on the Company’s Consolidated Statements of Operations. For years ended December 31, 2012, 2011 and 2010, the Company recorded a loss of $1.6 million, a gain of $0.2 million and a loss of $0.3 million, respectively.

The Company seeks to reduce the impact of fluctuations in foreign exchange rates on its net investment in certain non-U.S. operations through the use of foreign currency forward contracts. For foreign currency forward contracts designated as hedges, the Company assesses its risk management objectives and strategy, including identification of the hedging instrument, the hedged item and the risk exposure and how effectiveness is to be assessed prospectively and retrospectively. The ineffectiveness of the hedge is assessed based on the overall changes in the fair value of the forward contracts. For qualifying net investment hedges, any gains or losses, to the extent effective, are included in Accumulated other comprehensive loss on the Consolidated Statements of Financial Condition and the Consolidated Statements of Comprehensive Income (Loss). The ineffective portion, if any, is recorded in Investment income (loss) and other, net on the Consolidated Statements of Operations.

Stock-based compensation

Stock-based compensation is measured based on the grant date fair value of the awards. These costs are amortized over the requisite service period, which is typically the vesting period.

Expected forfeitures are considered in determining stock-based employee compensation expense. For all periods presented, the Company recorded a benefit for expected forfeitures on all outstanding stock-based awards. The benefit recorded did not have a material impact on the results of operations in any of the periods presented.

The Company applies a non-substantive vesting period approach for stock-based awards whereby the expense is accelerated for those employees and directors that receive options and restricted stock units (“RSUs”) and are eligible to retire prior to the options or RSUs vesting.

Soft dollar expense

Under a commission management program, the Company allows institutional clients to allocate a portion of their gross commissions to pay for research and other services provided by third parties. As the Company acts as an agent in these transactions, it records such expenses on a net basis within Commissions and fees on the Consolidated Statements of Operations.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Depreciation, amortization and occupancy

Fixed assets are depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are being amortized on a straight-line basis over the shorter of the term of the related office lease or the expected useful life of the assets. The Company capitalizes certain costs associated with the acquisition or development of internal-use software and amortizes the software over its estimated useful life of three years, commencing at the time the software is placed in service. The Company reviews fixed assets and leasehold improvements for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Company recognizes rent expense under operating leases with fixed rent escalations, lease incentives and free rent periods on a straight-line basis over the lease term beginning on the date the Company takes possession of or controls the use of the space, including during free rent periods.

Lease loss accrual

The Company’s policy is to identify excess real estate capacity and where applicable, accrue for related future costs, net of estimated sub-lease income. In the event the Company is able to sublease the excess real estate after recording a lease loss, such accrual is adjusted to the extent the actual terms of sub-leased property differ from the assumptions used in the calculation of the accrual. In the event that the Company concludes that previously determined excess real estate is needed for the Company’s use, such lease loss accrual is adjusted accordingly. Any such adjustments to previous lease loss accruals are recorded in Writedown of assets and lease loss accrual on the Consolidated Statements of Operations.

Income taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and measures them using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The Company evaluates the recoverability of future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of temporary differences and forecasted operating earnings.

Discontinued operations

Revenues and expenses associated with a business line that has been disposed of through closure or held for sale are included in Loss from discontinued operations, net of tax on the Consolidated Statements of Operations. Assets and liabilities of businesses held for sale are included in Assets of business held for sale and Liabilities of business held for sale , respectively, on the Consolidated Statements of Financial Condition. Cash flows from discontinued operations are presented on the Consolidated Statements of Cash Flows within operating, investing and financing activities, as applicable.

Variable interest entities

A VIE is an entity that lacks one or more of the following characteristics (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently and (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The Company has a controlling financial interest and will consolidate a VIE if it has both (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

VIEs generally finance the purchase of assets by issuing debt and equity securities that are either collateralized by or indexed to the assets held by the VIE. The debt and equity securities issued by a VIE may include tranches of varying levels of subordination. The Company’s involvement with VIEs includes purchased interests and commitments to VIEs.

The Company is principally involved with VIEs through the following business activities:

•	Mortgage-backed securities (“MBS”) – The Company purchases and sells beneficial interests issued by mortgage-backed VIEs in connection with its trading activities

•	Securitized HECM loan inventory – The Company sells HECM loans to GNMA trusts which have the characteristics of a VIE and retains certain commitments and obligations to these trusts

Nonconsolidated VIEs

The Company’s exposure to the obligations of VIEs is generally limited to its interests in these entities. Nonconsolidated VIEs are aggregated based on principal business activity.

•	For MBS, the maximum exposure to loss is the carrying value of these interests

•	For Securitized HECM loan inventory, the maximum exposure to loss is the value of the obligations as issuer and servicer to the GNMA trust

The carrying values of the Company’s variable interests in nonconsolidated VIEs are included in the Consolidated Statements of Financial Condition as follows:

•	MBS are included as Debt securities within Assets of business held for sale on the Consolidated Statements of Financial Condition

•	Securitized HECM loan inventory VIEs are captured in the valuation of the Securitized HECM loan inventory and the Liability to GNMA trusts, at fair value

The following table presents the Company’s nonconsolidated VIEs at December 31, 2012 and 2011 (in thousands):

	DECEMBER 31, 2012
	SECURITIZED HECM LOAN INVENTORY	MBS HELD WITHIN ASSETS OF BUSINESS HELD FOR SALE
Assets in VIE
Carrying value of the VIEs
Assets	$—	$108,999
Liabilities	912	—
Maximum exposure to loss in nonconsolidated VIEs
Commitments	29,017	—
Purchased interests	—	108,999

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

	DECEMBER 31, 2011
	SECURITIZED HECM LOAN INVENTORY	MBS HELD WITHIN ASSETS OF BUSINESS HELD FOR SALE
Assets in VIE
Carrying value of the VIEs
Assets	$—	$16,399
Liabilities	2,299	—
Maximum exposure to loss in nonconsolidated VIEs
Commitments	12,874	—
Purchased interests	—	16,399

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Accounting standards updates

In December 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting arrangements. The new disclosures are required for annual reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than the change in disclosures, the Company has determined that the adoption of this ASU will not have an impact on its Consolidated Financial Statements.

In July 2012, the FASB issued an ASU which allows a company to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test of an indefinite-lived intangible asset. This ASU simplifies the guidance for impairment testing of indefinite-lived intangible assets other than goodwill and gives companies the option to assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Companies electing to perform a qualitative assessment are no longer required to calculate the fair value of an indefinite-lived intangible asset unless the company determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. This update is effective for annual impairment tests, or more frequently if deemed appropriate, performed in fiscal years beginning after September 15, 2012; however, early adoption is permitted. The Company has determined that the adoption of this ASU will not have an impact on its Consolidated Financial Statements.

3.	August 1, 2012 Technology Issue

The Company experienced a technology issue at the opening of trading at the NYSE on August 1, 2012. This issue was related to the installation of trading software and resulted in the Company’s broker-dealer subsidiary, Knight Capital Americas LLC, sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market. Although this software was subsequently removed from the Company’s systems, the Company’s results for the year ended December 31, 2012 includes a $457.6 million trading loss which is included in Net trading revenues, and $7.0 million in related legal and professional fees which are included in Professional fees as a result of the technology issue.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

4.	Series A Convertible Preferred Stock

As a result of the financial losses incurred due to the August 1, 2012 technology issue, the Company, on August 6, 2012, raised $400.0 million in equity financing through a convertible preferred stock offering to certain investors (the “August 2012 Recapitalization”). Under the terms of the August 2012 Recapitalization, the Company sold 400,000 shares of Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The Series A Preferred Stock consisted of 79,600 shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock (the “Series A-1 Shares”) and 320,400 shares of Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock (the “Series A-2 Shares”). The Series A Preferred Stock are convertible into approximately 266.7 million shares of Class A common stock, or approximately 73% of the total number of shares of Class A common stock outstanding at August 6, 2012 assuming the conversion in full of the Series A Preferred Stock into Class A common stock. As of December 31, 2012, all of the Series A-2 Shares had been converted into Series A-1 Shares and there are no longer any Series A-2 Shares outstanding.

The Series A Preferred Stock rank senior to the Company’s Class A common stock as to dividend and liquidation rights. Dividends on the Series A Preferred Stock accrue daily and are payable on a cumulative basis, as and if declared by the Board of Directors, in cash at a rate per annum equal to 2% of (i) the liquidation preference of $1,000 per share and (ii) the amount of any accrued but unpaid dividends in respect of such shares. Declared dividends on the Series A Preferred Stock are payable quarterly, in arrears, on each January 15, April 15, July 15 and October 15, with the first dividend paid on October 15, 2012. The Company is prohibited from paying any dividend with respect to shares of Class A common stock or repurchasing or redeeming any shares of Class A common stock in any quarter unless full dividends are paid on the Series A Preferred Stock in such quarter. The Series A Preferred Stock participate in any dividends paid on the Class A common stock.

Holders of Series A-1 Shares are entitled to vote with holders of Class A common stock, on an as-converted into Class A common stock basis on all matters submitted to a vote. Each Series A Preferred Stock is convertible, at the option of the holder, into 666.667 shares of Class A common stock (the “Conversion Rate”), subject to customary anti-dilution adjustments. The Conversion Rate also will be adjusted upon the occurrence of certain merger or acquisition transactions and fundamental changes. The “Conversion Price” is equal to $1,000 divided by the Conversion Rate in effect at such time, for an initial Conversion Price of $1.50 per share of Class A common stock.

The outstanding Series A Preferred Stock will mandatorily convert into Class A common stock on the third trading day following the date on which the closing price of the Company’s Class A common stock exceeds 200% of the then-applicable Conversion Price for 60 consecutive trading days.

The Series Preferred Stock are not redeemable by the Company or by the holders other than in connection with certain fundamental corporate changes, which include but are not limited to a change in control, a merger or consolidation, or a delisting of the Company’s Class A common stock. Upon a fundamental change, a holder of Series A Preferred Stock may elect to require the Company to redeem such holder’s shares of Series A Preferred Stock for consideration payable (at the option of the Company) in cash or securities listed on a national securities exchange with a fair market value equal to the greater of (1) the fair market value of such Series A Preferred Stock or (2) $1,000 per share plus the accrued but unpaid dividends thereon.

The Company incurred approximately $40.5 million of fees and costs related to the issuance of the Series A Preferred Stock which have been recorded as a reduction of the initial $400.0 million in proceeds, resulting in an initial balance of $359.5 million which is classified as temporary equity as described below.

The $359.5 million initial temporary equity balance has been reduced on a pro-rata basis as the 400,000 shares of Series A Preferred Stock are converted into Class A common stock. During the third and fourth quarters of 2012, 156,537 shares or approximately 39%, of the original Series A Preferred Stock were converted to Class A common stock (resulting in 243,463 shares of Series A Preferred Stock outstanding at

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

December 31, 2012 all of which are Series A-1 Shares). These conversions resulted in a $129.6 million reduction in the temporary equity balance to $229.9 million at December, 2012, which was offset by a $1.0 million increase in Class A common stock and a $128.6 million increase in Additional paid-in capital.

On February 28, 2013, 239,844 shares of Series A Preferred Stock were mandatorily converted into 159,896,077 shares of the Company’s Class A common stock as a result of the Company’s Class A common stock having traded for 60 consecutive trading days above the price of $3.00, or 200% of the $1.50 per share Conversion Price.

Temporary equity classification

Pursuant to GAAP, an equity instrument with redemption features that are not solely within the control of the issuer is required to be classified outside of permanent equity as “temporary equity”, which is presented on the Consolidated Statement of Financial Condition above permanent equity.

Since the Series A Preferred Stock become redeemable at the option of the holder upon a fundamental change, and such a fundamental change could come about under circumstances that are not solely within the control of the Company, Series A Preferred Stock are classified as temporary equity on the Company’s Consolidated Statements of Financial Condition.

Beneficial conversion feature

Pursuant to GAAP, a beneficial conversion feature (“BCF”) exists to the extent that a convertible security is issued at a price that is less than the fair value of the security into which it is convertible. This guidance applies to the Series A Preferred Stock as these shares were issued at $1,000 per share which, based on the Conversion Rate computes to a common share equivalent price of $1.50 per share, which was less than the share price of the Company’s Class A common stock at the time of issuance of $2.81 per share. The difference between these two prices, as well as costs paid to investors with respect to the issuance, created a BCF. The BCF is treated as a deemed dividend to the holders of Series A Preferred Stock since the conversion feature is immediately exercisable for the Series A Preferred Stock. The BCF is recorded as a decrease to Retained earnings and an increase to Additional paid-in capital. The deemed dividend also affects the Company’s earnings per share calculations by increasing the loss attributable to Class A common stockholders to the extent that it is not anti-dilutive. As a result of the BCF, the Company recorded a $373.4 million non-cash deemed dividend for the year ended December 31, 2012.

Dividends

During 2012, the Company’s Board of Directors declared two quarterly dividends with respect to the Series A Preferred Stock. The first dividend which was paid on October 15, 2012 totaled $1.1 million based upon 274,215 Series A Preferred Stock outstanding as of the record date covering the period from August 6, 2012 through October 14, 2012. The second dividend which was paid on January 15, 2013 totaled $1.2 million based upon 243,463 Series A Preferred Stock outstanding as of the record date covering the period from October 15, 2012 through January 15, 2013. As the second dividend was declared prior to December 31, 2012, it was reflected in the Consolidated Financial Statements for the year ended December 31, 2012 as a reduction in Retained earnings and in the earnings per share calculation as an increase in the loss attributable to the common stockholders.

5.	Merger Agreement with GETCO Holding Company, LLC

On December 19, 2012, Knight, GETCO Holding Company, LLC (“GETCO”) and an affiliate of GETCO entered into an agreement and plan of merger (the “Merger Agreement”) for a strategic business combination. As a

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

result of the proposed strategic business combination (the “Merger”), Knight and GETCO will each become a wholly owned subsidiary of Knight Holdco, Inc., a newly-formed Delaware corporation (“KCG”). The business of KCG will be the combined business of Knight and GETCO.

Under the Merger Agreement, existing Company common stockholders (other than GETCO and holders of Company restricted stock or other equity awards granted after December 19, 2012) will have the right to elect to receive $3.75 per share in cash or one share of common stock of KCG for each share of Company Class A common stock they own immediately prior to the completion of the transaction. The cash consideration will be subject to pro-ration if the holders of more than 66.7% of the Company’s Class A common stock eligible for election in the transaction properly elect to receive the cash consideration for their Company shares. Jefferies & Company, Inc. and its affiliates (“Jefferies”), the largest stockholders of the Company, have agreed to limit their cash election to 50.0% of their Company shares to the extent the total cash consideration would otherwise exceed $720.0 million. This is intended to enable other Company stockholders (excluding GETCO and holders of Company restricted stock or other equity awards granted after December 19, 2012) to receive up to 66.7% of their total consideration in cash, while limiting the total cash consideration to be paid by KCG to not more than $720.0 million in the aggregate.

If the transaction is completed, GETCO Class A, Class B and Class P unitholders are expected to receive, in aggregate, approximately 233 million shares of common stock of KCG and 75 million warrants to acquire shares of common stock of KCG. The warrants will be comprised of 25 million Class A warrants, having a $4.00 exercise price and exercisable for a four-year term; 25 million Class B warrants, having a $4.50 exercise price and exercisable for a five-year term; and 25 million Class C warrants, having a $5.00 exercise price and exercisable for a six-year term.

If the transaction is completed, all of the Company’s existing long-term debt will be accelerated and will become due and payable. See Footnote 13 “Long-Term Debt” for further details of the impact of the transaction on the Company’s long-term debt. The vesting of certain stock based compensation awards that have been issued to Company employees will accelerate upon completion of the Merger, while other such awards will be converted into awards for shares of KCG on the same terms and conditions (including vesting). See Footnote 15 “Stock-Based Compensation” for further details.

The Merger is expected to be completed in the second quarter of 2013, subject to the approval by Knight’s stockholders and GETCO’s voting unitholders, customary regulatory approvals and satisfaction of customary closing conditions.

6.	Segregated Cash and Securities

Cash and securities segregated under U.S. federal and other regulations primarily relate to the Company’s recently acquired FCM business (see Footnote 25 “Acquisition” for further discussion) and consist of the following (in thousands):

	DECEMBER 31, 2012	DECEMBER 31, 2011
Segregated cash	$163,992	$11,010
Segregated securities	3,000	—

Total Segregated cash and securities	$166,992	$11,010

Segregated securities consist of U.S. government obligations.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

7.	Fair Value of Financial Instruments

The Company’s financial instruments recorded at fair value have been categorized based upon a fair value hierarchy in accordance with accounting standards, as described in Footnote 2 “Significant Accounting Policies.” The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value (in thousands):

	ASSETS AND LIABILITIES MEASURED AT
	FAIR VALUE ON A RECURRING BASIS
DECEMBER 31, 2012	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets
Financial instruments owned, at fair value:
Equities (1)	$1,463,916	$—	$—	$1,463,916
U.S. government and Non-U.S. government obligations	34,339	—	—	34,339
Corporate debt (2)	76,818	—	—	76,818
Listed equity options	202,091	—	—	202,091
Loan inventory	—	191,712	—	191,712
Purchased call options	—	237	—	237
Securitized HECM loan inventory (3)	—	4,054,905	—	4,054,905

Total Financial instruments owned, at fair value	1,777,164	4,246,854	—	6,024,018
Securities segregated under federal and other regulations (4)	3,000	—	—	3,000
Securities on deposit with clearing organizations (4)	182,280	—	—	182,280
Deferred compensation investments (5)	—	21,339	—	21,339
Investment in Deephaven Funds (5)	—	1,342	—	1,342
Assets of business held for sale:
Mortgage-backed securities	—	108,999		108,999
Corporate debt	29,690	—		29,690

Total fair value of financial instrument assets	$1,992,134	$4,378,534	$—	$6,370,668

Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities (1)	$1,164,999	$—	$—	$1,164,999
U.S. government obligations	71,728	—	—	71,728
Corporate debt (2)	47,263	—	—	47,263
Listed equity options	155,942	—	—	155,942
Embedded conversion derivative	—	237	—	237
Foreign currency forward contracts	—	5,268	—	5,268

Total Financial instruments sold, not yet purchased, at fair value	1,439,932	5,505	—	1,445,437
Liability to GNMA trusts, at fair value (3)	—	4,002,704	—	4,002,704
Liabilities of business held for sale:
Corporate debt	22,858	—	—	22,858
U.S. government obligations	176,309	—	—	176,309

Total fair value of financial instrument liabilities	$1,639,099	$4,008,209	$—	$5,647,308

(1)	Equities of $676.8 million have been netted by their respective long and short positions by CUSIP number.
(2)	Corporate debt of $0.1 million has been netted by respective long and short positions by CUSIP number.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

(3)	Represents HECMs that have been securitized into HECM Mortgage Backed Securities (“HMBS”) where the securitization is not accounted for as a sale of the underlying HECMs. See Securitized HECM loan inventory below for full description.
(4)	Securities segregated under federal and other regulations and Securities on deposit with clearing organizations consist of U.S. government obligations. The securities on deposit with clearing organizations are recorded within Receivable from brokers, dealers and clearing organizations on the Consolidated Statements of Financial Condition.
(5)	Deferred compensation investments and investment in the Deephaven Funds are included within Investments on the Consolidated Statements of Financial Condition.

	ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS
DECEMBER 31, 2011	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets
Financial instruments owned, at fair value:
Equities (1)	$1,416,090	$—	$—	$1,416,090
U.S. government obligations	44,316	—	—	44,316
Corporate debt (2)	73,074	—	—	73,074
Listed equity options	280,384	—	—	280,384
Loan inventory	—	189,541	—	189,541
Purchased call options	—	17,532	—	17,532
Foreign currency forward contracts	—	3,951	—	3,951
Securitized HECM loan inventory (3)	—	1,722,631	—	1,722,631

Total Financial instruments owned, at fair value	1,813,864	1,933,655	—	3,747,519
Deferred compensation investments (4)	—	20,414	—	20,414
Investment in Deephaven Funds (4)	—	1,319	—	1,319
Assets of business held for sale:
Mortgage-backed securities	16,399	—	—	16,399
Corporate debt	842	—	—	842
Loan inventory	—	17,031	—	17,031

Total fair value of financial instrument assets	$1,831,105	$1,972,419	$—	$3,803,524

Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities (1)	$1,369,750	$—	$—	$1,369,750
U.S. government obligations	10,644	—	—	10,644
Corporate debt (2)	51,208	—	—	51,208
Listed equity options	254,506	—	—	254,506
Embedded conversion derivative	—	17,532	—	17,532

Total Financial instruments sold, not yet purchased, at fair value	$1,686,108	17,532	—	1,703,640
Liability to GNMA trusts, at fair value (3)	—	1,710,627	—	1,710,627
Liabilities of business held for sale:
Corporate debt	1,221	—	—	1,221
Total return swap	—	17,031	—	17,031

Total fair value of financial instrument liabilities	$1,687,329	$1,745,190	$—	$3,432,519

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

(1)	Equities of $400.6 million have been netted by their respective long and short positions by CUSIP number.
(2)	Corporate debt of $0.4 million has been netted by respective long and short positions by CUSIP number.
(3)	Represents HECMs that have been securitized into HMBS where the securitization is not accounted for as a sale of the underlying HECMs. See Securitized HECM loan inventory below for full description.
(4)	Deferred compensation investments and investment in the Deephaven Funds are included within Investments on the Consolidated Statements of Financial Condition. Excluded from deferred compensation investments is $1.1 million of Level 2 assets which relate to discontinued operations and are included within Other assets on the Consolidated Statements of Financial Condition.

The Company’s equities, listed equity options, U.S. government and Non-U.S. government obligations, rated corporate debt, and actively traded mortgage-backed securities will generally be classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices or broker or dealer quotations with reasonable levels of price transparency.

The types of instruments that trade in markets that are not considered to be active, but are valued based on observable inputs such as quoted market prices or alternative pricing sources with reasonable levels of price transparency are generally classified within Level 2 of the fair value hierarchy.

Certain instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. For those instruments that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. As of December 31, 2012 and December 31, 2011, the Company did not hold any financial instruments that met the definition of Level 3.

The Company’s assets measured at fair value on a nonrecurring basis solely relates to goodwill and intangible assets arising from various acquisitions which would be classified as Level 3 within the fair value hierarchy. See Footnote 12 “Goodwill and Intangible Assets” for additional information.

There were no transfers of financial instruments between levels of the fair value hierarchy for any periods presented.

As of December 31, 2012 and December 31, 2011, the Company’s loan inventory, foreign currency forward contracts, certain mortgage-backed securities, purchased call options and embedded conversion derivative related to its long-term debt (see Footnote 13 “Long-Term Debt”), deferred compensation investments and its remaining investment in the Deephaven Funds are classified within Level 2 of the fair value hierarchy.

The following is a description of the valuation basis, techniques and significant inputs used by the Company in valuing its Level 2 assets and liabilities:

Loan inventory

The Company’s loan inventory primarily comprises newly issued HECMs that it has originated or purchased and for which the Company has elected to account for at fair value. Significant inputs that are used in determining fair value include LIBOR and U.S. treasury interest rates, weighted average coupon and pricing of actively-traded HMBS and dealer quotations for HECMs.

Securitized HECM loan inventory

Securitized HECM loan inventory comprises HECMs that the Company has securitized into HMBS. The Company has recorded the securitized loans in Financial instruments owned, at fair value and a corresponding liability recorded as Liability to GNMA trusts, at fair value, on its Consolidated Statements of Financial Condition. As of December 31, 2012 and December 31, 2011 all of the HMBS created by the Company has been sold to third parties. Significant inputs that are used in determining fair value include LIBOR and U.S. treasury interest rates, weighted average coupon and pricing of actively-traded HMBS and dealer quotations for HECMs.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Foreign currency forward contracts

At December 31, 2012 and December 31, 2011, the Company had a foreign currency forward contract with a notional value of 75.0 million British pounds which is used to hedge the Company’s investment in its European subsidiary. As of December 31, 2012 and December 31, 2011, the Company had a foreign currency forward contract with a notional value of 10.3 million Euros and 6.0 million Euros, respectively, which is used as an economic hedge against a strategic investment that is denominated in Euros. The fair value of these contracts was determined based upon spot foreign exchange rates, LIBOR interest rates and dealer quotations.

Mortgage-backed securities

The Company’s mortgage-backed securities that are not actively traded are priced based upon dealer quotations, prices observed from recently executed transactions and cash flow models that incorporate LIBOR forward interest rates, weighted average coupon, weighted average loan age, loan to value and other observable inputs. Mortgage-backed securities are primarily held within Assets of business held for sale on the Consolidated Statements of Financial Condition.

Purchased call options and embedded conversion derivative

The fair value of the purchased call options and embedded conversion derivative are determined using an option pricing model based on observable inputs such as implied volatility of the Company’s Class A common stock, risk-free interest rate, and other factors.

Deferred compensation investments

Deferred compensation investments comprise investments in liquid mutual funds that the Company acquires to hedge its obligations to employees and directors under certain non-qualified deferred compensation arrangements. These mutual fund investments can generally be redeemed at any time and are valued based upon quoted market prices.

Investment in the Deephaven Funds

Investment in the Deephaven Funds represents our residual investment in certain funds that were formerly managed by Deephaven Capital Management. These investments are in the process of liquidation and are valued based upon the fair value of the underlying investments within such funds.

Fair value of derivative instruments

The Company enters into derivative transactions, primarily with respect to making markets in listed domestic options. In addition, the Company enters into derivatives to manage foreign currency exposure and related to its long-term debt (see Footnote 13 “Long-Term Debt”). Cash flows associated with such derivative activities are included in cash flows from operating activities on the Consolidated Statements of Cash Flows, when applicable.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The following tables summarize the fair value of derivative instruments in the Consolidated Statements of Financial Condition and the gains and losses included in the Consolidated Statements of Operations (in thousands):

	STATEMENTS OF FINANCIAL CONDITION LOCATION	FAIR VALUE AS OF DECEMBER 31,
		2012	2011
Asset Derivatives

Derivative instruments not designated as hedging instruments:	Financial instruments owned, at fair value
Purchased call options		$237	$17,532
Listed equity options (1)		202,091	280,384
Foreign currency forward contracts		—	477

		$202,328	$298,393

Derivative instruments designated as hedging instruments:	Financial instruments owned, at fair value
Foreign currency forward contracts		$—	$3,474

Liability Derivatives

Derivative instruments not designated as hedging instruments:	Financial instruments sold, not yet purchased, at fair value
Embedded conversion derivative		$237	$17,532
Listed equity options (1)		155,942	254,506
Total return swap (2)		—	17,031
Foreign currency forward contracts		822	—

		$157,001	$289,069

Derivative instruments designated as hedging instruments:	Financial instruments sold, not yet purchased, at fair value
Foreign currency forward contracts		$4,446	$—

(1)	As of December 31, 2012, the Company held 0.9 million long and 1.0 million short listed equity option contracts. As of December 31, 2011, the Company held 1.3 million long and 1.5 million short listed equity option contracts. These contracts are not subject to collateral requirements and are not netted.
(2)	As of December 31, 2011, the total return swap liability was offset by an asset of equal value that was included in Financial Instruments owned, at fair value on the Company’s Consolidated Statements of Financial Condition. This total return swap was liquidated during the first quarter of 2012.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

	FINANCIAL STATEMENTS LOCATION	GAIN (LOSS) RECOGNIZED FOR THE YEAR ENDED DECEMBER 31,
		2012	2011	2010
Derivative instruments not designated as hedging instruments:
Purchased call options	Investment income (loss) and other, net	$(17,295)	$(16,371)	$(48,134)
Listed equity options (1)	Net trading revenue	3,663	(2,647)	452
Embedded conversion derivative	Investment income (loss) and other, net	17,295	16,371	48,134
Total return swap (2)	Investment income (loss) and other, net	—	(5,531)	—
Foreign currency forward contracts	Investment income (loss) and other, net	(2,192)	1,169	—

		$1,471	$(7,009)	$452

Derivative instruments designated as hedging instruments:
Foreign currency forward contracts	Accumulated other comprehensive (loss)	$(6,454)	$(175)	$(1,078)

(1)	Realized gains and losses on listed equity options relate to the Company’s market making activities in such options. Such market making activities also comprise trading in the underlying equity securities with gains and losses on such securities generally offsetting the gains and losses reported in this table. Gains and losses on such equity securities are also included in Net trading revenue on the Company’s Consolidated Statements of Operations.
(2)	Loss on the total return swap is offset by an equal gain on the underlying position which is recorded in Investment income (loss) and other, net on the Company’s Consolidated Statements of Operations.

8.	Collateralized Transactions

The Company receives financial instruments as collateral in connection with securities borrowed. Such financial instruments generally consist of equity and convertible securities but may include obligations of the U.S. government, federal agencies, foreign government and corporations. In most cases, the Company is permitted to deliver or repledge these financial instruments in connection with securities lending and other secured financings for meeting settlement requirements.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The table below presents financial instruments at fair value received as collateral that were permitted to be delivered or repledged and that were delivered or repledged by the Company as well as the fair value of financial instruments which could be further repledged by the receiving counterparty (in thousands):

	DECEMBER 31, 2012	DECEMBER 31, 2011
Collateral permitted to be delivered or repledged	$989,279	$1,450,281
Collateral that was delivered or repledged	933,716	1,383,298
Collateral permitted to be further repledged by the receiving counterparty	65,878	275,912

In order to finance securities positions and loan inventory, the Company also pledges financial instruments that it owns to counterparties who, in turn, are permitted to deliver or repledge them. Under these transactions, the Company pledges certain financial instruments owned to collateralize repurchase agreements and other secured financings. Repurchase agreements and other secured financings are short-term and mature within one year. Financial instruments owned and pledged to counterparties that do not have the right to sell or repledge such financial instruments consist of equity securities and loans.

The table below presents information about assets pledged by the Company (in thousands):

	DECEMBER 31, 2012	DECEMBER 31, 2011
Financial instruments owned, at fair value, pledged to counterparties that had the right to deliver or repledge (1)	$4,605,155	$2,121,783
Financial instruments owned, at fair value, pledged to counterparties that do not have the right to deliver or repledge (2)	696,495	550,926

(1)	Financial instruments owned, at fair value, pledged to counterparties that had the right to deliver or repledge includes $131.6 million and zero at December 31, 2012 and 2011, respectively, recorded within Assets of business held for sale.
(2)	Financial instruments owned, at fair value, pledged to counterparties that do not have the right to deliver or repledge includes $111.5 million and zero at December 31, 2012 and 2011, respectively, recorded within Assets of business held for sale.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

9.	Receivable from and Payable to Brokers, Dealers and Clearing Organizations

Amounts receivable from and payable to brokers, dealers and clearing organizations consist of the following (in thousands):

	DECEMBER 31,
	2012	2011
Receivable:
Clearing organizations and other	$738,625	$478,327
Securities failed to deliver	130,180	69,618

	$868,805	$547,945

Payable:
Clearing organizations and other	$324,175	$306,728
Securities failed to receive	54,549	15,626

	$378,724	$322,354

Management believes that the carrying value of amounts receivable from and payable to brokers, dealers and clearing organizations approximates fair value since they are short term in nature.

10.	Fixed Assets and Leasehold Improvements

Fixed assets and leasehold improvements comprise the following (in thousands):

	DEPRECIATION PERIOD	DECEMBER 31,
		2012	2011
Computer hardware and software	3 years	$143,991	$126,022
Leasehold improvements	*	105,897	101,018
Telephone systems	5 years	8,540	9,631
Furniture and fixtures	7 years	12,761	11,866

		271,189	248,536
Less – Accumulated depreciation and amortization		176,963	152,245

		$94,226	$96,290

*	- Shorter of life of lease or useful life of assets

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

11.	Investments

Investments comprise strategic investments, including limited partnership investments, deferred compensation investments related to employee and director deferred compensation plans and investment in the Deephaven Funds. Investments consist of the following (in thousands):

	DECEMBER 31, 2012	DECEMBER 31, 2011
Strategic investments:
Investments accounted for under the equity method (including limited partnerships)	$53,878	$59,711
Common stock of companies representing less than 20% equity ownership held at adjusted cost	1,789	1,787

Total Strategic investments	55,667	61,498
Deferred compensation investments	21,339	20,414
Investment in Deephaven Funds	1,342	1,319

Total Investments	$78,348	$83,231

During the second quarter of 2012, the Company became aware that a strategic investee that is accounted for under the equity method of accounting had identified errors in its accounting for income taxes. Specifically, the investee had not correctly accounted for an income tax benefit that resulted from a change in its tax status during 2010. The correction of this error by the investee resulted in an increase in the Company’s equity method investment of $10.0 million. The Company evaluated the impact of recording this investment gain in the relevant prior periods and concluded that such amounts would not have been material, qualitatively or quantitatively, to its previously issued consolidated financial statements for any prior period. The Company also concluded that recording the investment gain in 2012 would not be material to its forecasted results for the year. Accordingly the Company recorded a $10.0 million gain in the second quarter of 2012.

In the fourth quarter of 2012, the Company became aware of certain circumstances surrounding the viability of one of its strategic investments. As a result the Company recorded an $11.4 million write-down of this strategic investment which is included within Investment income (loss) and other, net in the Consolidated Statements of Operations.

12.	Goodwill and Intangible Assets

Goodwill is assessed for impairment annually or when events indicate that the amounts may not be recoverable. The Company assesses goodwill for impairment at the reporting unit level. The Company’s reporting units are the components of its business segments for which discrete financial information is available and is regularly reviewed by the Company’s management. As part of the assessment for impairment, the Company considers the cash flows of the respective reporting unit and assesses the fair value of the respective reporting unit as well as the overall market value of the Company compared to its net book value. The assessment of fair value of the reporting units is principally performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital which the Company believes to be the most reliable indicator of the fair values of its respective reporting units. The Company also assess the fair value of each reporting unit based upon its estimated market value and assesses the Company’s overall market value based upon the market price of its Class A common shares. In June 2012 and 2011, the Company assessed the impairment of goodwill as part of its annual assessment and concluded that there was no impairment at that time.

The events surrounding the August 1, 2012 technology issue resulted in a substantial decrease in the Company’s market capitalization and decreases in trading volumes and commission revenues as many customers

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

reduced their trading activity. This was determined by management to be a triggering event for certain of the Company’s reporting units and resulted in the Company being required to assess the carrying amount and recoverability of the goodwill related to those reporting units. Other reporting units did not have a triggering event as they were relatively unaffected by the August 1, 2012 events. These events also indicated that certain of the Company’s amortizable intangible assets may not be recoverable.

The goodwill impairment assessment performed as a result of the August 1, 2012 triggering event indicated that the fair value of goodwill within the asset management reporting unit was less than its book value. As a result the Company recorded a goodwill impairment charge of $12.1 million during the third quarter of 2012 related to the asset management reporting unit. Additionally a charge of $114.3 million related to the institutional fixed income sales and trading reporting unit which is included in Loss from discontinued operations, net of tax on the Consolidated Statements of Operations.

Intangible assets are assessed for recoverability when events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. The Company assesses intangible assets for impairment at the “asset group” level which is the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. As part of the assessment for impairment, the Company considers the cash flows of the respective asset group and assesses the fair value of the respective asset group. Step 1 of the impairment assessment for intangibles is performed using undiscounted cash flow models, which indicates whether the future cash flows of the asset group are sufficient to recover the book value of such asset group. When an asset is not considered to be recoverable, step 2 of the impairment assessment is performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital to determine the fair value of the intangible asset group. In cases where amortizable intangible assets and goodwill are assessed for impairment at the same time, the amortizable intangibles are assessed for impairment prior to goodwill being assessed.

The events of August 1, 2012 also impacted the recoverability of certain intangible assets. The intangible asset impairment assessment performed in the third quarter of 2012 indicated that the intangible assets in the Company’s DMM and asset management asset groups were impaired, and that the fair value of such intangible assets was less than the book value. As a result, the Company recorded an impairment charge of $15.3 million during the third quarter of 2012 comprising $11.9 million of trading rights related to the Company’s DMM asset group and $3.4 million of customer relationships related to the Company’s asset management asset group. During the third quarter of 2012 the Company also recorded a charge of $1.4 million related to the abandonment of intangible assets related to the Company’s reverse mortgage business.

As a result of a corporate restructuring the Company wrote off goodwill of $1.0 million in the Corporate and Other segment during the third quarter of 2011. See Footnote 18 “Restructuring, Writedown of assets and lease loss accrual” for further discussion of the restructuring charge.

No other events occurred in 2012 or 2011 that would indicate that the carrying amounts of the Company’s goodwill or intangible assets may not be recoverable.

The following table summarizes the Company’s Goodwill by segment (in thousands):

	DECEMBER 31,
	2012	2011
Market Making	$24,727	$24,727
Global Execution Services	189,173	198,815

Total	$213,900	$223,542

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

In 2012, the Company recorded goodwill of $2.4 million within the Global Execution Services segment as a result of the acquisition of certain assets and assumption of certain liabilities of the former futures division of Penson (see Footnote 25 “Acquisition” for further discussion).

Intangible assets primarily represent client relationships and are amortized over their estimated remaining useful lives, the majority of which have been determined to range from one to 17 years. The weighted average remaining life of the Company’s intangible assets at December 31, 2012 and 2011 is approximately 11 and 12 years, respectively.

The following tables summarize the Company’s Intangible assets, net of accumulated amortization by segment and type (in thousands):

	DECEMBER 31,
	2012	2011
Market Making
Trading rights	$11,381	$25,283
Other	41	—

Total	11,422	25,283

Global Execution Services
Customer and broker relationships	33,245	38,045
Trade names	7,004	7,557
Other	3,983	9,154

Total	44,232	54,756

Consolidated Total	$55,654	$80,039

In 2012, the Company recorded intangible assets of $3.5 million within the Global Execution Services segment as a result of the acquisition of certain assets and assumption of certain liabilities of the former futures division of Penson (see Footnote 25 “Acquisition” for further discussion).

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

		DECEMBER 31,
		2012	2011
		(In thousands)
Customer and broker relationships (1)	Gross carrying amount	$67,500	$66,900
	Accumulated amortization	(34,255)	(28,855)

	Net carrying amount	33,245	38,045

Trading rights (2)	Gross carrying amount	15,520	28,520
	Accumulated amortization	(4,139)	(3,237)

	Net carrying amount	11,381	25,283

Trade names (3)	Gross carrying amount	9,800	9,800
	Accumulated amortization	(2,796)	(2,243)

	Net carrying amount	7,004	7,557

Other (4)	Gross carrying amount	13,880	18,761
	Accumulated amortization	(9,856)	(9,607)

	Net carrying amount	4,024	9,154

Total	Gross carrying amount	106,700	123,981
	Accumulated amortization	(51,046)	(43,942)

	Net carrying amount	$55,654	$80,039

(1)	Customer and broker relationships primarily relate to the Donaldson, Direct Trading, Hotspot, EdgeTrade, Urban, Astor and Penson Futures acquisitions. Excluded from intangible assets at December 31, 2012 and 2011 is $9.2 million and $12.9 million, respectively, related to the Company’s institutional fixed income sales and trading business which is included within Assets of business held for sale on the Consolidated Statements of Financial Condition. The weighted average remaining life is approximately 13 years as of December 31, 2012 and 12 years as of December 31, 2011. Lives may be reduced depending upon actual retention rates.
(2)	Trading rights provide the Company with the rights to trade on certain exchanges. The weighted average remaining life is approximately 7 years as of December 31, 2012 and 14 years as of December 31, 2011.
(3)	Trade names relate to the acquisitions of Hotspot, EdgeTrade and Urban. The weighted average remaining life is approximately 13 years as of December 31, 2012 and 14 years as of December 31, 2011.
(4)	Other primarily includes technology and non-compete agreements acquired by the Company. The weighted average remaining life is approximately three years as of December 31, 2012 and two years as of December 31, 2011.

The following table summarizes the Company’s amortization expense from continuing operations relating to Intangible assets (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Amortization expense	$11,262	$12,147	$8,777

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2012, the following table summarizes the Company’s estimated amortization expense from continuing operations for future years (in thousands):

AMORTIZATION EXPENSE
For the year ended December 31, 2013	$7,867
For the year ended December 31, 2014	6,049
For the year ended December 31, 2015	5,730
For the year ended December 31, 2016	4,718
For the year ended December 31, 2017	4,412

13.	Long-Term Debt

The Company’s Long-term debt is recorded at amortized cost. The carrying value and fair value of such Long-term debt is as follows (in thousands):

	DECEMBER 31, 2012		DECEMBER 31, 2011
	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Term Credit Agreement	$100,000	$100,000	$100,000	$100,000
Convertible Notes	338,753	332,003	324,338	287,505

Total	438,753	432,003	424,338	387,505
Less: Current portion recorded in Accrued expenses and other liabilities	50,000	50,000	—	—

Total Long-term debt	$388,753	$382,003	$424,338	$387,505

The carrying value of the Term Credit Agreement approximates fair value as it is not materially sensitive to shifts in interest rates due to its floating interest rate, which also considers changes in the Company’s credit risks and financial condition. The fair value of the Convertible Notes is based upon the value of such debt in the secondary market. The Term Credit Agreement and the Convertible Notes would both be categorized as Level 2 in the fair value hierarchy if they were required to be recorded at fair value.

Credit Agreements

On June 29, 2011, the Company, as borrower, entered into a $100.0 million three-year Term Loan Credit Agreement (the “Term Credit Agreement”) with a consortium of banks. The Company, as guarantor, also entered into a $200.0 million one-year Revolving Credit Agreement (the “Revolving Credit Agreement” and together with the Term Credit Agreement, the “Credit Agreements”) with the same consortium of banks with Knight Execution & Clearing Services LLC (“KECS”) and Knight Capital Americas, L.P., wholly-owned subsidiaries of the Company, as borrowers. The Revolving Credit Agreement was renewed with substantially the same consortium of banks on substantially the same terms and conditions on June 27, 2012 and will expire on June 26, 2013. As a result of the consolidation of Knight Capital Americas, L.P. into KECS as of June 30, 2012, and the subsequent renaming of KECS to Knight Capital Americas LLC (“KCA”), KCA is now the sole borrower under the Revolving Credit Agreement. In December 2012, the Company entered into amendments to the Term Credit Agreement and Revolving Credit Agreement. These amendments were made to clarify the treatment of losses related to securities transactions and amend certain other provisions described therein.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Term Credit Agreement

The proceeds of the Term Credit Agreement are being used for general corporate purposes. As of December 31, 2012, the Company has borrowed all the funds under the Term Credit Agreement. Borrowings under the Term Credit Agreement bear interest at variable rates as determined at the Company’s election, at LIBOR or a base rate, in each case, plus an applicable margin of (a) for each LIBOR loan, 2.50% or 3.00% per annum or (b) for each base rate loan, 1.50% or 2.00% per annum (in each case, depending on the Company’s leverage ratio). As of December 31, 2012, the interest rate was 2.72% per annum, which is based on the one month LIBOR rate plus 2.50%. Interest is paid monthly. The Term Credit Agreement is repayable in three installments as follows: $25.0 million on June 28, 2013, $25.0 million on December 27, 2013 and $50.0 million on June 27, 2014.

Under the Term Credit Agreement, substantially all of the Company’s material subsidiaries (the “Guarantors”), other than its foreign subsidiaries, excluded regulated subsidiaries (which include registered broker-dealer subsidiaries) and subsidiaries thereof, guarantee the repayment of loans made pursuant to the Term Credit Agreement. The Term Credit Agreement is secured by substantially all of the assets of the Company and the Guarantors unless and until the Company obtains an investment grade rating.

Revolving Credit Agreement

The Revolving Credit Agreement comprises two classes of loans: Borrowing Base A and Borrowing Base B both of which are available to KCA and may be used to meet the short-term liquidity needs of KCA arising in the ordinary course of clearing and settlement activity. The proceeds of the Borrowing Base B Loans can only be used to fund National Securities Clearing Corporation (“NSCC”) margin deposits.

Borrowings under the Revolving Credit Agreement bear interest at a rate equal to the greater of the federal funds rate or the one month LIBOR rate plus (a) for each Borrowing Base A Loan, a margin of 1.50% per annum and (b) for each Borrowing Base B Loan a margin of 2.00% per annum. Interest is payable quarterly. On August 6, 2012, the Company drew down $200.0 million under the Revolving Credit Agreement for both a Borrowing Base A and Borrowing Base B Loan and repaid the full amount of each loan on August 7, 2012. As of December 31, 2012 and December 31, 2011, there were no outstanding borrowings under the Revolving Credit Agreement.

The Company is charged an annual commitment fee of 0.25% on the average daily amount of the unused portion of the Revolving Credit Agreement. Depending on each borrowing base, availability under the Revolving Credit Agreement is limited to either (i) a percentage of the market value of temporary positions pledged as collateral in the case of Borrowing Base A Loans, or (ii) a percentage of the margin deposit required by the NSCC in the case of Borrowing Base B Loans.

Among other restrictions, the Credit Agreements include customary representations, warranties, affirmative and negative covenants related to (a) liens, (b) financial covenant requirements for maintaining a consolidated leverage ratio and a liquidity ratio, as well as requirements for maintaining minimum levels of tangible net worth and regulatory capital, and (c) restrictions on investments, dispositions and other restrictions and events of default customary for financings of these types. As of December 31, 2012, the Company was in compliance with all covenants under the Credit Agreements.

In connection with the Credit Agreements, the Company incurred issuance costs of $2.2 million. The issuance costs are recorded within Other assets on the Consolidated Statements of Financial Condition and are being amortized over the term of the Credit Agreements.

Cash Convertible Senior Subordinated Notes

In March 2010, the Company issued $375.0 million of Cash Convertible Senior Subordinated Notes (the “Notes”) due on March 15, 2015 in a private offering exempt from registration under the Securities Act of 1933, as amended. At the same time, the Company entered into hedge transactions effected through the purchase of options and sale of warrants designed to limit shareholder dilution up to a price of $31.50 per share.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The Notes bear interest at a rate of 3.50% per year, payable semi-annually in arrears, on March 15 and September 15 of each year, commencing on September 15, 2010 and will mature on March 15, 2015, subject to earlier repurchase or conversion. In connection with the issuance of the Notes, the Company recognized an original issue discount of $73.8 million which is being accreted to interest expense over the term of the Notes, resulting in an effective annual interest rate of the Notes of approximately 7.90%. The Notes, net of unamortized original issue discount are reported as Long-term debt in the Company’s Consolidated Statements of Financial Condition.

Prior to December 15, 2014, the Notes will be convertible into cash only upon specified events which are based upon the price of the Company’s common shares and of the Notes or upon the occurrence of specified corporate events. On or after December 15, 2014, the Notes will be convertible at any time, based on an initial conversion rate of 47.9185 shares of the Company’s Class A common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $20.87 or a conversion premium of approximately 32.5% over the closing sale price of $15.75 per share of the Company’s Class A common stock on the Nasdaq Global Select Market on March 15, 2010. The conversion rate and conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. Upon cash conversion, the Company will deliver an amount of cash calculated over the applicable observation period. The Company will not deliver its common stock (or any other securities) upon conversion under any circumstances. In addition, following certain corporate events that occur prior to the maturity date, the Company will pay a cash make-whole premium by increasing the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances. Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of the Notes upon a “fundamental change” at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest.

Concurrent with the sale of the Notes, the Company paid $73.7 million to enter into privately negotiated cash convertible note hedge transactions (the “purchased call options”) with affiliates of the initial purchasers of the Notes and another financial institution (the “option counterparties”) that are expected generally to reduce the Company’s exposure to potential cash payments in excess of the principal amount of the Notes that may be required to be made by the Company upon the cash conversion of the Notes under certain conditions. The purchased call options cover, subject to adjustments, approximately 18 million shares of the Company’s Class A common stock at a strike price of $20.87 and are expected to reduce the Company’s economic exposure to potential cash payments in the event that the market price per share of the Company’s Class A common stock is greater than the conversion price of the Notes. The purchased call options were recorded as an asset within Financial instruments owned, at fair value on the Consolidated Statements of Financial Condition and are accounted for as derivative instruments under GAAP. As of December 31, 2012, the fair value of the purchased call options was $0.2 million.

In connection with the sale of the Notes, the Company also entered into separate warrant transactions with the option counterparties whereby the Company sold to the option counterparties, for $15.0 million, warrants (the “warrants”) to purchase shares of the Company’s Class A common stock, subject to adjustments, at a strike price of $24.10 per share, which represents a premium of approximately 100% over the closing price of the Company’s Class A common stock on March 15, 2010. The warrants are net share settled, meaning that the Company will issue a number of shares per warrant having a value equal to the difference between the share price at each warrant expiration date and the strike price; however, at the discretion of the Company, the Company may elect to settle the warrants in cash. If the market price per share of the Company’s Class A common stock exceeds the strike price of the warrants over the warrants’ exercise period and the Company elects net share settlement, the warrants would have a dilutive effect on the Company’s Class A common stock. The warrants may not be exercised prior to the maturity of the Notes. The warrants have been recorded as Additional paid-in capital in the Consolidated Statements of Financial Condition. The warrants also meet the criteria of derivative instruments under GAAP; however, because the warrants are indexed to the Company’s

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Class A common stock and are recorded within Equity in the Consolidated Statements of Financial Condition, the warrants are exempt from the scope and fair value provisions of GAAP related to accounting for derivative instruments.

The requirement that the Company settle conversions of the Notes entirely in cash gives rise to a bifurcatable derivative instrument under GAAP (the “embedded conversion derivative”). The initial valuation of the embedded conversion derivative was $73.8 million, and was recorded as a liability within Financial instruments sold, not yet purchased, at fair value on the Consolidated Statements of Financial Condition. As of December 31, 2012, the fair value of the embedded conversion derivative was $0.2 million.

Both the purchased call options and the embedded conversion derivative are derivative instruments and as such are marked to fair value each reporting period with any change recognized on the Consolidated Statements of Operations as Investment income (loss) and other, net. The Company expects the gain or loss associated with changes to the valuation of the purchased call options to substantially offset the gain or loss associated with changes to the valuation of the embedded conversion derivative.

In connection with the issuance of the Notes, the Company incurred issuance costs of $8.5 million. The issuance costs are being recorded within Other assets on the Consolidated Statements of Financial Condition and are amortized over the term of the Notes. The Company recorded expenses with respect to the Long-term debt as follows (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Interest expense	$30,340	$27,801	$19,646
Amortization of debt issuance cost (1)	3,041	2,413	1,347
Commitment fee (1)	526	255	—

Total	$33,907	$30,469	$20,993

(1)	Included in Other expense.

If the proposed Merger with GETCO is completed (See Footnote 5 “Merger Agreement with GETCO Holding Company, LLC”) it is intended that the Credit Agreements and the Cash Convertible Senior Subordinated Notes will be paid in full. The amounts that would be payable as of December 31, 2012 comprise $100.0 million for the Credit Agreements, which is equal to the carrying amount of this liability at December 31, 2012, and $375.0 million for the Cash Convertible Senior Subordinated Notes, which is equal to the $338.8 million carrying value of this liability plus $36.2 million of unamortized original issue discount at December 31, 2012.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

14.	Related Parties

As a result of the August 2012 Recapitalization, three investors held more than 10% of the outstanding Class A common stock plus Series A Preferred Stock (on an as-converted basis) as of December 31, 2012 and therefore are considered related parties.

The Company interacts with each of the three investors as part of its normal day-to-day operations. It earns revenues, incurs expenses and maintains balances with these related parties or their affiliates. As of the date and period indicated below, the Company had the following balances and transactions with the related parties or their affiliates as follows (in thousands):

STATEMENT OF OPERATIONS	FOR THE PERIOD AUGUST 6, 2012 TO DECEMBER 31, 2012
Revenues
Commissions and fees	$286
Net trading revenue	406
Interest, net	117

Total revenues from related parties	$809

Expenses
Execution and clearance fees	$20
Interest expense	343
Other expense	7

Total expenses incurred with respect to related parties	$370

STATEMENT OF FINANCIAL CONDITION	DECEMBER 31, 2012
Assets
Securities borrowed	$42,196
Receivable from brokers, dealers and clearing organizations	728
Other assets	1,608

Liabilities
Securities loaned	$3,754
Payable to brokers, dealers and clearing organizations	57
Accrued expenses and other liabilities	359

The Company paid a total of $22.6 million in fees to related parties in connection with the Series A Preferred Stock issuance which was recorded as a reduction of the proceeds from the $400.0 million August 2012 Recapitalization.

In the ordinary course of business, the Company enters into foreign exchange contracts with related parties.

15.	Stock-Based Compensation

The Knight Capital Group, Inc. 2010 Equity Incentive Plan (“2010 Plan”) was established to provide long-term incentive compensation to employees and directors of the Company. The 2010 Plan is administered by the

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Compensation Committee of the Company’s Board of Directors, and allows for the grant of options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (collectively, the “awards”), as defined by the 2010 Plan. In addition to overall limitations on the aggregate number of awards that may be granted, the 2010 Plan also limits the number of awards that may be granted to a single individual. The 2010 Plan replaced prior stockholder-approved equity plans for future equity grants and no additional grants will be made under those historical stock plans. However, the terms and conditions of any outstanding equity grants under the historical stock plans were not affected. As of December 31, 2012, the Company has not issued any SARs. In addition, the Company established the Knight Capital Group, Inc. 2009 Inducement Award Plan (the “Inducement Plan”) (along with the 2010 Plan and the Amended 2010 Plan defined below, the “Stock Plans”) which is used under limited circumstances for equity grants to new hires. In 2010, the Company issued 197,000 restricted shares as inducement awards pursuant to the Inducement Plan. The Company did not issue any awards pursuant to the Inducement Plan in 2012 or 2011.

At a special meeting of the Company’s stockholders on December 27, 2012, the Company’s stockholders approved the Amended and Restated 2010 Equity Incentive Plan (the “Amended 2010 Plan”) to increase the number of shares authorized for grant under the 2010 Plan from 10,580,044 to 64,580,044 and amend certain provisions of the 2010 Plan. Key changes to the 2010 Plan that were adopted in the Amended 2010 Plan included: (i) an amendment to require a qualifying termination of employment before vesting provisions in new awards accelerate in the event of a change-in-control, also known as “double-trigger” accelerated vesting; (ii) an amendment to the modification provision to require stockholder approval before (x) SARs may be repriced, replaced, regranted through cancellation or modified if such change would reduce the exercise price for the shares underlying such SAR and (y) options or SARs may be exchanged for cash if such exchange would reduce the exercise price for the shares underlying such option or SAR; (iii) an amendment to limit the number of shares subject to awards granted to each non-employee member of the Company’s Board during any calendar year to 200,000; and (iv) an extension of the time after which no awards may be granted under the Amended 2010 Plan to ten years from the date the stockholders approved the Amended 2010 Plan.

Unvested awards granted before September 1, 2010 are generally canceled if employment is terminated for any reason before the end of the relevant vesting period. For annual incentive awards granted after September 1, 2010 and up to September 30, 2011, full vesting is given where an employee has been terminated without cause by the Company. For all other awards granted after September 1, 2010 and up to September 30, 2011 unvested awards are generally canceled if employment is terminated for any reason before the end of the relevant vesting period. Effective October 1, 2011, for all awards granted after such date, unless otherwise provided for in the applicable award agreement, full vesting will be given where an employee has been terminated without cause by the Company.

Under the terms of the Company’s prior stockholder-approved equity plans (excluding the 2010 Plan and Amended 2010 Plan), accelerated vesting of unvested equity awards is triggered upon a change-in-control which is generally defined, amongst other things, as the acquisition by any one person of 20% or more of the Company’s voting stock. Subsequent to the Company’s issuance of Series A Preferred Stock pursuant to the August 2012 Recapitalization, one of the investors exceeded the 20% ownership threshold on an as-converted basis, which resulted in the accelerated vesting of unvested grants held by employees under these historical plans. The affected equity awards were generally granted from December 2009 through March 2010, and generally would have vested between December 2012 and March 2013. Each of the Company’s Named Executive Officers and Section 16 reporting persons previously executed letters waiving the acceleration of vesting triggered by this change-in-control for any unvested awards held by them under the prior historical plans as of such date.

If the proposed Merger with GETCO is completed (See Footnote 5 “Merger Agreement with GETCO Holding Company, LLC”) each stock option granted under any Company stock plan on or prior to December 19, 2012 will immediately vest and convert into stock options to purchase common stock of the new publicly traded holding company on the same terms and conditions, with the number of shares subject to the converted option and the per-share exercise price to remain the same as immediately prior to the completion of the Merger. Stock

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

options granted after December 19, 2012 will convert into stock options to acquire common stock of the new publicly traded holding company on the same terms and conditions, including vesting.

Pursuant to the terms of the Stock Plans, awards granted on or prior to December 19, 2012 (except for restricted stock units that vest based upon performance) will automatically vest upon the completion of the Merger. Awards granted after December 19, 2012 (and restricted stock units granted prior to December 19, 2012 that vest based on performance) will continue to vest in accordance with their existing vesting schedule, subject to acceleration under certain circumstances.

Restricted Shares and Restricted Stock Units

Eligible employees and directors may receive restricted shares and/or restricted stock units (collectively “restricted awards”) as a portion of their total compensation. The majority of restricted awards vest ratably over three years. The Company has the right to fully vest employees and directors in their restricted stock units upon retirement and in certain other circumstances.

The Company measures compensation cost related to restricted awards based on the fair value of the Company’s Class A common stock at the date of grant. Compensation expense from continuing operations relating to restricted awards, primarily recorded in Employee compensation and benefits, and the corresponding income tax benefit, which was recorded in income tax benefit on the Consolidated Statements of Operations are presented in the following table (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Stock award compensation expense	$41,636	$41,341	$44,583

Income tax benefit	$14,710	$16,206	$17,833

The following tables summarize restricted awards activity including awards related to employees working in businesses that are included within discontinued operations in 2012, 2011 and 2010 (awards in thousands):

	2012
	RESTRICTED SHARES		RESTRICTED STOCK UNITS
	NUMBER OF SHARES	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE	NUMBER OF UNITS	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE
Outstanding at January 1,	307	$16.20	7,716	$14.33
Granted	21	13.09	5,506	10.33
Vested	(235)	16.33	(3,501)	14.87
Forfeited	(11)	15.74	(1,549)	14.92

Outstanding at December 31,	82	$15.08	8,172	$11.44

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

	2011
	RESTRICTED SHARES		RESTRICTED STOCK UNITS
	NUMBER OF SHARES	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE	NUMBER OF UNITS	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE
Outstanding at January 1,	1,155	$16.60	6,329	$15.08
Granted	—	—	5,984	13.63
Vested	(830)	16.77	(2,083)	16.21
Forfeited	(17)	15.69	(2,514)	14.92

Outstanding at December 31,	307	$16.20	7,716	$14.33

	2010
	RESTRICTED SHARES		RESTRICTED STOCK UNITS
	NUMBER OF SHARES	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE	NUMBER OF UNITS	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE
Outstanding at January 1,	2,186	$16.92	3,591	$15.60
Granted	397	15.66	3,835	15.28
Vested	(1,208)	17.03	(870)	17.83
Forfeited	(221)	15.76	(227)	16.19

Outstanding at December 31,	1,154	$16.60	6,329	$15.08

Based upon the value at date of vest, the cumulative fair value of restricted shares that vested in 2012, 2011 and 2010 was $2.8 million, $11.0 million and $32.0 million, respectively, and the cumulative fair value of restricted stock units that vested in 2012, 2011 and 2010 was $35.7 million, $27.8 million and $13.4 million, respectively.

There is $53.5 million of unamortized compensation related to the unvested restricted awards outstanding at December 31, 2012. The cost of these unvested restricted shares is expected to be recognized over a weighted average life of 1.7 years.

Stock Options

The Company’s policy is to grant options for the purchase of shares of Class A common stock at not less than market value. Options generally vest ratably over a three or four-year period and expire on the fifth or tenth anniversary of the grant date, pursuant to the terms of the applicable option award agreement. The Company has the right to fully vest employees in their options upon retirement and in certain other circumstances. Options are otherwise canceled if employment is terminated before the end of the relevant vesting period. The Company’s policy is to issue new shares upon share option exercises by its employees and directors.

The fair value of each option granted is estimated as of its respective grant date using the Black-Scholes option-pricing model. Stock options granted have exercise prices equal to the market value of the Company’s common stock at the date of grant as defined by the Stock Plans. The principal assumptions utilized in valuing options and the methodology for estimating such model inputs include: 1) risk-free interest rate – estimate is based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the option; 2) expected volatility – estimate is based on several factors including implied volatility of market-traded options on the

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Company’s common stock on the grant date and the volatility of the Company’s common stock; and 3) expected option life – estimate is based on internal studies of historical experience and projected exercise behavior based on different employee groups and specific option characteristics, including the effect of employee terminations. Based on the results of the model, the weighted-average fair value of the stock options granted in 2010 was $4.93. There were no stock options granted in 2012 or 2011.

The weighted-average assumptions used for stock options granted were as follows:

2010
Dividend yield	0.0%
Expected volatility	40.0%
Risk-free interest rate	1.1%
Expected life (in years)	3.5

Compensation expense from continuing operations relating to stock options, all of which was recorded in Employee compensation and benefits, as well as the corresponding income tax benefit, which is recorded in income tax benefit on the Consolidated Statements of Operations are as follows (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Stock option compensation expense	$806	$913	$2,351

Income tax benefit	$285	$358	$940

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The following tables summarize stock option activity and stock options exercisable including options related to employees working in businesses that are included within discontinued operations in 2012, 2011 and 2010 (options in thousands):

	NUMBER OF STOCK OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	AGGREGATE INTRINSIC VALUE (IN THOUSANDS)	WEIGHTED- AVERAGE REMAINING LIFE (YEARS)
2012
Outstanding at January 1,	2,829	$13.48
Granted at market value	—	—
Exercised	(130)	8.77
Forfeited or expired	(163)	14.32

Outstanding at December 31,	2,536	$13.66	$—	3.73

Exercisable at December 31,	2,500	$13.63	$—	3.68

Available for future grants at December 31, *	61,211

2011
Outstanding at January 1,	3,740	$14.06
Granted at market value	—	—
Exercised	(91)	11.02
Forfeited or expired	(820)	16.39

Outstanding at December 31,	2,829	$13.48	$2,605	4.76

Exercisable at December 31,	2,284	$12.90	$2,605	3.96

Available for future grants at December 31, *	9,476

2010
Outstanding at January 1,	3,554	$13.29
Granted at market value	1,185	15.89
Exercised	(591)	9.81
Forfeited or expired	(409)	18.85

Outstanding at December 31,	3,739	$14.06	$5,292	5.97

Exercisable at December 31,	2,573	$13.17	$5,292	4.63

Available for future grants at December 31, *	10,910

*	Represents both options and awards available for grant

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
RANGE OF EXERCISE PRICES	OUTSTANDING AT 12/31/12	WEIGHTED- AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED- AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT 12/31/12	WEIGHTED- AVERAGE EXERCISE PRICE
$6.06 – $9.81	397	2.29	$8.42	397	$8.42
$10.24 – $10.24	448	1.84	10.24	448	10.24
$10.30 – $15.75	380	1.74	13.27	380	13.27
$15.84 – $15.84	665	6.48	15.84	630	15.84
$16.09 – $17.66	410	4.38	16.80	410	16.80
$17.95 – $19.36	236	4.08	18.03	236	18.03

	2,536	3.73	$13.66	2,501	$13.63

The aggregate intrinsic value is the amount by which the closing price of the Company’s common stock exceeds the exercise price of the stock options multiplied by the number of shares. The total intrinsic value of options exercised in 2012, 2011 and 2010 was $0.5 million, $0.2 million and $2.2 million, respectively. Cash received from the exercise of stock options in 2012, 2011 and 2010 totaled $1.1 million, $1.0 million and $5.8 million, respectively.

There is $10,000 of unamortized compensation related to the unvested stock options outstanding at December 31, 2012. The cost of these unvested awards is expected to be recognized over a weighted average life of 0.1 year.

16.	Employee benefit plan

The Company sponsors a 401(k) profit sharing plan (the “Plan”) in which substantially all of its employees are eligible to participate. Under the terms of the Plan, the Company is required to make annual contributions to the Plan equal to 100% of the contributions made by its employees, up to annual limits. The total expense, from continuing operations, recognized with respect to the Plan and included in Employee compensation and benefits on the Consolidated Statements of Operations, was as follows (in thousands):

For the year ended December 31, 2012	$6,074
For the year ended December 31, 2011	5,648
For the year ended December 31, 2010	4,943

17.	Income taxes

The Company and its subsidiaries file a consolidated federal income tax return as well as combined state income tax returns in certain jurisdictions. In other jurisdictions, the Company and its subsidiaries file separate company state and local income tax returns.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The (benefit) provision for income taxes from continuing operations consists of (in thousands):

	2012	2011	2010
Current:
U.S. federal	$(79,834)	$72,739	$49,404
U.S. state and local	$6,896	$6,383	$10,427
Non U.S.	$(1,826)	$819	$219

	$(74,764)	$79,941	$60,050

Deferred:
U.S. federal	$(66,667)	$(915)	$13,578
U.S. state and local	$(5,698)	$4,144	$(1,834)
Non U.S.	$836	$(760)	$(3,344)

	$(71,529)	$2,469	$8,400

Provision for income taxes	$(146,293)	$82,410	$68,450

The following table reconciles income tax (benefit) expense from continuing operations at the U.S. federal statutory rate to the Company’s Income tax (benefit) expense (in thousands):

	2012	2011	2010
U.S. federal income tax expense at statutory rate	$(144,511)	$75,189	$61,850
U.S. state and local income tax expense, net of U.S. federal income tax effect	$779	$6,843	$5,585
Nondeductible charges	$1,893	$828	$783
Dividend received deduction	$(1,403)	$—	$—
Reversal of reserves	$(957)	$—	$—
Other, net	$(2,094)	$(450)	$232

Income tax expense	$(146,293)	$82,410	$68,450

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Valuation allowances recorded on the balance sheet dates are necessary in cases where management believes that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	2012	2011
Deferred tax assets:
Employee compensation and benefit plans, net	$31,207	$33,344
Fixed assets and other amortizable assets, net	38,489	—
Lease loss and other reserves	4,926	4,626
Tax credit and loss carryforwards	71,450	33,702
Less: Valuation allowance on tax credit and loss carryforwards	(31,274)	(8,867)

Total deferred tax assets	$114,798	$62,805

Deferred tax liabilities
Fixed assets and other amortizable assets, net	$—	$14,936
Valuation of investments, net	265	3,838
Tax credit and loss carryforwards	17,044	17,845

Total deferred tax liabilities	$17,309	$36,619

Net deferred tax assets	$97,489	$26,186

Due to the losses generated in 2012, the Company currently is in a three year cumulative loss position. The Company has a long standing history of sustainable profitability, and based on its forecasts it is expecting to return to profitability. A significant portion of the customer base has remained unchanged and the business has generally demonstrated a return to profitability following the technology related losses of August 1, 2012, and the Company does not expect the loss to recur. The goodwill and intangible asset impairment that the Company recorded in the third quarter of 2012 is related to businesses that have not performed well and is not reflective of any weakness in the Company’s electronic market making business, which has historically been its most profitable business. Based on the weight of the positive and negative evidences considered, management believes that it is more likely than not that it will be able to realize its deferred tax assets in the future and therefore has not established a valuation allowance against its net deferred tax assets for the period ended December 31, 2012.

A significant portion of the Company’s anticipated 2012 U.S. federal net operating loss will be eligible to be carried back against taxable income earned by the Company in 2010 and 2011, which will result in a refund of U. S. federal taxes that the Company previously paid in such years. For the year ended December 31, 2012, the Company estimates its taxable loss to be approximately $377.1 million.

The Company generated taxable income for 2010 and 2011 of approximately $338.0 million and paid U.S. federal income tax of approximately $118.0 million for these years. Based upon the estimated $377.1 million U.S. federal taxable loss for the year ended December 31, 2012, the Company would be able to carry $338.0 million of such loss back to 2010 and 2011 and the Company will be able to obtain a $113.4 million refund of U.S. federal income taxes. This $113.4 million benefit has been recorded within Income taxes receivable on the Company’s Consolidated Statements of Financial Condition as of December 31, 2012. The balance of the $152.5 million Income taxes receivable on the Company’s Consolidated Statements of Financial Condition as of December 31, 2012 also includes $39.1 million of refunds due the Company with respect to estimated taxes paid for the year ending December 31, 2012 and refunds due the Company with respect to earlier periods.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The portion of the $377.1 million taxable loss that could not be carried back, approximately $39.1 million, will generate a U.S. federal net operating loss carryforward related to the year ended December 31, 2012. At December 31, 2012 and 2011, the Company had U.S. federal net operating loss carryforwards of $70.4 million and $31.3 million, respectively, of which $31.3 million resulted from acquisitions in both years. The Company recorded a related deferred income tax asset of $24.6 million and $11.0 million as of December 31, 2012 and 2011 respectively, and an offsetting valuation allowance of $7.0 million at each balance sheet date which represents the portion of these net operating loss carryforwards related to acquisitions that are considered more likely than not to expire unutilized.

In accordance with Section 382 of the Internal Revenue Code of 1986, as amended, a change in equity ownership of greater than 50% of the Company within a three-year period results in an annual limitation on the Company’s ability to utilize its net operating losses (“NOL”) carryforwards that were created during tax periods prior to the change in ownership. As a result of the Series A convertible preferred stock equity issuance, on August 6, 2012, the Company experienced an ownership change under Section 382 and therefore the rate of utilization of a portion of the Company’s NOL carryforwards will be limited. The Company does not believe this limitation will have a significant effect on the Company’s ability to utilize its anticipated federal NOL carryforward. The Company’s U.S. federal NOL carryforwards will begin to expire in 2019.

At December 31, 2012 and 2011, the Company had, in aggregate, state and local net operating loss carryforwards of $1.47 billion and $167.8 million, respectively of which $24.3 million and $25.1 million resulted from acquisitions; $424.8 million and $0, respectively related to New Jersey; $511.1 million and $71.5 million, respectively related to New York; and $510.5 million and $71.2 million, respectively related to New York City. The Company recorded a related deferred income tax asset of $22.9 million and $2.6 million as of December 31, 2012 and 2011, respectively, and offsetting valuation allowances of $22.9 million and $1.5 million, respectively, which represents the portion of these net operating loss carryforwards that are considered more likely than not to expire unutilized. The Company recorded a valuation allowance for substantially all of its anticipated state and local tax loss carryforwards as it is more likely than not that the benefit of such items will not be realized due to limitations on utilization in the particular jurisdictions in which the Company operates. Certain of these carryforwards are subject to annual limitations on utilization and they will begin to expire in 2019.

At December 31, 2012 and 2011, the Company had non U.S. net operating loss carryforwards of $65.5 million and $63.7 million, respectively. The Company recorded a foreign deferred income tax asset of $17.0 million and $17.8 million for these loss carryforwards as of December 31, 2012 and 2011, respectively, along with an offsetting U.S. federal deferred tax liability of $17.0 million and $17.8 million, respectively for the expected future reduction in U.S. foreign tax credits associated with the use of the non U.S. loss carryforwards. These non U.S. net operating losses may be carried forward indefinitely. At December 31, 2012 and 2011, the Company had foreign tax credit carryforwards of $ 3.2 million in both years and an offsetting valuation allowance of $1.6 million and $0.9 million, respectively. The Company also had general business credit carryforwards at December 31, 2012 of $3.7 million.

The following table reconciles the beginning and ending amount of unrecognized tax benefits (in thousands):

	2012	2011	2010
Balance at beginning of period	$2,813	$1,396	$1,590
Increases based on tax positions related to prior periods	536	1,621	1,815
Decreases based on tax positions related to prior periods	(1,831)	—	—
Decreases related to settlements with taxing authorities	—	(204)	(2,009)

Balance at the end of the period	$1,518	$2,813	$1,396

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

At December 31, 2012, 2011, and 2010 the Company had $1.5 million, $2.8 million, and $1.4 million, respectively, of unrecognized tax benefits, all of which would affect the Company’s effective tax rate if recognized. Interest related to income tax liabilities is recorded in Interest Expense and Interest, net on the Consolidated Statements of Operations. Penalties, if any, are recorded in Other expenses. Net interest expense related to income tax liabilities was $0.2 million, $0.1 million and $0.1 million for the years ended December 31, 2012, 2011 and 2010. No material penalties were accrued.

As of December 31, 2012, the Company is subject to U.S. Federal income tax examinations for the tax years 2008 through 2011, and to non U.S. income tax examinations for the tax years 2007 through 2011. In addition, the Company is subject to state and local income tax examinations in various jurisdictions for the tax years 2003 through 2011. The final outcome of these examinations is not yet determinable. However, the Company anticipates that adjustments to the unrecognized tax benefits, if any, will not result in a material change to the results of operations or financial condition.

18.	Restructuring, Writedown of Assets and Lease Loss Accrual

As discussed in Footnote 12 “Goodwill and Intangible Assets”, in the third quarter of 2012 the Company recorded a non-cash impairment charge from continuing operations of $28.7 million, representing $12.1 million of goodwill related to the asset management businesses and $16.7 million of intangible assets related to the Company’s DMM, asset management and reverse mortgage businesses. The Company also recorded $114.3 million pre-tax impairment charge recorded within Loss from discontinued operations, net of tax related to the institutional fixed income sales and trading business in the third quarter of 2012.

In the third quarter of 2011, the Company undertook a corporate restructuring designed to lower operating expenses and improve financial performance. This restructuring comprised a reduction in workforce, a significant downsizing of its Hong Kong presence and discontinuing certain other initiatives. For the year ended December 31, 2011, the Company recorded a Restructuring charge of $24.2 million which affected all segments and comprised the following:

•	Employee severance and other employee benefit costs of $13.7 million;

•	Hong Kong asset writedown, lease and contract termination costs of $2.2 million; and

•	Capitalized software, intangible asset and goodwill writedown of $8.3 million.

The Company also recorded pre-tax restructuring charges of $4.4 million and $12.9 million for the years ended December 31, 2011 and 2010, respectively, primarily related to employee severance and other employee benefits which is recorded within Loss from discontinued operations, net of tax related to the institutional fixed income sales and trading business.

Writedown of assets and lease loss accrual was $1.6 million and $0.7 million for the years ended December 31, 2011 and 2010, respectively primarily related to excess real estate capacity within continuing operations. Recorded in Loss from discontinued operations, net of tax are lease loss accruals and writedown of assets of $1.3 million and $0.3 million for the years ended December 31, 2011 and 2010 respectively.

19.	Earnings Per Share

Basic loss or earnings per common share (“EPS”) have been calculated by dividing net (loss) income attributable to common stockholders by the weighted average shares of Class A common stock outstanding during each respective period. Diluted EPS reflects the potential reduction in EPS using the treasury stock method to reflect the impact of common stock equivalents if stock options were exercised, restricted awards were to vest and preferred stock were to convert to Class A common stock.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The Series A Preferred Stock are participating securities and as a result the Company is required to calculate EPS under a two class method whereby earnings are allocated to Class A common stock and Series A Preferred Stock as if all of the earnings for the year had been distributed. Since the Company recorded a net loss from continuing operations for the year ended December 31, 2012 the impact of the two class method would be antidilutive. The calculation of diluted EPS excludes the potential conversion of Series A Preferred Stock into Class A common stock and excludes options, restricted awards and Series A Preferred Stock that could potentially dilute EPS in the future but were antidilutive for the periods presented. The number of such options excluded was approximately 2.5 million, 1.9 million and 2.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. The number of such restricted awards and shares of Series A Preferred Stock (on an as converted basis) excluded was approximately 3.9 million and 77.7 million, respectively, for the year ended December 31, 2012. The computation of diluted shares can vary among periods due in part to the change in the average price of the Company’s Class A common stock.

The following is a reconciliation of the numerators and denominators of the basic and diluted (loss) earnings per share computations for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012		2011		2010
	NUMERATOR /	DENOMINATOR /	NUMERATOR /	DENOMINATOR /	NUMERATOR /	DENOMINATOR /
	NET (LOSS)	SHARES	NET INCOME	SHARES	NET INCOME	SHARES
Net (loss) income from continuing operations	$(266,596)		$132,416		$108,263
Dividend on convertible preferred shares	(2,268)		—		—
Deemed dividend related to beneficial conversion feature of convertible preferred shares	(373,364)		—		—

Net (loss) income attributable to common stockholders and shares used in basic calculations	$(642,228)	119,376	$132,416	91,490	$108,263	90,167
Effect of dilutive stock based awards		—		3,523		4,280

(Loss) Income and shares used in diluted calculations	$(642,228)	119,376	$132,416	95,013	$108,263	94,447

Basic (loss) earnings per share		$(5.38)		$1.45		$1.20

Diluted (loss) earnings per share		$(5.38)		$1.39		$1.15

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

20.	Discontinued Operations

During the first quarter of 2013, the Company announced that it was discontinuing its correspondent clearing business. As a result, this business has been classified as discontinued operations and the results of its operations have been classified in Loss from discontinued operations, net of tax on the Consolidated Statements of Operations for all periods presented.

During the first quarter of 2013, the Company agreed to sell its institutional fixed income sales and trading business which operates in the United States and in the United Kingdom, to Stifel. The Company expects to complete the transaction during the second quarter of 2013. As a result of the Company’s decision to sell the business, it has been classified as a business held for sale on the Consolidated Statements of Financial Condition and the results of its operations have been included in Loss from discontinued operations, net of tax within the Consolidated Statements of Operations for all periods presented. The assets and liabilities related to the business have been recorded as Assets of business held for sale and Liabilities of business held for sale, respectively, on the Consolidated Statements of Financial Condition for all periods presented.

In the first quarter of 2009, Deephaven completed the sale of substantially all of its assets to Stark & Roth, Inc. (together with its affiliates, “Stark”) with Stark agreeing to assume certain limited liabilities of Deephaven. At that time, Deephaven was replaced by Stark as the investment manager, managing member and general partner for the Deephaven Funds and the Company exited the Deephaven business. As a result of this sale, Deephaven was classified as a discontinued operation for the years ended December 31, 2011 and 2010. There were no discontinued operations recorded on the Company’s Consolidated Statements of Financial Condition or Operations for the year ended December 31, 2012.

The revenues and results of operations of the Discontinued Operations are summarized as follows (in thousands):

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
Revenues	$145,840	$156,446	$183,655

Expenses:
Compensation	117,921	142,381	166,004
Other Expenses	37,418	36,135	31,384
Restructuring	—	4,449	12,918
Writedown of Assets & Lease loss Accrual	114,301	1,333	325

Total Expenses	269,640	184,298	210,631

Pre-tax loss from discontinued operations	(123,800)	(27,852)	(26,976)
Income tax (expense) benefit	43,330	10,673	10,351

Loss from discontinued operations, net of tax	$(80,470)	$(17,179)	$(16,625)

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Assets and liabilities related to discontinued operations which are recorded in Assets of business held for sale, respectively, on the Consolidated Statements of Financial Condition are presented in the following table (in thousands):

	DECEMBER 31,
	2012	2011
Assets:
Financial instruments owned, at fair value, including securities pledged	$138,689	$34,272
Receivable from brokers, dealers and clearing organizations	281,178	75,952
Other assets	29,642	203,566

Total assets	$449,509	$313,790

Liabilities:
Financial instruments sold, not yet purchased, at fair value	199,167	18,252
Financial instruments sold under agreements to repurchase	111,487	60,320
Accrued compensation expense	12,140	22,872
Accrued expenses and other liabilities	34,867	9,587

Total liabilities	$357,661	$111,031

21.	Significant Clients

The Company considers significant clients to be those clients who account for 10% or more of the total U.S. equity dollar value traded or fixed income notional value traded by the Company. No clients accounted for more than 10% of the Company’s U.S. equity dollar value traded or fixed income notional value traded during 2012, 2011 and 2010.

22.	Commitments and Contingent Liabilities

Litigation

In the ordinary course of business, the nature of the Company’s business subjects it to claims, lawsuits, regulatory examinations and other proceedings. The Company is subject to several of these matters at the present time. Given the inherent difficulty of predicting the outcome of the litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, the Company cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred. There can be no assurance that these matters will not have a material adverse effect on the Company’s results of operations in any future period and a material judgment could have a material adverse impact on the Company’s financial condition and results of operations. However, it is the opinion of management, after consultation with legal counsel that, based on information currently available, the ultimate outcome of these matters will not have a material adverse impact on the business, financial condition or operating results of the Company although they might be material to the operating results for any particular period, depending, in part, upon operating results for that period.

As noted in Footnote 3 “August 1, 2012 Technology Issue”, the Company experienced a technology issue at the open of trading at the NYSE on August 1, 2012. This issue was related to the installation of trading software and resulted in the Company’s broker dealer subsidiary, KCA, sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market. The Company has since been named in two putative class actions and one derivative lawsuit relating to the technology issue and have received several derivative demand letters and/or

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

requests for the inspection or production of certain books and records pursuant to Delaware law related to the technology issue and the August 2012 Recapitalization. In addition, the Company and/or KCA are the subject of regulatory investigations.

Since the announcement on December 19, 2012 of the signing of the Merger Agreement between the Company and GETCO, the Company, GETCO, as well as the individual members of the Company’s Board of Directors (the “Individual Defendants”), have been named as defendants in several lawsuits brought by certain purported Knight stockholders challenging the proposed Merger. The lawsuits generally allege, among other things, that the Merger fails to properly value Knight, that the Individual Defendants breached their fiduciary duties in approving the Merger Agreement and that those breaches were aided and abetted by GETCO. The lawsuits seek, among other things, to enjoin the defendants from completing the proposed Merger on the agreed–upon terms, rescission of the proposed Merger (to the extent it has already been consummated), monetary relief and attorneys’ fees and costs.

While the Company is currently unable to predict the outcome of any possible litigation or investigation related to the technology issue, the August 2012 Recapitalization, or the proposed Merger with GETCO, an unfavorable outcome in one or more of these matters could have a material adverse effect on our financial condition or ongoing operations. In addition, the Company expects to incur additional expenses in defending against litigation and in connection with investigations.

Legal

On August 17, 2012, the Company was named as a defendant in an action entitled Osgood v. Knight Capital Group, Inc. in the U.S. District Court for the Western District of Tennessee. Generally, this putative class action complaint alleged that Knight failed to disclose both its intention to install a new algorithm and the risks associated with such an algorithm. The plaintiff asserted claims under Section 10(b) and Rule 10b-5 of the federal securities laws and Tennessee statutes and common law, claiming that he and a class of Company stockholders who purchased the Company’s Class A common stock between February 29, 2012 and August 1, 2012, paid an inflated price. On December 20, 2012, plaintiff voluntarily dismissed the Osgood action in favor of the Fernandez action, described below.

On October 26, 2012, the Company, its Chairman and Chief Executive Officer, Thomas M. Joyce, and its Executive Vice President, Chief Operating Officer and Chief Financial Officer, Steven Bisgay, were named as defendants in an action entitled Fernandez v. Knight Capital Group, Inc. in the U.S. District Court for the District of New Jersey. Generally, this putative class action complaint alleges that the defendants made material misstatements and/or failed to disclose matters related to the events of August 1, 2012. The plaintiff asserts claims under Sections 10(b) and 20 and Rule 10b-5 of the federal securities laws, claiming that he and a class of the Company’s stockholders who purchased the Company’s Class A common stock between January 19, 2012 and August 1, 2012 paid an inflated price. The parties have entered into a scheduling order and expect plaintiff to file an amended complaint in March 2013.

As noted above, the Company has received several derivative demand letters requesting that it commence a lawsuit against certain directors and officers for alleged breaches of fiduciary duties, waste, wrongdoing, mismanagement and/or demanding that the Company produce certain books and records pursuant to Delaware law concerning the technology issue and the August 2012 Recapitalization.

Merger Litigation

Delaware Litigation. On December 28, 2012, a purported stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Ann Jimenez McMillan v. Thomas M. Joyce, et al., Case No. 8163-VCP. The complaint names as defendants the Company, each member of the Company’s Board of Directors (the “Individual Defendants”), GETCO, and GA-GTCO, LLC. The complaint generally alleges, among

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

other things, that the Individual Defendants violated their fiduciary duties by accepting an inadequate merger price, approving the transaction despite material conflicts of interest, and agreeing to a number of improper deal protection devices and voting agreements, which allegedly make it less likely that other bidders would make successful competing offers for Knight. The complaint also alleges that the Company, GETCO, and GA-GTCO, LLC aided and abetted these purported breaches of fiduciary duties. The relief sought includes, among other things, an injunction prohibiting consummation of the Merger, rescission of the Merger (to the extent the Merger has already been consummated), and attorneys’ fees and costs.

On December 28, 2012, a purported stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Chrislaine Dominique v. Thomas M. Joyce, et al., Case No. 8159-VCP. The complaint names as defendants the Company, the Individual Defendants, GETCO, and GA-GTCO, LLC. The complaint generally alleges, among other things, that the Individual Defendants violated their fiduciary duties by accepting an inadequate merger price, approving the transaction despite material conflicts of interest, including that they were appointed by an investor group that included GETCO, and agreeing to a number of improper deal protection devices, which allegedly make it less likely that other bidders would make successful competing offers for Knight. The complaint also alleges that the Company and GETCO aided and abetted these purported breaches of fiduciary duties. The relief sought includes, among other things, an injunction prohibiting consummation of the Merger, rescission of the Merger (to the extent the Merger has already been consummated), and attorneys’ fees and costs. On January 31, 2013, the Court of Chancery consolidated for all purposes the McMillan and Dominique actions into a single action captioned In re Knight Capital Group, Inc. Shareholder Litigation, Consolidated C.A. No. 8159-VCP.

New Jersey Litigation. On December 31, 2012, a purported stockholder class action complaint was filed in the Superior Court of New Jersey, Chancery Division of Hudson County, NJ, captioned Charles Bryan v. Knight Capital, et al., Case No. HUD-C-001-13. The complaint names as defendants the Company, the Individual Defendants, Jefferies & Company, Inc., Jefferies High Yield Trading, LLC, TD Ameritrade Holding Corp., Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI-ESC L.P., Blackstone Family Investment Partnership VI L.P., Stephens Investments Holdings LLC, Stifel Financial Corp., GETCO Strategic Investments, LLC, GETCO Holding Company LLC, and GA-GTCO, LLC. The complaint generally alleges that the Individual Defendants breached their fiduciary duties by accepting an inadequate merger price, agreeing to a number of improper deal protection devices and voting agreements, which allegedly make it less likely that other bidders would make successful competing offers for Knight and approving the transaction despite material conflicts of interest, including that they were appointed by an investor group that included GETCO. The complaint further alleges that the entity defendants (except for Knight and GA-GTCO, LLC) breached alleged fiduciary duties in connection with the Individual Defendants’ approval of the Merger. The complaint also alleges that GETCO and GA-GTCO, LLC aided and abetted the Individual Defendants’ purported breaches of fiduciary duty. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, rescission of the Merger (to the extent the Merger has already been consummated) and attorneys’ fees and costs.

On December 31, 2012, a purported stockholder class action complaint was filed in the Superior Court of New Jersey, Chancery Division of Hudson County, NJ, captioned James Ward v. Knight Capital, et al., Case No. HUD-C-0003-13. The complaint names as defendants the Company, the Individual Defendants, Jefferies & Company, Inc., Jefferies High Yield Trading, LLC, TD Ameritrade Holding Corp., Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI-ESC L.P., Blackstone Family Investment Partnership VI L.P., Stephens Investments Holdings LLC, Stifel Financial Corp., GETCO Strategic Investments, LLC, GETCO Holding Company LLC, and GA-GTCO, LLC. The complaint generally alleges that the Individual Defendants breached their fiduciary duties by accepting an inadequate merger price, agreeing to a number of improper deal protection devices and voting agreements, which allegedly make it less likely that other bidders would make successful competing offers for Knight and approving the transaction despite material conflicts of interest, including that they were appointed by an investor group that included GETCO. The complaint further alleges that the entity

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

defendants (except for Knight and GA-GTCO, LLC) breached alleged fiduciary duties in connection with the Individual Defendants’ approval of the Merger. The complaint also alleges that GETCO and GA-GTCO, LLC aided and abetted the Individual Defendants’ purported breaches of fiduciary duty. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, rescission of the Merger (to the extent the Merger has already been consummated), and attorneys’ fees and costs.

New York Litigation. On January 15, 2013, the Company, the Individual Defendants, GETCO Holding Company LLC, GA-GTCO, LLC and General Atlantic were named as defendants in an action entitled Joel Rosenfeld v. Thomas M. Joyce, et al., Case No. 6540147/2013, in the Supreme Court of the State of New York (New York County). The plaintiff, Joel Rosenfeld, is one of the shareholders mentioned above who previously sent the Company a derivative demand letter. Generally, this complaint asserts both derivative and class action claims. First, it purports to assert derivative claims, which allege, among other things, that the seven Knight directors who were serving as of August 1, 2012 breached their fiduciary duties and wasted corporate assets by failing to erect and oversee effective safeguards to prevent against trading incidents, such as the one that occurred on August 1, 2012, for which Knight incurred a realized pre-tax loss of approximately $457.6 million. Second, it asserts putative class action claims resulting from the proposed Merger for (1) breach of fiduciary duty against the Individual Defendants; and (2) aiding and abetting the purported breach of fiduciary duty against GETCO, GA-GTCO, LLC, and General Atlantic. In particular, the complaint generally alleges that the Individual Defendants breached their fiduciary duties by approving the Merger at an inadequate price, agreeing to a number of improper deal protection devices and voting agreements, which allegedly make it less likely that other bidders would make successful competing offers for Knight, and that certain of Knight’s directors have conflicts of interest in connection with the transaction, including that certain directors sought to enter into the transaction to avoid potential liability relating to the derivative claims asserted in the complaint. Plaintiff seeks, among other things, to enjoin the proposed Merger, rescission of the proposed Merger (to the extent it has already been consummated), and attorneys’ fees. With respect to the derivative claims, Plaintiff seeks, among other things, an order requiring Knight directors who were serving as of August 1, 2012 to pay restitution and/or compensatory damages in favor of Knight and/or the proposed class of Knight shareholders.

Regulatory

Subsequent to the August 1, 2012 technology issue, the SEC and other regulators commenced on-site examinations of KCA’s capital and liquidity condition. Those onsite examinations have concluded. Further, on or about August 9, 2012, the SEC began an examination of KCA’s compliance with SEC Rule 15c3-5 (the “Market Access Rule”) and other rules and regulations as they relate to the August 1, 2012 technology issue. The SEC issued a formal order of investigation concerning the Company and KCA on August 29, 2012. The investigation is ongoing and the Company is cooperating with the regulators. The Company is engaged in preliminary discussions with the SEC staff concerning a possible resolution of the investigation. The Company currently believes that any financial penalty in connection with a possible resolution of the SEC investigation would not have a material adverse effect on the consolidated long-term financial condition of the Company, although any financial penalty could be material to operating results for a particular period, depending, in part, upon operating results for that period.

Other Legal and Regulatory Matters

The Company owns subsidiaries including regulated entities that are subject to extensive oversight under federal, state and applicable international laws as well as SRO rules. Changes in market structure and the need to remain competitive require constant changes to our systems and order handling procedures. The Company makes these changes while continuously endeavoring to comply with many complex laws and rules. Compliance, surveillance and trading issues common in the securities industry are monitored by, reported to, and/or reviewed in the ordinary course of business by our regulators in the U.S. and abroad. As a major order flow execution destination and reverse mortgage originator, the Company is named from time to time in, or are asked to respond

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

to a number of regulatory matters brought by U.S. regulators, foreign regulators and SROs that arise from our business activities. The Company is currently the subject of various regulatory reviews and investigations. In some instances, these matters may rise to a disciplinary action and/or civil or administrative action.

In the second quarter of 2012, the Company recorded pre-tax trading losses of $35.4 million related to the Facebook IPO. On August 1, 2012 Nasdaq’s proposed voluntary accommodation program (the “Accommodation Program”) was published in the Federal Register by the SEC. The Accommodation Program creates a fund for voluntary accommodations for qualifying Nasdaq members disadvantaged by problems that arose during the Facebook IPO. Under the Accommodation Program as proposed by Nasdaq, the Company would recover a portion of its pre-tax trading losses. The Accommodation Program, however, remains subject to SEC approval, and there can be no assurance that it will be approved by the SEC or that the terms will not change from those proposed. As previously disclosed, there are no assurances that the Company will be able to recover all or a portion of its pre-tax trading losses relating to the Facebook IPO.

The Company leases office space under noncancelable operating leases. Certain office leases contain fixed dollar-based escalation clauses. Rental expense under the office leases was $14.3 million, $14.5 million and $13.9 million for the years ended December 31, 2012, 2011 and 2010, respectively, and is included in Occupancy and equipment rentals on the Consolidated Statements of Operations.

The Company leases certain computer and other equipment under noncancelable operating leases and has entered into guaranteed employment contracts with certain employees. As of December 31, 2012, future minimum rental commitments under all noncancelable office, computer and equipment leases (“Gross Lease Obligations”), Sublease Income and guaranteed employment contracts longer than one year (“Other Obligations”) were as follows (in thousands):

Lease & Contract Obligations

	GROSS LEASE OBLIGATIONS	SUBLEASE INCOME	NET LEASE OBLIGATIONS	OTHER OBLIGATIONS
Year ending December 31, 2013	$22,565	$2,037	$20,528	$12,526
Year ending December 31, 2014	21,563	1,485	20,078	—
Year ending December 31, 2015	20,759	1,300	19,459	—
Year ending December 31, 2016	20,352	1,333	19,019	—
Year ending December 31, 2017	20,178	1,412	18,766	—
Thereafter through August 31, 2023	79,040	194	78,846	—

	$184,457	$7,761	$176,696	$12,526

During the normal course of business, the Company collateralizes certain leases or other contractual obligations through letters of credit or segregated funds held in escrow accounts. At December 31, 2012, the Company did not have any contractual obligations through letters of credit or segregated funds held in escrow accounts. As of December 31, 2011, the Company had provided a letter of credit for $1.0 million, collateralized by U.S. Treasury Bills, as a guarantee for one of the Company’s lease obligations. In the ordinary course of business, Knight Capital Group, Inc. also has provided, and may provide in the future, unsecured guarantees with respect to the payment obligations of certain of its subsidiaries under trading, repurchase, financing and stock loan arrangements, as well as under certain leases.

The Company has floating rate HECMs which the borrowers have additional borrowing capacity of approximately $478.1 million and $185.7 million as of December 31, 2012 and 2011, respectively. This additional borrowing capacity is primarily in the form of undrawn lines of credit, with the balance generally available on a scheduled payments basis.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

During the normal course of business, the Company may enter into futures contracts. These financial instruments are subject to varying degrees of risks whereby the fair value of the securities underlying the financial instruments, may be in excess of, or less than, the contract amount. The Company is obligated to post collateral against certain futures contracts.

The following tables summarize the Company’s futures contract activity from continuing operations (in thousands):

	STATEMENTS OF FINANCIAL	FAIR VALUE OF ASSET OR (LIABILITY)
FUTURES CONTRACTS	CONDITION LOCATION	AS OF DECEMBER 31,
		2012	2011
Notional Value	Not Applicable	$(172,302)	$(18,196)

Fair Value	(Payable to) Receivable from brokers, dealers and clearing organizations	$(1,921)	$777

		GAIN (LOSS) RECOGNIZED
	STATEMENTS OF OPERATIONS LOCATION	FOR THE YEAR ENDED DECEMBER 31,
FUTURES CONTRACTS		2012	2011	2010
Unrealized gain (loss)	Net trading revenue	$23,138	$44,258	$(63,110)

23.	Net capital requirements

At the beginning of the third quarter of 2012, the Company merged both of its domestic broker-dealers into one broker-dealer, KCA. As a U.S. registered broker-dealer, KCA is subject to the SEC’s Uniform Net Capital Rule, which requires the maintenance of minimum net capital. In 2012, KCA was in compliance with its capital adequacy requirements.

The following table sets forth the net capital levels and requirements for the Company’s U.S. registered broker-dealer subsidiary at December 31, 2012 as filed in its respective regulatory filings (in thousands):

ENTITY	NET CAPITAL	NET CAPITAL REQUIREMENT	EXCESS NET CAPITAL
Knight Capital Americas LLC	$312,005	$20,794	$291,211

The Company’s foreign registered broker-dealers are subject to certain financial resource requirements of either the FSA or the SFC. The following table sets forth the financial resource requirement for the following significant foreign regulated broker-dealer at December 31, 2012 (in thousands):

ENTITY	FINANCIAL RESOURCES	RESOURCE REQUIREMENT	EXCESS FINANCIAL RESOURCES
Knight Capital Europe Limited	$124,329	$37,567	$86,762

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Urban must maintain minimum net worth and capitalization levels in accordance with various investor and insurer standards. In 2012, Urban was in compliance with the minimum net worth and capitalization requirements of Government National Mortgage Association (“GNMA”) and the Federal Housing Authority (“FHA”), Urban’s primary oversight authorities in this regard.

24.	Financial instruments with off-balance sheet risk and concentrations of credit risk

As a market maker of equities and options, the majority of the Company’s securities transactions are conducted as principal or riskless principal with broker-dealers and institutional counterparties primarily located in the United States. The Company self-clears substantially all of its U.S. equity and option securities transactions. The Company clears a portion of its securities transactions through third party clearing brokers. Foreign transactions are settled pursuant to global custody and clearing agreements with major U.S. banks. Substantially all of the Company’s credit exposures are concentrated with its clearing brokers, broker-dealer and institutional counterparties. The Company’s policy is to monitor the credit standing of counterparties with which it conducts business.

Upon the acquisition of the futures business of Penson in June 2012 (see Footnote 25 “Acquisition”), the Company began providing execution, clearing and custody services in futures contracts and options on futures contracts to facilitate customer transactions on major U.S. and European futures and options exchanges. Customer activities may expose the Company to off-balance sheet risk in the event the customer is unable to fulfill its contracted obligation as the Company guarantees the performance of its customers to the respective clearing houses or other brokers. In accordance with regulatory requirements and market practice, the Company requires its customers to meet, at a minimum, the margin requirements established by each of the exchanges at which contracts are traded. Margin is a good faith deposit from the customer that reduces risk to the Company of failure by the customer to fulfill obligations under these contracts. The Company establishes customer credit limits and monitors required margin levels on a daily basis and, pursuant to such guidelines, require customers to deposit additional collateral, or to reduce positions, when necessary. Further, the Company seeks to reduce credit risk by entering into netting agreements with customers, which permit receivables and payables with such customers to be offset in the event of a customer default. Management believes that the margin deposits and collateral held at December 31, 2012 were adequate to minimize the risk of material loss that could be created by positions held at that time.

In the normal course of its operations, the Company enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company believes the risk of significant loss is minimal.

Financial instruments sold, not yet purchased, at fair value represent obligations to purchase such securities (or underlying securities) at a future date. The Company may incur a loss if the market value of the securities subsequently increases.

The Company currently has no loans outstanding to any former or current executive officer or director.

25.	Acquisition

Penson Futures

On June 1, 2012, the Company completed the acquisition of certain assets and assumption of certain liabilities of Penson Futures, the futures division of Penson for $5.0 million in cash and a potential earn-out based on future performance of $3.7 million. During the fourth quarter of 2012, the fair value of the earn-out was subsequently adjusted downward to $3.5 million and a $0.2 million benefit to Other expense was recorded in the Company’s Consolidated Statements of Operations.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Goodwill and intangible assets recognized was $5.9 million. All of the goodwill from this transaction is expected to be deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in thousands):

Cash	$5,000
Fair value of earn-out	3,700

Recorded purchase price	$8,700

Cash	$1,732
Segregated cash and securities	120,641
Receivable from brokers, dealers and clearing organizations	360,493
Goodwill	2,417
Intangible assets	3,500
Other assets	4,695
Payable to customers	(472,162)
Accrued expenses and other liabilities	(12,616)

Purchase of business	$8,700

Assuming this transaction had been made at the beginning of any period presented, the consolidated pro forma results would not be materially different from reported results.

26.	Business segments

In the first quarter of 2013, the Company changed its operating segments from four operating segments: (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other to three operating segments: (i) Market Making; (ii) Global Execution Services; and (iii) Corporate and Other. This change was made to better reflect the Company’s client offerings, changes in senior management, the combination of the institutional equities sales teams and how the businesses are managed.

The Market Making segment principally consists of market making in global equities and listed domestic options. Market Making primarily includes client, and to a lesser extent, non-client electronic market making and cash trading activities in which the Company operates as a market maker in equity securities. Market Making also includes the Company’s option market making business which trades on substantially all domestic electronic exchanges.

The Global Execution Services segment offers access via its electronic agency-based platforms to markets and self-directed trading in equities, options, fixed income, foreign exchange and futures. In contrast to Market Making segment, Global Execution Services segment generally does not act as a principal to transactions that are executed within this segment however, it will commit capital on behalf of clients, as needed, and generally earns commissions for acting as agent between the principals to the trade. Global Execution Services includes equity (including ETFs) sales and trading, reverse mortgage origination and securitization and asset management. This segment also facilitates client orders through program, block, and riskless principal trades and provides capital markets services, including equity offerings as well as private placements. The Global Execution Services segment also includes the FCM business, which comprises certain assets and liabilities that the Company acquired or assumed from the futures division of Penson Financial Services, Inc. on June 1, 2012. This business provides execution and clearing services on major U.S. and European futures and options exchanges for clients.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and other expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support Knight’s other segments such as self-clearing services, including stock lending, and other support and overhead.

The Company’s revenues, income (loss) from continuing operations before income taxes (“Pre-tax earnings”) and total assets by segment are summarized in the following table (in thousands):

	MARKET MAKING	GLOBAL EXECUTION SERVICES	CORPORATE AND OTHER	CONSOLIDATED TOTAL
For the year ended December 31, 2012:
Revenues	$60,940	$495,331	$33,980	$590,251
Pre-tax earnings	(368,477)	29,480	(73,893)	(412,890)

Total assets	1,708,617	5,786,687	1,833,633	9,328,938

For the year ended December 31, 2011:
Revenues	$704,471	$524,617	$19,079	$1,248,167
Pre-tax earnings	256,080	32,874	(74,128)	214,826

Total assets	2,103,887	3,063,579	1,671,695	6,839,161

For the year ended December 31, 2010:
Revenues	$549,128	$413,525	$2,728	$965,381
Pre-tax earnings	209,868	44,284	(77,439)	176,713

Total assets	1,801,002	1,692,084	767,483	4,260,570

Included in Market Making revenues for the year ended December 31, 2012 is a trading loss of $457.6 million related to the August 1, 2012 technology issue.

Included in Pre-tax earnings for the year ended December 31, 2012 is a writedown of assets of $28.7 million which includes $11.9 million for Market Making and $16.8 million for Global Execution Services. Additionally, the Corporate and Other segment includes $11.2 million in professional fees related to the August 1, 2012 technology issue and the announced Merger.

Included in revenues for the year ended December 31, 2012 is a Facebook IPO trading loss of $35.4 million which includes $26.0 million for Market Making and $9.4 million for Global Execution Services.

Included in revenues for the year ended December 31, 2012 in the Corporate and Other segment is a writedown of a strategic investment of $11.4 million as well as a gain on a strategic investment of $10.0 million.

Included in Pre-tax earnings for the year ended December 31, 2011 is a Restructuring charge of $24.2 million which includes $0.5 million for Market Making, $19.8 million for Global Execution Services and $3.8 million for Corporate and Other.

Included in Pre-tax earnings for the year ended December 31, 2010 is a Restructuring charge of $3.8 million which includes $1.6 million for Market Making, $1.5 million for Global Execution Services and $0.7 million for Corporate and Other.

Excluded from total revenues for the year ended 2010 are fees of $2.9 million recorded within Loss from discontinued operations, net of tax resulting from the Company acting as joint lead manager in its Note offering (see Footnote 13 “Long-Term Debt”). An offsetting elimination was included in Corporate and Other revenues to eliminate this fee for consolidation purposes.

Knight Capital Group, Inc.

Notes to Consolidated Financial Statements

Total Assets do not include Assets of business held for sale of $449.5 million, $313.8 million and $409.6 million at December 31, 2012, 2011 and 2010, respectively.

Prior year amounts have been recast to conform with current year segment presentation.

The Company operates in the U.S. and internationally, primarily in Europe and Asia. The following table presents Revenues by geographic area (in thousands):

	U.S.	INTERNATIONAL	CONSOLIDATED TOTAL
For the year ended December 31, 2012:
Revenues	$529,143	$61,108	$590,251

For the year ended December 31, 2011:
Revenues	$1,165,867	$82,300	$1,248,167

For the year ended December 31, 2010:
Revenues	$896,051	$69,330	$965,381

27.	Condensed Financial Statements of Knight Capital Group, Inc. (parent only)

Presented below are the Condensed Statements of Financial Condition, Operations and Cash Flows for the Company on an unconsolidated basis.

Statements of Financial Condition

Knight Capital Group, Inc. (parent only)

	DECEMBER 31,
	2012	2011
	(in thousands)
Assets
Cash and cash equivalents	$320,979	$233,915
Financial instruments owned, at fair value	237	24,802
Receivable from subsidiaries	56,360	119,172
Investments in subsidiaries, equity method	1,334,092	1,454,694
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	150	216
Investments	52,075	52,102
Intangible assets, less accumulated amortization	11,422	12,933
Income taxes receivable	152,637	1,636
Other assets	58,756	64,962

Total assets	$1,986,708	$1,964,432

Liabilities, convertible preferred stock & equity
Liabilities
Financial instruments sold, not yet purchased, at fair value	$5,505	$17,532
Accrued compensation expense	33,152	37,451
Payable to subsidiaries	—	—
Accrued expenses and other liabilities	76,758	23,086
Long term debt	388,753	424,338

Total liabilities	504,168	502,407
Convertible preferred stock	229,857	—
Total equity	1,252,683	1,462,025

Total liabilities, convertible preferred stock & equity	$1,986,708	$1,964,432

Statements of Operations

Knight Capital Group, Inc. (parent only)

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
	(in thousands)
Revenues
Investment (loss) income and other, net	$(8,640)	$2,259	$(9,163)

Total revenues	(8,640)	2,259	(9,163)

Expenses
Employee compensation and benefits	26,556	30,105	27,799
Interest expense	30,374	27,908	20,476
Professional fees	17,505	6,605	7,536
Business development	1,791	2,107	2,802
Other	9,616	8,917	8,029

Total expenses	85,842	75,641	66,642

Loss before income taxes and equity in earnings of subsidiaries	(94,482)	(73,382)	(75,805)
Income tax benefit	(34,826)	(28,808)	(30,342)

Loss before equity in earnings of subsidiaries	(59,656)	(44,574)	(45,463)
Equity in earnings of subsidiaries	(287,411)	159,811	137,101

Net (loss) income	$(347,067)	$115,237	$91,638

The accompanying notes are an integral part of these condensed financial statements.

Statements of Cash Flows

Knight Capital Group, Inc. (parent only)

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011	2010
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(347,067)	$115,237	$91,638
Adjustments to reconcile income from continuing operations, net of tax to net cash used in operating activities
Equity in earnings of subsidiaries	287,411	(159,811)	(137,101)
Stock-based compensation	4,386	6,126	12,099
Debt discount accretion and other debt related expenses	17,457	15,189	11,453
Depreciation and amortization	1,614	1,652	2,170
Unrealized loss on investments	14,179	3,433	12,348
Writedown of assets and lease loss accrual	418	945	—
Decrease (increase) in operating assets
Financial instruments owned, at fair value	7,270	626	(4,397)
Receivable from brokers and dealers	(5,900)	—	—
Receivable from subsidiaries	62,813	(119,172)	—
Income taxes receivable	(151,001)	(26,911)	30,900
Other assets	9,063	56,508	(50,327)
(Decrease) increase in operating liabilities
Financial instruments sold, not yet purchased, at fair value	5,269	—	—
Payable to subsidiaries	—	(10,150)	(18,867)
Accrued compensation expense	(4,299)	8,623	(34,147)
Accrued expenses and other liabilities	2,089	5,263	11,507

Net cash used in operating activities	(96,298)	(102,442)	(72,724)

Cash flows from investing activities
Distributions from investments	13,639	4,477	37,558
Purchases of investments	(27,790)	(24,641)	(7,997)
Purchases of fixed assets and leasehold improvements	(53)	(7)	(1,035)
Dividends received from subsidiaries	113,091	202,294	118,085
Capital contributions to subsidiaries	(231,783)	(22,334)	(196,337)

Net cash (used in) provided by investing activities	(132,896)	159,789	(49,726)

Cash flows from financing activities
Proceeds of convertible preferred stock offering, net of issuance costs of $40,519	359,480	—	—
Proceeds from term credit agreement	—	97,838	—
Proceeds from issuance of cash convertible notes	—	—	363,808
Repayment of credit facility	—	—	(140,000)
Purchase of call options	—	—	(73,750)
Proceeds from issuance of warrants	—	—	15,000
Stock options exercised	1,140	1,000	5,784
Income tax (provision) benefit related to stock-based compensation	(6,154)	(6,449)	(2,760)
Cost of common stock repurchased	(35,832)	(58,553)	(60,090)
Payment of dividend related to convertible preferred shares	(1,051)	—	—

Net cash provided by financing activities	317,583	33,836	107,992

Effect of exchange rate changes on cash and cash equivalents	(1,325)	(508)	(265)

Increase (decrease) in cash and cash equivalents	87,064	91,183	(14,458)
Cash and cash equivalents at beginning of period	233,915	143,240	157,963

Cash and cash equivalents at end of period	$320,979	$233,915	$143,240

Supplemental disclosure of cash flow information:
Cash paid for interest	$15,479	$14,552	$16,648

Cash paid for income taxes	$44,975	$62,116	$59,384

The accompanying notes are an integral part of these condensed financial statements.

Notes to Condensed Financial Statements

Knight Capital Group, Inc. (parent only)

A. General

The condensed financial statements of Knight Capital Group, Inc. (parent only; the “Parent Company”) should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto.

B. Income taxes

As stated in Footnote 17, “Income Taxes”, the Company and its subsidiaries file a consolidated federal income tax return as well as combined state income tax returns in certain jurisdictions. In other jurisdictions, the Company and its subsidiaries file separate income tax returns. As such, both federal and state income taxes attributable to subsidiaries are accrued at the subsidiary level and are therefore, included in Equity in earnings of subsidiaries on the Condensed Financial Statements. Income tax (benefit) expense included on the Parent Company’s Condensed Statements of Operations represents only the income taxes attributable to the Parent Company.

28.	Subsequent Events

Corporate restructuring

On January 30, 2013, the Company completed a corporate restructuring designed to lower operating expenses and improve financial performance. As part of the restructuring, the Company will reduce its worldwide workforce by approximately 5%. The restructuring was undertaken in an effort to combine the Company’s voice and electronic sales teams and as a result of the winding-down of the Company’s correspondent clearing initiative. Employees directly affected by the workforce reduction have received notification and will be provided with severance payments and specified benefits.

In connection with the restructuring, the Company expects that it will incur during the first quarter of 2013 a total estimated pre-tax charge between $9.0 million and $11.0 million (across all its operating segments), broken down as follows:

•	Employee severance and other employee benefit costs between $8.0 million and $10.0 million;

•	Capitalized software writedown of approximately $1.0 million.

Of the above amount, it is expected that cash expenditures will be between $4.0 million and $5.0 million. Although the Company believes that these estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

The Company expects that there will be additional costs related to the winding-down of its correspondent clearing initiative but such costs cannot be determined at this time.

PART IV

Item 15.	Exhibits and Financial Statement Schedules